Exhibit 10.1

Execution Version

CUSIP : 05332NAF4

CREDIT AND GUARANTEE AGREEMENT

dated as of

December 15, 2010,

among

AUTOTRADER.COM, INC.,

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

Goldman Sachs Bank USA and SunTrust Bank,

as Co-Syndication Agents,

and

JPMorgan Chase Bank, N.A. and UBS Securities LLC,

as Co-Documentation Agents,

and

WELLS FARGO SECURITIES, LLC

and

Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc., Fifth Third Bank,

J.P. Morgan Securities LLC and UBS Securities LLC

as Joint Arrangers and Joint Bookrunners

$950,000,000 Senior Secured Credit Facilities

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4.6.	Binding Obligation	98
4.7.	Historical Financial Statements; Pro Forma Financial Statements	98
4.8.	Projections	98
4.9.	No Material Adverse Effect	98
4.10.	Adverse Proceedings	98
4.11.	Payment of Taxes	98
4.12.	Properties	99
4.13.	Environmental Matters	99
4.14.	No Defaults	99
4.15.	Governmental Regulation	99
4.16.	Margin Stock	100
4.17.	Employee Matters	100
4.18.	Employee Benefit Plans	100
4.19.	Solvency	101
4.20.	Compliance with Laws	101
4.21.	Disclosure	101
4.22.	Cox Intercompany Agreements	101
4.23.	Collateral Matters	101
4.24.	Insurance	102
4.25.	PATRIOT Act	102

SECTION 5. AFFIRMATIVE COVENANTS		102
5.1.	Financial Statements and Other Reports	102
5.2.	Existence	106
5.3.	Payment of Taxes and Claims	107
5.4.	Maintenance of Properties	107
5.5.	Insurance	107
5.6.	Books and Records; Inspections	107
5.7.	Compliance with Laws	108
5.8.	Additional Subsidiaries	108
5.9.	Additional Collateral	108
5.10.	Further Assurances	108
5.11.	Maintenance of Ratings	108

SECTION 6. NEGATIVE COVENANTS		109
6.1.	Indebtedness	109
6.2.	Liens	112
6.3.	No Further Negative Pledges	115
6.4.	Restricted Payments; Certain Payments of Indebtedness	116
6.5.	Restrictions on Subsidiary Distributions	119
6.6.	Investments	120
6.7.	Financial Covenants	124
6.8.	Fundamental Changes; Disposition of Assets	124
6.9.	Sale/Leasebacks	127
6.10.	Transactions with Affiliates	127
6.11.	Conduct of Business	128

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6.12.	The IP Subsidiary	128
6.13.	Amendments of Organizational Documents and Certain Agreements	129
6.14.	Fiscal Year	129

SECTION 7. OBLIGATIONS GUARANTEE		129
7.1.	Guarantee of the Obligations	129
7.2.	Contribution by Guarantor Subsidiaries	129
7.3.	Payment by Guarantor Subsidiaries	130
7.4.	Liability of Guarantor Subsidiaries Absolute	130
7.5.	Waivers by Guarantor Subsidiaries	132
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	133
7.7.	Continuing Guarantee	133
7.8.	Authority of the Guarantor Subsidiaries or the Borrower	134
7.9.	Financial Condition of the Borrower	134
7.10.	Bankruptcy, Etc	134
7.11.	Discharge of Guarantor Subsidiary upon Disposition	135

SECTION 8. EVENTS OF DEFAULT		135
8.1.	Events of Default	135

SECTION 9. AGENTS		139
9.1.	Appointment of Agents	139
9.2.	Powers and Duties	139
9.3.	General Immunity	139
9.4.	Agents Entitled to Act as Lender	141
9.5.	Lenders’ Representations, Warranties and Acknowledgments	141
9.6.	Right to Indemnity	142
9.7.	Resignation of the Administrative Agent and the Collateral Agent	143
9.8.	Collateral Documents and Subsidiary Guarantee	144
9.9.	Withholding Taxes	145
9.10.	Absence of Fiduciary Relationship; Affiliates	146

SECTION 10. MISCELLANEOUS		148
10.1.	Notices	148
10.2.	Expenses	150
10.3.	Indemnity	150
10.4.	Set-Off	151
10.5.	Amendments and Waivers	152
10.6.	Successors and Assigns; Participations	156
10.7.	Independence of Covenants	161
10.8.	Survival of Representations, Warranties and Agreements	161
10.9.	No Waiver; Remedies Cumulative	162
10.10.	Marshalling; Payments Set Aside	162
10.11.	Severability	162
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	162

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10.13.	Headings	163
10.14.	APPLICABLE LAW	163
10.15.	CONSENT TO JURISDICTION	163
10.16.	WAIVER OF JURY TRIAL	163
10.17.	Confidentiality	164
10.18.	Usury Savings Clause	165
10.19.	Counterparts	166
10.20.	Effectiveness; Entire Agreement	166
10.21.	PATRIOT Act	166
10.22.	Electronic Execution of Assignments	166
10.23.	No Fiduciary Duty	166

SCHEDULES:

1.1	Pre-closing Acquisitions and Investments
2.1	Commitments
4.2	Equity Interests and Ownership
4.22	Cox Intercompany Agreements
4.24	Insurance
6.1	Indebtedness
6.2	Liens
6.3	Negative Pledges
6.4	Restricted Payments
6.5	Restrictions on Subsidiary Distributions
6.6	Investments
6.8	Dispositions of Assets
6.10	Affiliate Transactions
10.1	Notices

EXHIBITS:

A	Assignment Agreement
B	United States Tax Compliance Certificate
C	Closing Date Certificate
D	Compliance Certificate
E	Conversion/Continuation Notice
F	Counterpart Agreement
G	Funding Notice
H	Intercompany Note
I	Issuance Notice
J	Pledge and Security Agreement
K	Solvency Certificate
L	Note
M	Subordination Terms

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CREDIT AND GUARANTEE AGREEMENT dated as of December 15, 2010, among AUTOTRADER.COM, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantor Subsidiaries, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as Administrative Agent and as Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents (in such capacity, the “Syndication Agents”), and WELLS FARGO SECURITIES, LLC (“Wells Fargo Securities”), GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers.

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the meanings set forth for such terms in Section 1.1;

WHEREAS, Lenders have agreed to extend credit facilities to the Borrower in an aggregate principal amount of $950,000,000, consisting of Tranche A Term Loans in an aggregate principal amount of $250,000,000, Tranche B Term Loans in an aggregate principal amount of $500,000,000 and Revolving Commitments in an aggregate initial amount of $200,000,000;

WHEREAS, the Borrower has agreed to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets, including a pledge of all of the Equity Interests directly held by it in its Domestic Subsidiaries and in its Foreign Subsidiaries (limited to 65% of the voting Equity Interests in such Foreign Subsidiaries); and

WHEREAS, the Guarantor Subsidiaries have agreed to Guarantee the Obligations and to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests directly held by them in their respective Domestic Subsidiaries and the Equity Interests directly held by them in their respective Foreign Subsidiaries (limited to 65% of the voting Equity Interests in such Foreign Subsidiaries).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accrual Method Interest Expense Items” means any interest, financing fees or other financing costs in the form of OID, upfront fees, participation fees or similar fees, however denominated, payable in connection with any issuance or incurrence of Indebtedness (other than Indebtedness hereunder incurred on the Closing Date or “Loans” (as defined in the Existing Credit

Agreement) issued under the Existing Credit Agreement) to any lender, purchaser or other provider, holder or participant of or in such Indebtedness.

“Acquired Companies” means Kelley Blue Book Co., Inc., a California corporation, and APJ Holdings, Inc., a Nevada corporation.

“Acquisition Consideration” means, with respect to any acquisition, the purchase consideration for such acquisition and all other payments by the Borrower or any of its Subsidiaries to the seller or sellers, or any Affiliates thereof, in exchange for, or as part of, such acquisition, whether paid in Cash or by exchange of Equity Interests or of other properties and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Persons or assets acquired, but excluding any bona fide payments for interim or transition services and any payments for future goods or services.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Wells Fargo Bank for deposits (for delivery on the first day of such Interest Period) in Dollars in same day funds of $5,000,000 with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time be less than 1.50% per annum.

“Adjusted Pro Rata Share” means, with respect to any Revolving Lender, at any time, the percentage obtained by dividing (a) the Revolving Commitment of such Lender at such time by (b) the aggregate Revolving Commitments of all the Lenders (excluding the Revolving Commitment of any Defaulting Lender) at such time. If the Revolving Commitments have terminated or expired, the Adjusted Pro Rata Share shall be determined based upon the Revolving Exposure then in effect, giving effect to any assignments.

“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened in writing against the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Lender” means any Person that is an Affiliate of the Borrower or any Subsidiary, other than (a) any Borrower Parent Company, the Borrower or any of their respective Subsidiaries and (b) any Affiliate of the Borrower that is Controlled by the Borrower.

“Affiliated Lender Limitation” means the requirement that the aggregate amount of the Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure held or beneficially owned by all the Affiliated Lenders shall not at any time exceed 20.0% of the aggregate amount of the Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of all the Lenders at such time.

“Agent” means the Administrative Agent, the Collateral Agent or either Syndication Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guarantee Agreement dated as of December 15, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means Canadian Dollars and any other currency other than Dollars that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that at the time of the issuance of any Letter of Credit denominated in a currency other than Canadian Dollars, such other currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Bank in respect of such Letter of Credit.

“Applicable Margin” means, for any day, (a) with respect to the Tranche B Term Loans, 2.25% per annum in the case of a Base Rate Loan and 3.25% per annum in the case of a Eurodollar Rate Loan, (b) with respect to any Base Rate Loan or Eurodollar Rate Loan that is a Revolving Loan or a Tranche A Term Loan, the applicable rate per annum set forth below under the caption “Applicable Margin for Eurodollar Rate Loans” or “Applicable Margin for Base Rate Loans”, as the case may be, based upon the Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.1(a) or 5.1(b), provided that, for purposes of this clause (b), until the date of the delivery of the consolidated financial statements pursuant to Section 5.1(b) as of and for the first Fiscal Quarter ending after the Closing Date, the Applicable Margin shall be 2.00% per annum in the case of a Base Rate Loan and 3.00% per annum in the case of a Eurodollar Rate Loan, and (c) with respect to Incremental Term Loans of any Series, the rate per annum specified in the Incremental Facility Agreement establishing Incremental Term Loan Commitments of such Series.

Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
>4.00:1.00	3.25%	2.25%
<4.00:1.00 >3.50:1.00	3.00%	2.00%
<3.50:1.00 >3.00:1.00	2.75%	1.75%
<3.00:1.00 >2.50:1.00	2.25%	1.25%
<2.50:1.00	2.00%	1.00%

No change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. If the Borrower has not delivered to the Administrative Agent the applicable information as and when required pursuant to Section 5.1(c), the Applicable Margin shall be determined, during the period commencing on and including the day of the occurrence of a Default resulting therefrom until the delivery thereof, as if the Leverage Ratio were in excess of 4.00:1.00. In the event that any financial statements or Compliance Certificate delivered pursuant to Section 5.1 shall prove (at a time when this Agreement is in effect and any Loans are outstanding) to have been inaccurate, and such inaccuracy, if corrected, would have resulted in the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (a) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period and (b) shall pay to the Administrative Agent, for distribution to the Lenders of any Class, as additional interest compensation, an amount equal to the accrued interest that should have been paid on Loans of such Class during such period but were not paid as a result of such inaccuracy. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.9 or 8.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by the Administrative Agent with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by the Administrative Agent with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the Administrative Agent. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Commitment Fee Percentage” means, for any day, the applicable rate per annum set forth below under the caption “Applicable Revolving Commitment Fee Percentage” based upon the Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.1(a) or 5.1(b), provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.1(b) as of and for the first Fiscal Quarter ending after the Closing Date, the Applicable Revolving Commitment Fee Percentage shall be 0.500%.

Leverage Ratio	Applicable Revolving Commitment Fee Percentage
>2.75:1.00	0.500% per annum
<2.75:1.00	0.375% per annum

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, the Lenders or any Issuing Bank by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means Wells Fargo Securities, Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, J.P. Morgan Securities LLC and UBS Securities LLC, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities established hereunder.

“Asset Sale” means any sale, transfer, lease or other disposition of assets made in reliance on Section 6.8(a)(ix), 6.8(a)(x), 6.8(a)(xvii) or 6.8(a)(xviii), other than any such disposition

(or series of related dispositions) resulting in aggregate Net Proceeds not exceeding $5,000,000.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer or other officer with equivalent duties, treasurer or secretary of such Person; provided that, when such term is used in reference to a certificate or other document executed by, or a certification of, an Authorized Officer, such Person shall have delivered to the Administrative Agent an incumbency certificate executed by the secretary or assistant secretary of such Person as to the authority of such individual.

“Available Basket Amount” means, as of any date, (a) $25,000,000, plus, (b) if the Leverage Ratio on such date is less than 3.50:1.00, the sum, for all such Fiscal Years commencing with the Fiscal Year ending December 31, 2011, of 50% of the Consolidated Excess Cash Flow for any Fiscal Year of the Borrower for which the financial statements required by Section 5.1(b) shall have been delivered, minus (c) the portion of the Available Basket Amount previously utilized pursuant Sections 6.4(b)(vi), 6.6(a)(iii), 6.6(a)(x) and 6.6(a)(xix).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Base Rate shall at no time be less than 2.50% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrower Parent Company” means any Person of which the Borrower is a direct or indirect wholly-owned Subsidiary.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that (a) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market and (b) with respect to all notices, determinations, fundings and payments in connection with a Letter of Credit denominated in an Alternative Currency, such day is also a day for trading by and between banks in deposits denominated in such Alternative Currency in the London interbank market.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following:

(a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within two years after such date;

(b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) commercial paper maturing no more than nine months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(d) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Revolving Lender or by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(e) marketable short-term money market and similar securities having a rating of at least A-2 from S&P or at least P-2 from Moody’s and in each case maturing within one year after the date of creation thereof;

(f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (e) above or clause (g) below, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s;

(g) repurchase obligations for underlying securities of the types described in clauses (a), (b) or (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above; and

(h) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Change of Control” means (a) prior to an IPO, the failure by (i) Cox Enterprises and its Subsidiaries to own, directly or indirectly, Equity Interests in the Borrower representing at least 25% of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower or (ii) the Permitted Holders to own, directly or indirectly, Equity Interests in the Borrower representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, (i) the failure by the Permitted Holders to own, directly or indirectly, Equity Interests in the Borrower representing at least 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (ii) the Borrower shall become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition of ownership, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in the Borrower representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower than the percentage of such aggregate ordinary voting power owned, directly or indirectly, by the Permitted Holders (it being agreed that, for purposes of this clause (b)(ii), (A) if any Permitted Holder shall be a member of any such group, neither such group nor any member thereof shall be attributed, solely as a result of such Permitted Holder being a member of such group, beneficial ownership of any Equity Interests in the Borrower that are owned directly or indirectly by the Permitted Holders and (B) if any Person beneficially owns any Equity Interests in the Borrower solely as a result of owning, directly or indirectly, Equity Interests in any other Person, such Person shall not, solely as a result of so owning Equity Interests in such other Person, be deemed to own a greater percentage of the Equity Interests of any class in the Borrower than its proportionate share (based on its ownership of the Equity Interests in such other Person) of the Equity Interests of such class in the Borrower owned, directly or indirectly, by such other Person), (c) individuals who were (i) directors of the Borrower on the date hereof (or, on the date of an IPO, were directors of any Borrower Parent Company), (ii) nominated or approved for nomination by the board of directors of the Borrower (or, in the case of any Borrower Parent Company, nominated or approved for nomination after the date of an IPO by the board of directors of such Borrower Parent Company) or (iii) appointed by directors that were directors of the Borrower on the date hereof (or, in the case of any Borrower Parent Company, directors of such Borrower Parent Company on the date of an IPO) or directors nominated or approved for nomination as provided in the preceding clause (ii) ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower (or such Borrower Parent Company); or (d) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower (or any Borrower Parent Company) under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness. For purposes of clause (b) above, any Equity Interests in the Borrower owned beneficially (but not of record) by any Permitted Holder as a result of such Permitted Holder owning, beneficially and of record, Equity Interests in any Borrower Parent Company shall be deemed to be owned of record by such Permitted Holder.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche A Term Loan Commitment, a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Wells Fargo Bank, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Guarantor Subsidiary” or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) the Collateral Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received documents and opinions of the type referred to in Section 3.1(b) and, if requested by the Administrative Agent, Section 3.1(n) with respect to such Designated Subsidiary;

(d) all Equity Interests owned by any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Collateral Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests directly owned by any Credit Party in any Foreign Subsidiary or any Equity Interests in any Foreign Subsidiary that are not directly owned by any Credit Party or (ii) Equity Interests in any Person that is not a wholly-owned or a substantially wholly-owned Subsidiary of the Borrower if the Organizational Documents or any related shareholders or similar agreement of such Person prohibit such pledge without the consent of any Person (other than the Borrower or any Affiliate of the Borrower)), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement or such Foreign Pledge Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note, (ii) all Indebtedness of Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) owing to any Credit Party shall be evidenced by one or more promissory notes (collectively, the “Cox Intercompany Notes”) and (iii) all Indebtedness of any other Person in a principal amount of $1,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and, in each case, shall have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(g) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Estate Asset duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) if any Material Real Estate Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset; and

(h) with respect to each Deposit Account (other than (i) any Deposit Account the funds in which are used, in the ordinary course of business, primarily for the payment of salaries, wages and benefits, workers’ compensation taxes and similar taxes and trust funds, (ii) any Deposit Account that is a zero-balance disbursement account, (iii) any Deposit Account the funds in which consist primarily of funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary and (iv) Deposit Accounts the average monthly balance in which does not exceed $2,500,000 for all such accounts) and each securities account maintained by any Credit Party with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, any particular assets of the Credit Parties if, and for so long as the Collateral Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, the Control Agreements, the Foreign Pledge Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Borrower pursuant to Section 3.1(j).

“Commitment” means a Revolving Commitment or a Term Loan Commitment.

“Commodity Account” as defined in the Pledge and Security Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Company Material Adverse Effect” means any event, circumstance, change or effect that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), properties, results of operations, condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Company Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industry or markets in which the Acquired Companies operate (including legal and regulatory changes) that do not materially and disproportionately affect the Acquired Companies taken as a whole relative to other participants in the industry or industry sectors in which the Acquired Companies operate, (b) any change in national or international political, economic or social conditions or the securities markets, including events, circumstances, changes or effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, or acts of nature, that do not materially and disproportionately affect the Acquired Companies taken as a whole relative to other participants in the industry or industry sectors in which the Acquired Companies operate, (c) any failure, in and of itself, by the business of the Acquired Companies to meet forecasts (it being understood that the facts or circumstances giving rise to or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) changes or effects directly related to the consummation of the transactions contemplated by, or the announcement of the execution of, the Kelley Blue Book Purchase Agreement, (e) any changes in laws or accounting requirements or principles or the interpretation thereof of general applicability, (f) any existing event, occurrence or circumstance of which the Borrower had knowledge as of the date of the Kelley Blue Book Purchase Agreement, which constitutes, to the Borrower’s knowledge, a breach of a representation, warranty or covenant as of the date of the Kelley Blue Book Purchase Agreement, and (g) any circumstance, change or effect that results from any action taken pursuant to or in accordance with the Kelley Blue Book Purchase Agreement, at the request of Borrower or as required by law.

“Concurrent Equity Proceeds” means, with respect to any Investment, Permitted Acquisition, Restricted Payment, payment of or in respect of Indebtedness or other transaction, net cash proceeds received by the Borrower from any issuance by the Borrower of its Equity Interests (other than Disqualified Equity Interests) or any receipt by the Borrower of any capital contribution, in each case so long as such issuance or capital contribution is consummated, and such proceeds are received, substantially concurrently with (and in any event not more than 120 days prior to) the making of such Investment, Permitted Acquisition, Restricted Payment, payment or other transaction and for the purpose thereof.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 2010 relating to the credit facilities provided herein.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income:

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii) provisions for taxes based on income, profits or capital for such period, including adjustments for taxes for prior periods and adjustments made in accordance with FIN 48, Accounting for Uncertainty in Income Taxes (as codified),

(iii) total depreciation expense for such period,

(iv) total amortization expense for such period (excluding amortization expense attributable to a prepaid Cash item (other than goodwill and intangible assets) that was paid in a prior period),

(v) any write-down or write-off of (including any impairment charge with respect to) assets during such period and other noncash charges (including those associated with stock based compensation) or losses for such period (excluding any write-down or write-off of accounts receivable, any additions to bad debt reserves or bad debt expense, any noncash charge or loss arising from the LTIP (other than those associated with stock based compensation) and any noncash charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period or amortization of a prepaid Cash item that was paid in a prior period),

(vi) any extraordinary charges for such period,

(vii) any unusual or non-recurring charges for such period, provided that the aggregate amount added back under this clause (vii) shall not exceed, for any period of four consecutive Fiscal Quarters, an amount equal to 5% of the Consolidated Adjusted EBITDA for such period calculated without giving effect to this clause (vii),

(viii) any restructuring charges for such period, provided that the aggregate amount added back under this clause (viii) shall not exceed $20,000,000 for all periods (commencing with the first period for which Consolidated Adjusted EBITDA is calculated after the Closing Date),

(ix) any charges for such period arising from the LTIP, provided that the aggregate amount added back under this clause (ix) with respect to any period of four consecutive Fiscal Quarters may not exceed (A) with respect to any such period during which an IPO occurs, $40,000,000 and (B) with respect to any such other period, $25,000,000,

(x) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement or other derivative instrument,

(xi) the cumulative effect of a change in accounting principles,

(xii) any after-tax loss for such period attributable to any sale, transfer or other disposition of assets by the Borrower and the Subsidiaries, other than dispositions in the ordinary course of business,

(xiii) any losses for such period from discontinued operations (other than any such losses from a “component of an entity” classified in conformity with GAAP as “held-for-sale” or that has been sold),

(xiv) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of any Equity Interest, any fixed income instrument that qualifies as a Cash Equivalent and any Hedge Agreement or other derivative instrument,

(xv) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with (A) any Permitted Acquisition made in reliance on Section 6.6(a)(x) or any Investment made in reliance on Section 6.6(a)(xviii) or 6.6(a)(xix) (or any acquisition or investment made under the comparable provisions of the Existing Credit Agreement and set forth on Schedule 1.1 hereto) that has been consummated or (B) any issuance or prepayment, repayment, redemption, refinancing, exchange or extinguishment of, or any amendment or other modification of the terms of, any Indebtedness or any issuance of any Equity Interests (including any such transaction undertaken but not completed),

(xvi) net loss for such period of any Person accounted for under the equity method of accounting,

(xvii) any charges, losses and expenses for such period covered by (A) indemnification or other reimbursement provisions in agreements relating to any Permitted Acquisition, Investment or sale, transfer or other disposition of assets or (B) any liability, casualty or business interruption insurance, in each case to the extent a payment thereunder has been received in Cash during such period, and

(xviii) any losses for such period attributable to foreign currency translation, plus

(b) to the extent not included in determining such Consolidated Net Income, any Cash received during such period in respect of interest payable by Cox Enterprises under the

Cox Intercompany Notes that is not recognized in such period as a result of such interest having been recognized as interest income for a prior period, to the extent such interest income for a prior period has been subtracted in determining Consolidated Adjusted EBITDA pursuant to clause (c)(viii) below; minus

(c) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period,

(ii) any noncash items of income or gain for such period (excluding any noncash items of income or gain (A) in respect of which Cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for anticipated Cash charges in any prior period, but only to the extent such accrual reduced Consolidated Adjusted EBITDA for such prior period),

(iii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement or other derivative instrument,

(iv) the cumulative effect of a change in accounting principles,

(v) any after-tax gain for such period attributable to any sale, transfer or other disposition of assets by the Borrower and the Subsidiaries, other than dispositions in the ordinary course of business,

(vi) any income for such period from discontinued operations (other than any such income from a “component of an entity” classified in conformity with GAAP as “held-for-sale” or that has been sold),

(vii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of any Equity Interest, any fixed income instrument that qualifies as a Cash Equivalent and any Hedge Agreement or other derivative instrument,

(viii) any noncash interest income for such period arising in respect of obligations under the Cox Intercompany Notes,

(ix) net income for such period of any Person accounted for under the equity method of accounting, and

(x) any gains for such period attributable to foreign currency translation.

For purposes of calculating Consolidated Adjusted EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Subsidiaries during such period that are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, on a consolidated statement of cash flows of the Borrower for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures (a) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Proceeds invested pursuant to Section 2.13(a) or 2.13(b) or (b) that constitute a Permitted Acquisition or an Investment permitted under Section 6.6.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) Cash and Cash Equivalents and (b) amounts related to current or deferred taxes based on income or profits.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of long term debt and (b) liabilities representing accruals for current or deferred taxes based on income or profits.

“Consolidated Debt Service” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled payments of principal on Consolidated Total Debt of the Borrower and the Subsidiaries made during such period, (c) the aggregate amount of payments of principal (other than scheduled payments of principal) on Consolidated Total Debt of the Borrower and the Subsidiaries made during such period, to the extent that such payments reduced any scheduled payments of principal that would have become due during such period, and (d) the aggregate amount of principal payments on Capital Lease Obligations, determined in conformity with GAAP; provided that, for any such period that includes the Tranche A Term Loan Maturity Date or the Revolving Maturity Date, the scheduled repayment of the Tranche A Term Loans or the Revolving Loans, as the case may be, due on such date, and any payments of principal of the Tranche A Term Loans or the Revolving Loans made during such period to the extent such payments shall have reduced any such scheduled repayment, shall be excluded. Notwithstanding anything to the contrary contained herein (but subject to the final sentence of the definition of the term “Consolidated Interest Expense”), Consolidated Debt Service shall be deemed to be (i) for the four consecutive Fiscal Quarter period ended March 31, 2011, Consolidated Debt Service for the Fiscal Quarter ended March 31, 2011 multiplied by four, (ii) for the four consecutive Fiscal Quarter period ended June 30, 2011, Consolidated Debt Service for the two consecutive Fiscal Quarters ended June 30, 2011 multiplied by two, and (iii) for the four consecutive Fiscal Quarter period ended September 30, 2011, Consolidated Debt Service for the three consecutive Fiscal Quarter period ended September 30, 2011, multiplied by 4/3.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Fiscal Year, adjusted to exclude any gains or losses attributable to Asset Sales and Insurance/Condemnation Events; plus

(ii) to the extent deducted in determining Consolidated Net Income for such Fiscal Year, total depreciation expense, total amortization expense (including amortization expense attributable to a prepaid Cash item that was paid in a prior period) and other noncash charges and losses for such Fiscal Year (excluding any such noncash charge to the extent that it represents an accrual or reserve for a potential Cash item in any future period); plus

(iii) to the extent not recognized in determining Consolidated Net Income for such Fiscal Year (including any recognition thereof as a reduction of any charges, losses and expenses for such Fiscal Year), any payments received in Cash during such Fiscal Year under (A) indemnification or other reimbursement provisions in agreements relating to any Permitted Acquisition, Investment or sale, transfer or other disposition of assets or (B) any liability, casualty or business interruption insurance; plus

(b) the Consolidated Working Capital Adjustment; minus

(c) the sum, without duplication, of:

(i) to the extent recognized in determining Consolidated Net Income for such Fiscal Year, any noncash gains for such Fiscal Year; plus

(ii) the sum, without duplication, of (A) the aggregate amount of Consolidated Capital Expenditures made by the Borrower and the Subsidiaries in Cash during such Fiscal Year, (B) the aggregate amount of Acquisition Consideration paid in Cash by the Borrower and the Subsidiaries during such Fiscal Year in connection with Permitted Acquisitions permitted under Section 6.6(a)(x) and the aggregate amount of Cash consideration paid by the Borrower and the Subsidiaries during such Fiscal Year to make Investments permitted under Section 6.6(a)(xviii), (C) the aggregate amount of scheduled repayments (which term, as used in this clause (ii), shall not include mandatory or voluntary prepayments) of Indebtedness for borrowed money and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof), in each case made during such Fiscal Year, other than (1) any repayment of Indebtedness under the Cox Intercompany Revolver and (2) any repayment of revolving extensions of credit (other than revolving extensions of credit referred to in clause (1) above), except, in the case of this clause (2), to the extent that any such repayment is accompanied by a permanent reduction in related commitments, (D) to the extent not deducted in determining Consolidated Net Income for such Fiscal Year or accrued or reserved for in any prior Fiscal Year, the aggregate amount paid in Cash by the Borrower and the Subsidiaries during such Fiscal Year in satisfaction of long-term liabilities or obligations (other than any such liabilities or obligations under the LTIP), in each case, not constituting Indebtedness and (E) the aggregate amount of Restricted Payments made in Cash by the Borrower during such Fiscal Year in reliance on Sections 6.4(a)(vi), 6.4(a)(vii) and 6.4(a)(xii); provided that the aggregate amount added under this clause (ii) shall not exceed the Internally Generated

Cash for such Fiscal Year (or, if lesser, the portion of the Internally Generated Cash for such Fiscal Year applied for the purposes set forth in this clause (ii)).

“Consolidated Interest Expense” means, for any period, the difference of:

(a) the sum, without duplication, of:

(i) total interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding any interest expense attributable to the Excluded Interest Expense Items and the Accrual Method Interest Expense Items) for such period of the Borrower and the Subsidiaries paid or payable in Cash during such period, determined on a consolidated basis in conformity with GAAP,

(ii) interest expense for such period attributable to the Accrual Method Interest Expense Items,

(iii) any interest, financing fees or other financing costs paid or payable in Cash during such period in respect of Indebtedness of the Borrower or any Subsidiary to the extent such interest, financing fees or other financing costs shall have been capitalized rather than included in total interest expense for such period or any prior period in conformity with GAAP (other than any such interest, financing fees or other financing costs that are the Accrual Method Interest Expense Items or the Excluded Interest Expense Items),

(iv) all commissions and other fees and charges paid or payable in Cash during such period by the Borrower or any Subsidiary with respect to letters of credit and net costs paid or payable in Cash during such period by the Borrower or any Subsidiary under Interest Rate Agreements, and

(v) the product of (i) any Cash dividends paid or payable during such period in respect of Disqualified Equity Interests in the Borrower or any Subsidiary and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the effective consolidated tax rate of the Borrower (expressed as a decimal) for such period (as determined reasonably and in good faith by the Borrower), minus

(b) interest income.

For purposes of calculating Consolidated Interest Expense for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period, determined in conformity with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clause (b) below, any Subsidiary during such period, and (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than any Guarantor Subsidiary) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by operation of the terms of the Organizational Documents of such Subsidiary or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; provided further that, in the case of any Guarantor Subsidiary that is not a wholly-owned Subsidiary of the Borrower, no reduction shall be made to the income (or loss) of such Subsidiary attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness (other than Indebtedness of the type set forth in clauses (e), (f) and (j) of the definition of such term) of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below or above the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis, (c) the aggregate obligations of the Borrower and the Subsidiaries as an account party in respect of letters of credit or letters of guarantee, other than contingent obligations in respect of any letter of credit or letter of guarantee to the extent such letter of credit or letter of guarantee does not support Indebtedness, and (d) the aggregate amount of all Guarantees by the Borrower and the Subsidiaries of the principal amount of Indebtedness (other than Indebtedness of the type set forth in clause (f) to the extent the applicable letter of credit or letter of guarantee does not support Indebtedness and in clause (j) of the definition of such term) of any other Person; provided that, in the case of any Subsidiary that is neither a wholly-owned Subsidiary of the Borrower nor a Guarantor Subsidiary, any Indebtedness of such Subsidiary (so long as such Indebtedness is not an obligation (including pursuant to a Guarantee) of the Borrower or any other Subsidiary (other than any Person that is a Subsidiary of such Subsidiary) shall be included in Consolidated Total Debt only to the extent of the product of (i) the amount of such Indebtedness that would otherwise be included in Consolidated Total Debt and (ii) the interest (expressed as a percentage) in such Subsidiary owned by the Borrower and the Subsidiaries (as such interest is determined in conformity with GAAP for purposes of determining consolidated net income of the Borrower and the Subsidiaries (excluding any portion thereof attributable to the noncontrolling interest in such Subsidiary)).

“Consolidated Working Capital” means, as at any date of determination, the excess of (a) Consolidated Current Assets of the Borrower and the Subsidiaries over (b) Consolidated Current Liabilities of the Borrower and the Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment for any period, there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition made during such period; provided that there shall be included with respect to any Permitted Acquisition made during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Permitted Acquisition as of the time of such Permitted Acquisition exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons as of the end of such period.

“Contractual Obligation” means, with respect to any Person, any provision of any Equity Interest or other Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means, with respect to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Securities, by contract or otherwise, or (b) solely as such term is used in the definition of the term “Affiliate”, the possession, directly or indirectly, of the power to vote 10.0% or more of the Securities having ordinary voting power for the election of directors of such Person. The words “Controlling”, “Controlled by” and “under common Control with” shall have correlative meanings.

“Control Agreement” means, with respect to a Deposit Account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Copyrights” as defined in the Pledge and Security Agreement.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.

“Cox Enterprises” means Cox Enterprises, Inc., a Delaware corporation.

“Cox Family” means the Atlanta Trust, the Dayton Trust, Anne Cox Chambers, the lineal descendants of Barbara Cox Anthony or Anne Cox Chambers (including adopted children), and the estates, executors and administrators of the above-described individuals, any private foundation or other charitable entity of which the above-described individuals constitute a majority of the trustees, directors or managers, and any corporation, partnership, limited liability company, trust or other entity in which the above-named trusts or above-described individuals and the estates, executors and administrators, and lineal descendants of the above-named individuals in the aggregate have a direct or indirect beneficial or voting interest of greater than 50%.

“Cox Intercompany Agreements” means, collectively, (a) the Existing Cox Intercompany Agreements and (b) each other Contractual Obligation between the Borrower or any of its Subsidiaries, on the one hand, and Cox Enterprises or any of its Subsidiaries (other than the Borrower and its Subsidiaries), on the other, that is material to the business or the ordinary conduct of operations of the Borrower and its Subsidiaries taken as a whole, in each case, together with all schedules, exhibits and other definitive documentation relating thereto.

“Cox Intercompany Cash Management Agreement” means the Amended and Restated Cash Management Agreement with Revolving Credit Facility, dated as of December 15, 2010, by and between the Borrower and Cox Enterprises, together with the Amended and Restated Revolving Promissory Note, dated December 15, 2010, of the Borrower issued to Cox Enterprises and the Amended and Restated Revolving Promissory Note, dated December 15, 2010, of Cox Enterprises issued to the Borrower.

“Cox Intercompany Services Agreement” means the Intercompany Services Agreement, dated as of May 4, 2010, by and between Cox Enterprises and the Borrower.

“Cox Intercompany Notes” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Cox Intercompany Revolver” means the cash advance facility made available by Cox Enterprises to the Borrower pursuant to the Cox Intercompany Cash Management Agreement.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means any of this Agreement, the Incremental Facility Agreements, the Collateral Documents, the Counterpart Agreements and, except for purposes of Section 10.5, the Notes, if any, any documents or certificates executed by the Borrower in favor of any Issuing Bank relating to Letters of Credit, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof), renewal or extension of a Letter of Credit.

“Credit Parties” means the Borrower and the Guarantor Subsidiaries.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the foreign currency risks or costs associated with the Borrower’s and the Subsidiaries’ operations.

“Debt Service Coverage Ratio” means the ratio, as of the last day of any Fiscal Quarter, of (a) (i) Consolidated Adjusted EBITDA less (ii) Consolidated Capital Expenditures, in each case for the period of four consecutive Fiscal Quarters then ended, to (b) Consolidated Debt Service for the period of four consecutive Fiscal Quarters then ended.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, (a) in the case of a failure to fund a Revolving Loan, the excess, if any, of such Funds Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulting Lender Loans) over the aggregate outstanding principal amount of all Revolving Loans actually funded by such Funds Defaulting Lender and (b) in the case of a failure to purchase participations under Section 2.3(e) or to fund its Pro Rata Share of any payment under Section 9.6, such Lender’s Pro Rata Share with respect to such participation or payment.

“Default Period” means (a) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender becomes a Funds Defaulting Lender and ending on the earliest of (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (A) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any of its Defaulting Lender Loans or otherwise) and/or such Defaulting Lender shall have purchased all participations required under Section 2.3(e) or shall have paid all amounts required to be paid by it under Section 9.6, as the case may be, and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Borrower, the Administrative Agent and the Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (b) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender becomes an Insolvency Defaulting Lender and ending on the earlier of (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Defaulting Lender Letter of Credit Usage” as defined in Section 2.21(a)(iii)(B)(2).

“Defaulting Lender Loan” means any Revolving Loan or portion of any unreimbursed payment under Section 2.3(e) not made by any Revolving Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Subsidiary” means each Domestic Subsidiary that is a wholly-owned or a substantially wholly-owned Subsidiary of the Borrower.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not otherwise Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date at the time of the issuance thereof, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments); provided that (i) to the extent severable, only the portion of such Equity Interest that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof or is so convertible or exchangeable prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) in the case of any such Equity Interest that constitutes a Disqualified Equity Interest solely on account of clause (a) or (b) above, if such Equity Interest by its terms authorizes such Person to satisfy its obligations thereunder upon such maturity or such redemption thereof by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interest shall be deemed not to be a Disqualified Equity Interest and (iii) in the case of any Equity Interest issued to any employee or to any plan for the benefit of employees or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Letter of Credit Exchange Rate with respect to such currency in effect for such amount on such date. The Dollar Equivalent at any time of the amount of any Letter of Credit denominated in any currency other than Dollars shall be the amount most recently determined as provided in Section 1.5.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that (other than in the case of any Affiliated Lender) extends credit or buys commercial loans in the ordinary course of business; provided that none of (i) any natural person, (ii) any Borrower Parent Company, the Borrower, any of their respective Subsidiaries or any Affiliate of any of the foregoing (other than any Affiliated Lender) or (iii) any Defaulting Lender shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is or was within the last six years sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Subsidiary or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all foreign and domestic, federal, regional, state and local statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, health or welfare, in any manner applicable to the Borrower or any Subsidiary or to any Facility.

“Equity Contribution” means the cash common equity contribution of approximately $192,000,000 made by certain of the stockholders of the Borrower on or prior to the Closing Date in furtherance of the consummation of the Existing Debt Repayment and the Kelley Blue Book Acquisition.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation as of the date of this Agreement), (b) the failure of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to involuntarily terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the involuntary termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (h) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (i) the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) concerning the imposition of withdrawal liability, (ii) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (iii) that such Multiemployer

Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA, (k) the occurrence of an act or omission that could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (o) the imposition of a Lien on the assets of the Borrower or any of its Subsidiaries pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Loans that are Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

“Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Interest Expense Items” means (a) any financing fees in the form of underwriting fees or discounts, initial purchaser fees or discounts, private placement agent fees, arrangement fees or similar fees, however denominated, payable to one or more financial institutions, solely for their own account (and not for the account of, or distribution to, any lender, purchaser or other provider, holder or participant of or in any Indebtedness) in their capacities as underwriters (or initial lenders), initial purchasers, private placement agents or arrangers of any issuance or incurrence of Indebtedness (for the avoidance of doubt, including the underwriting or comparable fees payable to the Arrangers in connection with this Agreement and the comparable fees paid to the arrangers in connection with the Existing Credit Agreement, but excluding the Accrual Method Interest Expense Items), (b) any interest, financing fees or other financing costs in the form of OID, upfront fees, participation fees or similar fees, however denominated, in each case relating to Indebtedness hereunder incurred on the Closing Date or to “Loans” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement, (c) any attorneys’

fees, accountants’ fees, rating agency fees and similar expenses incurred in connection with any issuance or incurrence of Indebtedness, and (d) any effect on non-cash interest expense in respect of the accounting for all derivative financial instruments in accordance with GAAP, including derivative financial instruments that may be embedded in the Borrower’s or any Subsidiary’s debt securities and freestanding derivative financial instruments that may be used by the Borrower or any Subsidiary of the Borrower for hedging purposes. The effect on interest expense that may be excluded in respect of the accounting for all derivative financial instruments in accordance with GAAP includes: (i) entries to record noncash interest expense (or income) associated with the mark-to-market of freestanding and embedded derivative financial instruments, (ii) noncash interest expense associated with the accretion of additional debt discount that may arise from the bifurcation of derivative financial instruments embedded in the Borrower’s or any Subsidiary’s debt securities, and (iii) noncash interest expense (or income) that may arise if the Borrower’s or any Subsidiary’s hedging strategies become ineffective, as determined in accordance with GAAP.

“Excluded Taxes” means, with respect to any Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder:

(a) Taxes that are imposed on or measured by its overall net income by the United States of America;

(b) Taxes that are imposed on or measured by its overall net income or profits (and franchise Taxes imposed on or measured by income, earnings or retained earnings) by (i) the state or foreign jurisdiction in or under the laws of which it is organized or any political subdivision thereof, (ii) the state or foreign jurisdiction of its principal office or applicable lending office, or in which such Person is “doing business” or any political subdivision thereof, or (iii) any state or foreign jurisdiction solely as a result of a current or former connection between it and such jurisdiction (other than any such connection arising solely from its having executed, delivered or performed its obligations or received payment under, or enforced, this Agreement, any other Credit Document, the Loans, the Letters of Credit or any other Obligation) or any political subdivision thereof;

(c) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which it is located, or any political subdivision thereof;

(d) in the case of a Non-US Lender, U.S. federal withholding Taxes in effect at the time such Non-US Lender (or in the case of a Non-US Lender that is an assignee pursuant to Section 10.6, at the time the applicable assignor) becomes a Non-US Lender with respect to its applicable ownership interest in the Loan or Commitment or designates a new lending office, in each case except to the extent that, pursuant to Section 2.19, additional amounts with respect to such Taxes were payable to (i) such Non-US Lender’s assignor immediately before such Non-US Lender became a Non-US Lender with respect to its applicable ownership interest in the Loan or Commitment or (ii) such Non-US Lender immediately before it designated a new lending office; and

(e) U.S. federal withholding Taxes imposed as a result of a Lender’s failure to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version that is substantially comparable) or regulations promulgated thereunder.

“Existing Cox Intercompany Agreements” means, collectively, (a) the Cox Intercompany Services Agreement, (b) the Cox Intercompany Cash Management Agreement, (c) the Acknowledgment Agreement, dated as of May 4, 2010, by and among the Borrower, Manheim, Inc., and Cox Enterprises, (d) the Reimbursement Agreement, dated May 4, 2010, between the Borrower and Cox Enterprises, (e) the Assignment Agreement, dated as of May 4, 2010, by and among Cox CTP Holdings, LLC, Cox Holdings, Inc., Manheim, Inc., Manheim Investments, Inc., Manheim Remarketing, Inc., Cox Auto Trader, L.L.C. and the Borrower, (f) the Assignment and Assumption Agreement, dated as of May 4, 2010, by and between Cox Auto Trader, L.L.C. and the Borrower, and (g) the Assignment and Assumption Agreement, dated as of August 31, 2009, by and between Cox Auto Trader, L.L.C. and the Borrower, as amended by the Amendment No. 1 to the Assignment and Assumption Agreement, by and between Cox Auto Trader, L.L.C. and the Borrower, dated as of May 4, 2010.

“Existing Credit Agreement” means Borrower’s Credit and Guarantee Agreement dated as of June 14, 2010, as amended on October 15, 2010 (as further amended, supplemented or otherwise modified), among the Borrower, certain subsidiaries of the Borrower party thereto, as guarantor subsidiaries, the lenders party thereto, Wells Fargo Bank, as administrative agent and as collateral agent, Goldman Sachs Lending Partners LLC, as syndication agent, and Goldman Sachs Lending Partners LLC and Wells Fargo Securities, as arrangers.

“Existing Debt Repayment” means the repayment by the Borrower of all the existing indebtedness under the Existing Credit Agreement, as set forth in the Existing Debt Repayment Documents.

“Existing Debt Repayment Documents” means one or more payoff or other termination agreements entered, or to be entered, into between or among the Borrower and the other parties thereto in order to effectuate the Existing Debt Repayment.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal

Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, Vice President-Finance, chief accounting officer or officer with equivalent responsibilities of such Person; provided that, when such term is used in reference to a certificate or other document executed by, or a certification of, a Financial Officer, such Person shall have delivered to the Administrative Agent an incumbency certificate executed by the secretary or assistant secretary of such Person as to the authority of such individual.

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of such Person executed by a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with the Historical Financial Statements (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments and, with respect to unaudited financial statements, the absence of footnotes.

“Financial Plan” as defined in Section 5.1(h).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Foreign Plan” as defined in Section 4.18.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit G, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Funds Defaulting Lender” means any Lender that (a) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Revolving

Loan or its portion of any unreimbursed payment under Section 2.3(e), (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e) or its Pro Rata Share of any payment under Section 9.6 (unless, in the case of such payment under Section 9.6, the amount of such payment is subject to a good faith dispute), (c) has failed to confirm that it will comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e) or its Pro Rata Share of any payment under Section 9.6 (unless, in the case of such payment under Section 9.6, the amount of such payment is subject to a good faith dispute) within five Business Days after written request for such confirmation from the Borrower or the Administrative Agent (which request may only be made after all conditions to funding have been satisfied), provided that such Lender shall cease to be a Funds Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has failed to pay to the Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section 2.3(e) or 9.6 or any other amount that is de minimis) due under any Credit Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to Section 1.2, at any time, generally accepted accounting principles in the United States of America as in effect at such time.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any written permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Borrower)).

“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated in any manner by any Governmental Authority or that could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Hedge Counterparty” means each Secured Party that is a party to a Hedge Agreement the obligations under which constitute Specified Hedge Obligations.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) the audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower as of and for the year ended December 31, 2009, and (b) the unaudited consolidated balance sheet and related consolidated statements of operations and cash flows of the Borrower as of the end of and for the fiscal quarter ended September 30, 2010.

“Immaterial Subsidiaries” means one or more Subsidiaries (a) the book value of the assets of which is $25,000,000 or less in the aggregate and (b) that do not, individually or in the aggregate, otherwise own any assets that are required for the conduct of the business or operations, or any material portion thereof, of the Borrower and the Subsidiaries, taken as a whole, in the ordinary course of business or are otherwise of material value to the Borrower and the Subsidiaries, taken as a whole; provided that in no event shall the IP Subsidiary be deemed to be an Immaterial Subsidiary.

“Increased-Cost Lenders” as defined in Section 2.22.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and the other Credit Documents as are contemplated by Section 2.23.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Letter of Credit Participations” as defined in Section 2.21(a)(iii)(A).

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Borrowing” means, with respect to Incremental Term Loans of any Series, a Borrowing comprised of such Incremental Term Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan” means an Incremental Tranche A Term Loan or an Incremental Tranche B Term Loan, as applicable, made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.23, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Tranche A Term Loan Commitment” means an Incremental Term Loan Commitment with respect to an Incremental Tranche A Term Loan.

“Incremental Tranche B Term Loan Commitment” means an Incremental Term Loan Commitment with respect to an Incremental Tranche B Term Loan.

“Incremental Term Loan Exposure” means, with respect to any Lender, for any Series of Incremental Term Loans, at any time, (a) prior to the making of the Incremental Term Loans of such Series hereunder or under any Incremental Facility Agreement, the Incremental Term Loan Commitment of such Lender to make Incremental Term Loans of such Series at such time and (b) after the making of the Incremental Term Loans of such Series hereunder or under any Incremental Facility Agreement, the aggregate principal amount of the Incremental Term Loans of such Series of such Lender at such time.

“Incremental Term Loan Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Incremental Tranche A Term Loan” means an Incremental Term Loan having terms substantially similar to a Tranche A Term Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.

“Incremental Tranche B Term Loan” means an Incremental Term Loan having terms substantially similar to a Tranche B Term Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing Acquisition Consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable or similar obligations incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary, including deferred compensation payable pursuant to the terms of the LTIP, and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature (other than in respect of non-competition agreements and other such arrangements referred to above) incurred in connection with an acquisition (but only to the extent that no payment has at the time become payable (or, in the case of any earnout associated with the acquisition of vAuto, Inc., accrued) pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guarantee in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests of such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (except for (i) Excluded Taxes and (ii) Indemnified Taxes, both of which shall be governed solely by Section 2.19 (except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim), but including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to fees, expenses and other charges of one firm of outside counsel for all the Indemnitees (and, in the event of any actual or perceived conflict of interest, such additional firms of counsel as shall be deemed required by any Indemnitee affected by such conflict of interest) and such local or regulatory counsel as shall be deemed required by the Indemnitee engaging such counsel, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of any investigation, litigation, claim or proceeding relating to (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of, and any other actions taken by the Agents or Arrangers prior to the date of this Agreement in connection with, the credit facilities provided for herein by the Arrangers or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Insolvency Defaulting Lender” means any Lender that (a) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding or (c) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority of any Equity Interest in such Lender or a parent company thereof.

“Installment” means (a) when used in respect of the Tranche A Term Loans or Tranche A Term Borrowings, each payment of the principal amount thereof due under Section 2.11(a) (including the payment due on the Tranche A Term Loan Maturity Date), (b) when used in respect of the Tranche B Term Loans or Tranche B Term Borrowings, each payment of the principal amount thereof due under Section 2.11(b) (including the payment due on the Tranche B Term Loan Maturity Date) and (c) when used in respect of any Incremental Term Loans or Incremental Term Borrowings of any Series, each payment of the principal amount thereof due under Section 2.11(c) (including the payment due on the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of such Series).

“Instruments” as defined in the Pledge and Security Agreement.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking, of all or any part of any assets of the Borrower or any Subsidiary, other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $5,000,000.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by the Borrower or any Subsidiary in any Intellectual Property.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Loan that is a Eurodollar

Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any Interest Period of longer than three months, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the interest rate risk, exposure or costs associated with the Borrower’s and the Subsidiaries’ operations.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower or any Subsidiary generated during such period, excluding Net Proceeds in respect of any Asset Sale or Insurance/Condemnation Event, and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would not constitute Indebtedness of the specified Person) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus the amount, as of such date, of any portion of such Investment repaid to the investor as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment paid, repaid or prepaid to the investor in cash as a payment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the Borrower) of such Equity Interests at the time of the issuance thereof.

“IPO” means the initial underwritten public offering of common Equity Interests in the Borrower or a Borrower Parent Company pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“IP Subsidiary” means ATC IP License Holdings, LLC, a Delaware limited liability company that is a wholly owned Domestic Subsidiary of the Borrower.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit I, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Issuing Bank” means (a) Wells Fargo Bank and (b) any other Revolving Lender that shall have become an Issuing Bank as provided in Section 2.3(i), other than any such Person that shall have ceased to be an Issuing Bank as provided in such Section, each in its capacity as an issuer of Letters of Credit hereunder.

“Kelley Blue Book Acquisition” means the purchase by the Borrower of the outstanding capital stock of the Acquired Companies pursuant to the Kelley Blue Book Purchase Agreement and the transactions contemplated thereby.

“Kelley Blue Book Purchase Agreement” means that certain acquisition agreement dated as of October 20, 2010 among Borrower, the Acquired Companies, each of the shareholders of the Acquired Companies listed on Annex A thereto and Alan P. Johnson as shareholders’ representative.

“KPCB Holdings” means KPCB Holdings, Inc., a California corporation.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement (except for purposes of Section 10.3 and any other provisions of the Credit Documents which by their terms survive the termination of this Agreement, in which case such party shall continue to be considered a “Lender” for purposes of such provisions in respect of all periods during which it was a Lender without giving effect to this parenthetical).

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Exchange Rate” means, on any day, with respect to Dollars in relation to any Alternative Currency, the rate at which Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Letter of Credit Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates, or such other method, as may be determined by the Administrative Agent in its reasonable discretion, and such determination shall be conclusive and binding, absent manifest error.

“Letter of Credit Participation Calculation Date” means, with respect to any drawing honored under any Letter of Credit denominated in a currency other than Dollars, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with Dollars the currency used to honor such drawing or (b) if the applicable Issuing Bank shall not have advised the Administrative Agent that it has made such a purchase, the date on which such Issuing Bank honored such drawing.

“Letter of Credit Sublimit” means $25,000,000.

“Letter of Credit Usage” means, at any time, the sum of (a) the Dollar Equivalents of the maximum amounts that are, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time and (b) the Dollar Equivalents of the amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by the Borrower.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Debt as of such date less (ii) the aggregate amount of Unrestricted Cash of the Credit Parties as of such date to the extent such amount exceeds $50,000,000, provided that the amount deducted under this clause (ii) may not exceed $100,000,000, to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, most recently prior to such date). For purposes of computing the Leverage Ratio, such computation shall exclude any effect on the Borrower or any of its Subsidiaries’ debt securities in respect of the accounting for all derivative financial instruments in accordance with GAAP, including derivative financial instruments that may be embedded in the Borrower’s or any of its Subsidiaries’ debt securities and freestanding derivative financial instruments used by the Borrower or any Subsidiary for hedging purposes, but such computation shall in any event include the original principal amount and any accreted principal amount of such debt securities. The effect on the computation of the Leverage Ratio pursuant to the prior sentence that may be excluded in respect of the accounting for all derivative financial instruments in accordance with GAAP includes: (i) entries associated with the mark-to-market of all freestanding and embedded derivative financial instruments classified as a component of the Borrower’s or any of its Subsidiaries’ debt securities in the consolidated balance sheet of the Borrower and (ii) entries to record and accrete additional debt discount that may arise from the bifurcation of derivative financial instruments embedded in the Borrower’s or any of its Subsidiaries’ debt securities.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind in the nature of security (including any conditional sale or other title retention agreement and any lease in respect of any Capital Lease Obligation) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a Revolving Loan, a Tranche A Term Loan, a Tranche B Term Loan or an Incremental Term Loan of any Series.

“LTIP” means the 1999 Long-Term Incentive Plan of the Borrower, as amended, restated, supplemented or otherwise modified from time to time, or any other long-term incentive plan approved by the Board of Directors of the Borrower, or any authorized committee thereof, for the benefit of directors, officers and employees of the Borrower and the Subsidiaries.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division, product line or line of business of, any Person, if the Acquisition Consideration therefor exceeds $20,000,000 in the aggregate.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents, (c) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party, other than the termination of a Credit Document in accordance with the terms thereof, or (d) the rights and remedies available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of any assets, if the gross proceeds received therefrom exceed $20,000,000 in the aggregate.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $25,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property Asset” means (a) the Specified Material Intellectual Property Assets and (b) any other Intellectual Property the loss, invalidity or unenforceability of which could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means each parcel of real property owned in fee by a Credit Party, and the improvements thereto, that (together with such improvements) has a book or fair market value of $5,000,000 or more.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date or the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of any Series.

“Moody’s” means Moody’s Investor Service, Inc., or any successor to its ratings agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, or any successor thereto.

“Narrative Report” means, with respect to any financial statements for which such report is required, a narrative report describing, in reasonable detail, the results of operations of the Borrower and the Subsidiaries for the applicable Fiscal Year or Fiscal Quarter.

“Net Proceeds” means, with respect to any Asset Sale or Insurance/Condemnation Event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Insurance/Condemnation Event, insurance, condemnation or similar proceeds) received in respect of such event, including any Cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower or any Subsidiary, (ii) the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay (or, in the case of any Asset Sale, to obtain any consent required to be obtained to consummate such Asset Sale under the documents evidencing or governing) Indebtedness (other than Loans) secured by the assets subject thereto, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any Subsidiary, and the amount of any reserves reasonably established by the Borrower or any Subsidiary to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower), (iv) in the case of any such event arising with respect to assets of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, all contractually required distributions and other payments required to be made to holders of noncontrolling equity interests therein as a result of the occurrence of such event and (v) in the case of any Asset Sale, the amount of all retained contingent liabilities arising from the disposed assets that are reasonably estimated to be payable during the year that such event occurred or the next succeeding year. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) or (b)(v) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

“Non-Defaulting Lender” means any Revolving Lender that is not a Defaulting Lender.

“Non-Public Information” means information with respect to the Borrower or any of its Affiliates or with respect to the Securities of any of the foregoing, that is of the type that customarily would not be posted on the portion of the Platform that is designated for “Public Lenders” or that would otherwise customarily be treated as “private” information.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).

“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, and (b) all Specified Hedge Obligations.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp, registration or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, the other Credit Documents, the Loans, the Letters of Credit or the other Obligations.

“Patents” as defined in the Pledge and Security Agreement.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division, product line or line of business of, any other Person; provided that

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) such acquisition shall not be preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest;

(c) (i) in the case of an acquisition of the Equity Interests in any Person, such Person becomes a wholly-owned or a substantially wholly-owned Subsidiary of the Borrower and (ii) in the case of an acquisition of all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division, product line or line of business of, any Person, such assets are acquired by the Borrower or a wholly-owned or a substantially wholly-owned Subsidiary of the Borrower;

(d) all actions required to be taken with respect to such Person, or such assets, as the case may be, in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” and Section 5.9 shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Collateral Agent shall have been made);

(e) the Borrower shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis (determined in accordance with Section 1.2(b)) after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended on or prior to the date of the consummation thereof for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), Consolidated Total Debt shall be determined on a pro forma basis as of the date of the consummation thereof);

(f) the business of any such acquired Person, or such acquired assets, as the case may be, constitute a business permitted under Section 6.11;

(g) after giving effect to such acquisition, the Borrower and the Subsidiaries shall have Unrestricted Cash that, together with the unused Revolving Commitments then in effect and amounts then available for borrowing under the Cox Intercompany Revolver, are at least $10,000,000 in the aggregate; and

(h) if the Acquisition Consideration for such acquisition shall be $50,000,000 or more, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower executed by a Financial Officer certifying that the foregoing requirements have been met with respect thereto, together with reasonably detailed calculations in support thereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that (i) are not overdue by more than 30 days or are being contested in compliance with Section 5.3 or (ii) that secure obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in conformity with GAAP or (ii) are in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(c) pledges and deposits made and other Liens incurred (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health, disability and other employee benefits and other social security laws and (ii) in respect of letters of credit, bank guarantees and/or similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made and other Liens incurred (i) to secure the performance of bids, government and trade contracts, leases, subleases, customs and other statutory obligations and surety, stay, customs, appeal, indemnity, performance or other similar bonds or obligations of a like nature, in each case in the ordinary course of business, and (ii) in respect of letters of credit, bank guarantees and/or similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f) easements, zoning restrictions, rights-of-way, survey exceptions and similar encumbrances on, and other imperfections of title with respect to, real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with depository institutions (including pooled deposit or sweep accounts); provided that, unless such Liens are nonconsensual and arise by operation of law, such deposit or securities accounts or other funds or instruments are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement; and

(j) (i) Liens arising from receipt of progress payments and advances from customers of the Borrower or any Subsidiary in the ordinary course of business on the assets that are the subject thereof and proceeds thereof and (ii) Liens relating to purchase orders and other trade agreements entered into with customers or suppliers of the Borrower or any Subsidiary in the ordinary course of business on the assets that are the subject thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Cox Enterprises and any other member of the Cox Family, (b) KPCB Holdings and (c) Providence Equity Funds.

“Permitted Lien” means any Lien permitted by Section 6.2.

“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Escrow Account” as defined in Section 2.13(g).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. It is understood that the Prime Rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, and that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Projections” means the projections of the Borrower and its Subsidiaries for the Fiscal Year 2010 through and including Fiscal Year 2016.

“Providence Equity Funds” means, collectively, Providence Investors, PEP VI-A Auto Trader AIV L.P., PEP VI-A Auto Trader Delaware Feeder L.P., PEP VI-A Auto Trader Cayman Feeder L.P., or any other Person formed as an alternative investment vehicle to hold the Equity Interests in the Borrower directly or indirectly and Controlled by Providence Equity GP VI L.P.

“Providence Investors” means, collectively, Providence Equity Partners VI, L.P. and PEP VI-A AutoTrader AIV, L.P., each a Delaware limited partnership.

“Pro Forma Financial Statements” as defined in Section 3.1(l)(ii).

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Tranche A Term Loans or Tranche A Term Borrowings, the percentage obtained by dividing (i) the Tranche A Term Loan Exposure of such Lender at such time by (ii) the aggregate Tranche A Term Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the Tranche B Term Loans or Tranche B Term Borrowings, the percentage obtained by dividing (i) the Tranche B Term Loan Exposure of such Lender at such time by (ii) the aggregate Tranche B Term Loan Exposure of all the Lenders at such time, (c) when used in reference to payments, computations and other matters relating to the Revolving Commitments, Revolving Loans or Revolving Borrowings, or any Letters of Credits, participations therein or the Letter of Credit Usage, the percentage obtained by dividing (i) the Revolving Commitment of such Lender at such time by (ii) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share under this clause (c) shall be determined based upon the Revolving Exposure then in effect, giving effect to any assignments, (d) when used in reference to payments, computations and other matters relating to Incremental Term Loan Commitments, Incremental Term Loans or Incremental Term Borrowings of any Series, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of such Lender with respect to such Series at such time by (ii) the aggregate Incremental Term Loan Exposure of all the Lenders with respect to such Series at such time, and (e) when used in reference to any other purpose (including Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the Tranche A Term Loan Exposure, the Tranche B Term Loan Exposure, the Revolving Exposure and the Incremental Term Loan Exposure of such Lender at such time by (ii) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure, the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate Incremental Term Loan Exposure of all the Lenders at such time.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information.

“Reallocated Letter of Credit” as defined in Section 2.21(a)(iii).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any premium, fees, expenses, commissions and discounts incurred in connection with such extension, renewal or refinancing; (b) (i) in the case of Refinancing Indebtedness in respect of any Indebtedness permitted by Section 6.1(h), such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness and shall not constitute an obligation of the Borrower and (ii) in the case of Refinancing Indebtedness in respect of any Indebtedness permitted by Section 6.1(i), such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that is not a Credit Party; (c) if such Original Indebtedness shall have been subordinated to some or all of the Obligations, such Refinancing Indebtedness shall also be subordinated to such Obligations on terms not less favorable in any material respect to the Lenders; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or, in the case of after-acquired assets, would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; provided that, subject to clause (b) above, in the case of Refinancing Indebtedness in respect of any Indebtedness in the form of Capital Lease Obligations or purchase money obligations permitted to be secured hereunder, such Refinancing Indebtedness owed to any Person may be cross-collateralized to other Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed by the Borrower or any Subsidiary to such Person or any of its Affiliates. For the avoidance of doubt, it is understood that Indebtedness that otherwise constitutes Refinancing Indebtedness in respect of any Original Indebtedness may constitute a portion of an issuance or incurrence of Indebtedness that otherwise exceeds the aggregate principal amount of Indebtedness that would constitute such Refinancing Indebtedness, provided that such excess amount is otherwise permitted under Section 6.1.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that is principally engaged in investing in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure, Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure representing more than 50% of the sum of the Revolving Exposure, Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of all the Lenders at such time. For purposes of this definition, the amount of Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure shall be determined by excluding all Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure held or beneficially owned by any Affiliated Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, securities or other property), with respect to any Equity Interests in the Borrower or any Subsidiary, or (b) any payment, direct or indirect (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1 or in the applicable Assignment Agreement or an Incremental Facility Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $200,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant to Section 2.12(b) or 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, such Lender’s Revolving Commitment and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of such Lender and (ii) such Lender’s Pro Rata Share of the Letter of Credit Usage.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2(a).

“Revolving Maturity Date” means the date that is five years after the Closing Date.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any of its Subsidiaries whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any of its Subsidiaries leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute.

“Series” as defined in Section 2.23(c).

“Solvency Certificate” means a Solvency Certificate of the Borrower executed by the chief financial officer of the Borrower substantially in the form of Exhibit K.

“Solvent” means, with respect to the Credit Parties taken as a whole, that as of the date of determination, (a) the sum of the Credit Parties’ debt and other liabilities on a consolidated basis (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ consolidated assets as of such date, (b) the Credit Parties’ consolidated capital is not unreasonably small in relation to their business as conducted on, or proposed to be conducted following, such date and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities on a consolidated basis (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Hedge Obligations” means all obligations of every nature of any Credit Party under each Hedge Agreement that (a) is with a counterparty that is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise.

“Specified Material Intellectual Property Assets” means (a) all the rights of the licensee under the Trader License Agreement and (b) following the termination of the Trader License Agreement, all the Intellectual Property licensed thereunder prior to the termination thereof.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement of the Borrower.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned, directly or indirectly, by such Person, one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person owned by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“substantially wholly-owned”, when used in reference to a Subsidiary of any Person, means that at least 75% of both the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in such Subsidiary are owned, beneficially and of record, by such Person, a wholly-owned or a substantially wholly-owned Subsidiary of such Person or any combination thereof, but such Subsidiary is not a wholly-owned Subsidiary of such Person.

“Syndication Agents” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan” means a Tranche A Term Loan, a Tranche B Term Loan or an Incremental Term Loan of any Series.

“Term Loan Commitment” means a Tranche A Term Loan Commitment, a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment of any Series.

“Terminated Lender” as defined in Section 2.22.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding on such date and (b) the Letter of Credit Usage as of such date.

“TPIH” means TPI Holdings, Inc., a Delaware corporation.

“TPIH Stockholders Agreement” means the Amended and Restated Stockholders Agreement of TPIH.

“Trademarks” as defined in the Pledge and Security Agreement.

“Trader License Agreement” means the License Agreement, dated as of September 10, 2006, by and between TPIH and the IP Subsidiary (as successor in interest to the Borrower and to Cox Auto Trader, L.L.C.).

“Tranche A Term Borrowing” means a Borrowing comprised of Tranche A Term Loans.

“Tranche A Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a)(i).

“Tranche A Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender. The initial amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $250,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, at any time, (a) prior to the making of Tranche A Term Loans hereunder, the Tranche A Term Loan Commitment of such Lender at such time and (b) after the making of Tranche A Term Loans hereunder, the aggregate principal amount of the Tranche A Term Loans of such Lender at such time.

“Tranche A Term Loan Maturity Date” means the date that is five years after the Closing Date.

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a)(ii).

“Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender. The initial amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $500,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any time, (a) prior to the making of Tranche B Term Loans hereunder, the Tranche B Term Loan Commitment of such Lender at such time and (b) after the making of Tranche B Term Loans hereunder, the aggregate principal amount of the Tranche B Term Loans of such Lender at such time.

“Tranche B Term Loan Maturity Date” means the date that is six years after the Closing Date.

“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Borrower and each Subsidiary of the Existing Debt Repayment Documents to which it is or is to be a party and the consummation of the Existing Debt Repayment, and (c) the execution, delivery and performance by the Borrower of the Kelley Blue Book Purchase Agreement and the consummation of the Kelley Blue Book Acquisition. The Transactions will be funded with (a) the proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date and (b) the Equity Contribution.

“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Unrestricted Cash” means, with respect to any Person at any time, (a) unrestricted Cash and Cash Equivalents owned by such Person and not subject to any Lien (other than Liens created under the Credit Documents, Liens constituting Permitted Encumbrances of the type referred to in clause (g) of the definition of such term, inchoate state tax liens and, in the case of Cash Equivalents of the type referred to in clause (g) of the definition of such term, Liens permitted by Section 6.2(a)(xiv)) at such time and (b) in case of the Borrower, the aggregate principal amount outstanding at such time of Indebtedness of Cox Enterprises owing to the Borrower under the Cox Intercompany Notes.

“US Lender” as defined in Section 2.19(c).

“Waivable Mandatory Prepayment” as defined in Section 2.14(c).

“Weighted Average Yield” means, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”. Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.23 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“Wells Fargo Bank” as defined in the preamble.

“Wells Fargo Securities” as defined in the preamble.

“wholly-owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

1.2. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower pursuant to Section 5.1(a) and 5.1(b) shall be prepared in conformity with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare the Historical Financial Statements, and the Borrower shall provide to the Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d).

(b) For purposes of making all pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction, Consolidated Adjusted EBITDA and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis to give effect thereto and to any other Material Acquisition, Material Disposition, Permitted Acquisition or other transaction consummated since the first day of such period or to be consummated substantially concurrently with such transaction using the historical financial statements of any assets so acquired or disposed and the consolidated financial statements of the Borrower, which shall be reformulated as if such Material Acquisition, Material Disposition, Permitted Acquisition or any other transaction and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and, in the case of any such incurred Indebtedness that bears a floating rate of interest, with the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period), with such pro forma calculation (i) to be based on pro forma adjustments arising out of events that are directly attributable thereto, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted by the staff of the SEC, and (ii) in the case of any pro forma calculation of Consolidated Adjusted EBITDA in connection with any acquisition (including pursuant to a merger or consolidation), to be permitted to include adjustments for cost savings and synergies (net of continuing associated expenses) to the extent such cost savings and synergies are factually supportable and have been realized or are reasonably expected by the Borrower to be realized within 365 days following such acquisition; provided that (A) if any cost savings or synergies included in any pro forma calculation based on the expectation that such cost savings or synergies will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then pro forma calculations required to be made hereunder on and after such time for any period shall not reflect such cost savings and (B) the Consolidated Adjusted EBITDA for any period of four consecutive Fiscal Quarters determined on a pro forma basis after giving effect to any pro forma adjustments referred to in clause (ii) above with respect to all acquisitions given pro forma effect for such period may not exceed by more than 5.0% the Consolidated Adjusted EBITDA for such period determined on a pro forma basis prior to giving effect to any pro forma adjustment referred to in clause (ii) above. The Borrower shall deliver to the Administrative Agent a certificate of the Borrower executed by a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, (A) detailing such pro forma calculations and (B) in the case of any pro adjustments under clause (ii) above, certifying that such adjustments meet the requirements set forth in clause (ii) above, together with reasonably detailed evidence in support thereof.

1.3. Interpretation, Etc.

(a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, plan or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(b) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan or any performance of any covenant, duty or obligation shall be stated to be due on a day that is not a Business Day, such payment or performance shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan” or “Eurodollar Rate Revolving Borrowing”).

1.5. Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Letter of Credit Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall in addition determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as provided in Section 2.3. The Administrative Agent shall notify the Borrower and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit and of any payment made by the Issuing Bank pursuant to a Letter of Credit.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Term Commitments. Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, (i) a Tranche A Term Loan to the Borrower in an amount equal to such Lender’s Tranche A Term Loan Commitment and (ii) a Tranche B Term Loan to the Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed.

Each Lender’s Tranche A Term Loan Commitment and Tranche B Term Loan Commitment shall terminate immediately and without any further action on the Closing Date upon the making of a Tranche A Term Loan or a Tranche B Term Loan, as applicable, by such Lender.

(b) Borrowing Mechanics for Term Loans.

(i) Each Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders proportionately to their respective Pro Rata Shares.

(ii) To request a Term Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice not later than one day prior to the Closing Date. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Term Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing.

(iii) Each Lender shall make the principal amount of its Tranche A Term Loan and/or its Tranche B Term Loan required to be made by it hereunder on the Closing Date available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Tranche A Term Loan and Tranche B Term Loan available to the Borrower by remitting the amounts so received, in like funds, to the account of the Borrower specified by the Borrower in the Funding Notice no later than 2:00 p.m. (New York City time) on the Closing Date.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Total Utilization of Revolving Commitments exceeding the total Revolving Commitments and (iii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) as of the Closing Date being less than $50,000,000. Amounts borrowed pursuant to this Section 2.2(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Revolving Lenders proportionately to their respective Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $250,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. Subject to Section 2.3(d), at the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $250,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments in effect at such time.

(ii) To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 10:00 a.m. (New York City time) at least three Business Days (or in the case of any Borrowing on the Closing Date, one Business Day) in advance of the proposed Credit Date and (B) in the case of a Base Rate Borrowing, not later than 10:00 a.m. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Funding Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of any discrepancy between the telephonic notice and the written Funding Notice, the written Funding Notice shall govern. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Except as otherwise provided herein, a Funding Notice for a Eurodollar Rate Revolving Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and, if the Borrower fails to make a borrowing in accordance therewith, it shall be subject to the provisions of Section 2.17(c).

(iii) Each Lender shall make the principal amount of its Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make available each such Revolving Loan available to the Borrower by remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the applicable Funding Notice no later than 3:00 p.m. (New York City time) on the applicable Credit Date or, with respect to Revolving Loans being made on the Closing Date, no later than 2:00 p.m. (New York City time) on the Closing Date.

2.3. Letters of Credit.

(a) General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower; provided that no Letter of Credit shall be issued (or amended, renewed or extended) by any Issuing Bank unless (i) such Issuing Bank shall have given to the Administrative Agent written notice thereof required under Section 2.3(h), (ii) after giving effect to such issuance (or amendment, renewal or extension) (A) the Total Utilization of Revolving Commitments shall not exceed the total Revolving Commitments then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect, (iii) such Letter of Credit shall be denominated in Dollars or an Alternative Currency, (iv) such Letter of Credit shall have an expiration date that is no later than the earlier of (A) five days prior to the Revolving Maturity Date and (B) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the date of such renewal or extension), (v) such Letter of Credit is otherwise in the form acceptable to such Issuing Bank in its reasonable discretion and (vi) such Issuing Bank and the Borrower shall have agreed to a rate per annum to be used for determining the fronting fee payable under Section 2.10(b)(i) with respect to such Letter of Credit. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than five days prior to the Revolving Maturity Date) unless such Issuing Bank elects not to extend for any such additional period; provided that such Issuing Bank shall not permit any such extension if, reasonably in advance of the time by which such election must be made, such Issuing Bank has received written notice that an Event of Default has occurred and is continuing.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver to the Administrative Agent and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby Letters of Credit) or five Business Days (in the case of commercial Letters of Credit), or in each case such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the requested date of issuance, amendment, renewal or extension. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request; provided that (i) any provisions of such letter of credit application containing representations and warranties, covenants or events of default applicable to the Borrower or any of its Subsidiaries not contained in this Agreement, or purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit, shall be of no force or effect and (ii) in the event of any inconsistency or conflict between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control. No Issuing Bank shall be required to issue, amend, renew or extend any requested Letter of Credit unless such issuance, amendment, renewal or extension is in accordance with such Issuing Bank’s standard operating procedures.

(c) Responsibility of each Issuing Bank. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of an Issuing Bank shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks or any of their Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (viii) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any Governmental Acts. Without limiting the foregoing, any act taken or omitted to be taken by an Issuing Bank under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against an Issuing Bank for any liability to the extent arising out of the gross negligence, bad faith or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrower. In the event an Issuing Bank shall have honored a drawing under any Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent thereof, and the Borrower shall reimburse such Issuing Bank for such drawing by paying to such Issuing Bank an amount in the currency in which such Letter of Credit is denominated in same day funds equal to the amount of such drawing not later than (i) if the Borrower shall have received notice of such drawing prior to 10:00 a.m. (New York City time) on any Business Day, then on the immediately following Business Day or (ii) otherwise, on the second Business Day immediately following the day that the Borrower receives such notice (the date on which the Borrower is required to reimburse a drawing under any Letter of Credit is referred to herein as the “Reimbursement Date” in respect of such drawing); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2(b) that such reimbursement payment, if required to be made in Dollars, be financed with a Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such reimbursement payment shall be discharged and replaced by the resulting Revolving Borrowing. If the Borrower fails to make such payment when due, if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable drawing honored under such Letter of Credit shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Letter of Credit Exchange Rate in effect on the applicable Letter of Credit Participation Calculation Date, of the amount of such drawing. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall pay the amount of any such tax requested by the Administrative Agent, the applicable Issuing Bank or such Lender, which request shall include a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts so requested.

(e) Revolving Lenders’ Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit, each Revolving Lender shall be deemed to have purchased from the applicable Issuing Bank, and agrees to fund as set forth herein, a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn under such Letter of Credit. In the event that the Borrower shall fail for any reason to reimburse the applicable Issuing Bank for any drawing under a Letter of Credit as provided in Section 2.3(d), such Issuing Bank shall promptly notify the Administrative Agent thereof and of the unreimbursed amount of such honored drawing and, promptly upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the details of such notice and of such Lender’s Pro Rata Share of such unreimbursed amount. Each Revolving Lender shall make available to applicable Issuing Bank an amount equal to such Lender’s Pro Rata Share of (i) in the case of a Letter of Credit denominated in Dollars, such unreimbursed amount or (ii) in the case of a Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent of such unreimbursed amount calculated using the Letter of Credit Exchange Rate in effect on the applicable Letter of Credit Participation Calculation Date, in each case in Dollars in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by such Issuing Bank. In the event that any Revolving Lender fails to make available to applicable Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Revolving Lender to recover from the applicable Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.3(e) in the event that the honoring of a drawing under a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, bad faith or willful misconduct on the part of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank by or on behalf of the Borrower in reimbursement of such honored drawing when such payments are received.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and the obligations of the Revolving Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank, any Lender or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary for which any Letter of Credit was procured), (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (v) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (vi) any breach hereof or any other Credit Document by any party thereto, (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, or (viii) the fact that a Default or an Event of Default shall have occurred and be continuing; provided, in each case, that honoring of a drawing by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided therein, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (but limited, in the case of any one Issuing Bank, in the case of attorneys’ fees, to the reasonable fees, expenses and disbursements of one firm of outside counsel and such local or regulatory counsel as shall be deemed required by such Issuing Bank) that such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (A) the gross negligence, bad faith or willful misconduct of such Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (B) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit or (ii) the failure of such Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act.

(h) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by such Issuing Bank and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which the Borrower fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such failure and the amount of such unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit.

(i) Termination of any Issuing Bank; Designation of Additional Issuing Banks.

(i) The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.10(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(ii) The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

2.4. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans on the occasion of any Borrowing shall be made, and all participations purchased, by the Lenders proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby and (ii) no Term Loan Commitment or any Revolving Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then such Lender agrees to pay to the Administrative Agent forthwith on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, (i) at any time prior to the third Business Day following the date such amount is made available to the Borrower, at the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the date of such Borrowing, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum otherwise applicable to such Borrowing, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

2.5. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date, together with the proceeds of the Equity Contribution, to finance the Existing Debt Repayment and the Kelley Blue Book Acquisition and to pay fees and expenses incurred in connection with the Transactions. The Borrower shall use the proceeds of the Revolving Loans made after the Closing Date solely for ongoing working capital requirements and other general corporate purposes of the Borrower and the Subsidiaries. Letters of Credit may be requested by the Borrower solely for general corporate purposes of the Borrower and the Subsidiaries. The Borrower agrees that no portion of the proceeds of any Loan will be used in any manner that entails a violation (including on the part of any Lender) of any regulation of the Board of Governors, including Regulations T, U and X, or of the Exchange Act.

2.6. Evidence of Debt; Register; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amounts of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records of the Administrative Agent shall govern, absent manifest error.

(b) Register. The Administrative Agent shall maintain at one of its offices records of the names and addresses of Lenders, and the Commitments of and the interest and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Loan hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6 and agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. On the Closing Date, or at any time thereafter, but in any case upon the request of any Lender by at least two Business Days prior written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, as the case may be, which shall be substantially in the form of Exhibit L.

2.7. Interest on Loans and Letter of Credit Disbursements.

(a) Subject to Section 2.9, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that until the earlier of (i) the date that the Administrative Agent shall have notified the Borrower that the primary syndication of the Loans and Commitments has been completed or terminated, as determined by the Administrative Agent, and (ii) the date 30 days after the Closing Date, the Term Loans shall be maintained at the Borrower’s option as either (A) Eurodollar Rate Loans having an Interest Period of no longer than one month or (B) Base Rate Loans; provided further that there shall be no more than 10 Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted into a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the Funding Notice or the applicable Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, upon termination of the Revolving Commitments and (iv) on the Maturity Date applicable to such Loan.

(e) The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, a rate that is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans. Interest payable pursuant to this Section 2.7(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

2.8. Conversion/Continuation.

(a) Subject to Sections 2.7 and 2.17, the Borrower shall have the option:

(i) to convert at any time all or any part of any Borrowing from one Type to the other Type or

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $250,000 in excess of such amount; provided further that a Eurodollar Rate Borrowing that results from a continuation of an outstanding Eurodollar Rate Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with the Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise its option pursuant to this Section 2.8, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) (i) on the Business Day of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that such telephone notice is given. In the event of any discrepancy between the telephonic notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the Interest Rate Determination Date with respect to the Interest

Period requested, or deemed requested, for such Borrowing, and if the Borrower fails to effect a conversion or continuation in accordance therewith it shall be subject to Section 2.17(c).

(c) Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and is continuing, then no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing.

2.9. Default Interest. Notwithstanding anything to the contrary herein, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (ii) in the case of any other amount, at a rate (computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed) that is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10. Fees.

(a) The Borrower agrees to pay to each Revolving Lender for each day:

(i) a commitment fee equal to such Lender’s Pro Rata Share of (A) the average of the difference on such day between (1) the total Revolving Commitments and (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (2) the Applicable Revolving Commitment Fee Percentage on such day; and

(ii) a letter of credit fee equal to such Lender’s Pro Rata Share of (A) the maximum amount available to be drawn under all Letters of Credit outstanding on such day (regardless of whether any conditions for drawing could then be met and determined as of the close of business on such day), multiplied by (B) the Applicable Margin for Eurodollar Rate Revolving Loans on such day.

All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower and upon receipt, the Administrative Agent shall promptly distribute to each Revolving Lender its Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i) for each day, a fronting fee equal to a rate per annum agreed to between the Borrower and such Issuing Bank, multiplied by the maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank outstanding on such day (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any such day); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a year of 365 days (or 366 days in a leap year) and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) The Borrower agrees to pay to the Agents such other fees in the amounts and at the times separately agreed upon.

2.11. Scheduled Installments; Repayment on Maturity Date.

(a) Subject to Section 2.11(d), the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Tranche A Term Borrowings Scheduled Installment Dates	Tranche A Term Loan Installments
March 31, 2011	$3,125,000
June 30, 2011	$3,125,000
September 30, 2011	$3,125,000
December 31, 2011	$3,125,000
March 31, 2012	$3,125,000
June 30, 2012	$3,125,000
September 30, 2012	$3,125,000
December 31, 2012	$3,125,000
March 31, 2013	$4,375,000
June 30, 2013	$4,375,000
September 30, 2013	$4,375,000
December 31, 2013	$4,375,000
March 31, 2014	$6,250,000
June 30, 2014	$6,250,000
September 30, 2014	$6,250,000
December 31, 2014	$6,250,000
March 31, 2015	$6,250,000
June 30, 2015	$6,250,000
September 30, 2015	$6,250,000
Tranche A Term Loan Maturity Date	$163,750,000

To the extent not previously paid, all Tranche A Term Loans shall be due and payable on the Tranche A Term Loan Maturity Date.

(b) Subject to Section 2.11(d), the Borrower shall repay Tranche B Term Borrowings on each March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2011 and ending with the last such day to occur prior to the Tranche B Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Tranche B Term Borrowings outstanding on the Closing Date. To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(c) Subject to Section 2.11(d), the Borrower shall repay Incremental Term Borrowings with respect to Incremental Term Loans of any Series on each date and in the aggregate principal amount set forth in the applicable Incremental Facility Agreement. To the extent not previously paid, all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Loan Maturity Date with respect to such Series of Incremental Term Loans.

(d) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans, the Tranche B Term Loans or the Incremental Term Loans of any Series, as the case may be, in accordance with Section 2.14.

(e) The outstanding Revolving Loans shall be due and payable on the Revolving Maturity Date.

2.12. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(a) and Section 2.17(c), prepay any Borrowing on any Business Day in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate minimum principal amount of $500,000 and integral multiples of $100,000 in excess of such amount.

(ii) To make a voluntary prepayment pursuant to Section 2.12(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Borrowings pursuant to Section 2.12(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied and the provisions of Section 2.17(c) shall not apply. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof.

(b) Voluntary Commitment Reductions.

(i) At any time and from time to time the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the total Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount.

(ii) To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.12(b)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein and shall reduce the Revolving Commitment of each Lender by its Pro Rata Share thereof; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.12(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied). Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the details thereof.

2.13. Mandatory Prepayments.

(a) Asset Sales. No later than the third Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if such Asset Sale relates to assets that were acquired by the Borrower or any Subsidiary after the Closing Date in a transaction permitted under Section 6.6(a)(x), 6.6(a)(xviii) or 6.6(a)(xix) (or prior to the Closing Date in a transaction permitted under the comparable provisions of the Existing Credit Agreement and set forth on Schedule 1.1 hereto), in each case, in whole or in part, with the Concurrent Equity Proceeds in respect thereof or with Equity Interests (other than Disqualified Equity Interests) in the Borrower (or any Borrower Parent Company) (such acquisition consideration being referred to as the “Equity Consideration” and such assets being referred to as the “Equity Financed Assets”), the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of the Borrower executed by an Authorized Officer to the effect that such Asset Sale relates to Equity Financed Assets (and containing a brief description of such Equity Financed Assets, the date of the acquisition thereof, the acquisition consideration paid therefor (specifying the nature thereof, it being understood that in the case of Equity Financed Assets acquired as part of an acquisition the consideration for which did not consist solely of the Equity Consideration, the portion of such acquisition consideration in the form of Equity Consideration attributable to such Equity Financed Assets shall be determined on a proportionate basis to the other types of consideration paid in such acquisition) and the fair value of the Equity Consideration paid (or so attributed to have been paid) therefor, determined as of the date of the acquisition thereof (such fair value being referred to as the “Equity Consideration Value”), setting forth the portion of the Net Proceeds in respect of such Asset Sale that is attributable to such Equity Financed Assets and certifying that, as of the date of such certificate, no Default or Event of Default has occurred and is continuing, in which case such portion of such Net Proceeds, to the extent not in excess of such Equity Consideration Value, shall not be deemed to be Net Proceeds for purposes of this Section 2.13(a); provided further that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of the Borrower executed by an Authorized Officer to the effect that the Borrower (a) intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets (including capital expenditures) useful in the business of the Borrower and the Subsidiaries within 365 days after the receipt of such Net Proceeds or (b) intends to enter into a binding commitment within 365 days after the receipt of such Net Proceeds to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets (including capital expenditures) useful in the business of the Borrower and the Subsidiaries within 180 days after the end of such 365 day period, and, in each case, certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case the Borrower may so reinvest such Net Proceeds within such applicable period; provided that (i) to the extent any such Net Proceeds shall be received in respect of assets owned by a Credit Party, such Net Proceeds may be reinvested only in assets owned by a Credit Party (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries) and (ii) any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings promptly upon the expiration of such period.

(b) Insurance/Condemnation Events. No later than the third Business Day following the date of receipt by the Borrower or any Subsidiary, or by the Administrative Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall prepay the Term Borrowings in an aggregate principal amount equal to such Net

Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of the Borrower executed by an Authorized Officer to the effect that the Borrower (a) intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets (including capital expenditures) useful in the business of the Borrower and the Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) within 365 days after the receipt of such Net Proceeds or (b) intends to enter into a binding commitment within 365 days after the receipt of such Net Proceeds to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets (including capital expenditures) useful in the business of the Borrower and the Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) within 180 days after the end of such 365 day period, and, in each case, certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case the Borrower may so reinvest such Net Proceeds within such applicable period; provided further that (i) to the extent any such Net Proceeds shall be received in respect of assets owned by a Credit Party, such Net Proceeds may be reinvested only in assets owned by a Credit Party (other than, in each case, Equity Interests in Foreign Subsidiaries) and (ii) any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings promptly upon the expiration of such period.

(c) Issuance of Debt. No later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Cash proceeds from the incurrence of any Indebtedness of the Borrower or any Subsidiary (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2012), the Borrower shall, no later than 105 days after the end of such Fiscal Year (or, if earlier, the day on which the audited financial statements with respect to such Fiscal Year are delivered pursuant to Section 5.1(b)), prepay the Term Borrowings of each Class in an aggregate principal amount equal to (i) the product of (A) 50% (or, if the Leverage Ratio as of the end of such Fiscal Year shall have been less than 2.25 to 1.00, 25% or, if the Leverage Ratio as of the end of such Fiscal Year shall have been less than 1.75 to 1.00, 0%) of such Consolidated Excess Cash Flow and (B) the percentage of the aggregate principal amount of the Term Borrowings of all Classes outstanding as of the end of such Fiscal Year represented by the Term Borrowings of such Class outstanding as of the end of such Fiscal Year minus (ii) the sum of (A) the aggregate principal amount of the Term Borrowings of such Class voluntarily prepaid by the Borrower pursuant to Section 2.12 and (B) the product of (1) the aggregate principal amount of the Revolving Borrowings voluntarily prepaid by the Borrower pursuant to Section 2.12 (but only to the extent accompanied by a concomitant permanent reduction in the Revolving Commitments) and (2) the percentage of the aggregate principal amount of the Term Borrowings of all Classes outstanding as of the end of such Fiscal Year represented by the Term Borrowings of such Class outstanding as of the end of such Fiscal Year, in each case under this clause (ii) if such voluntary prepayments were made during such Fiscal Year or, subject to Section 2.14(a), after the end of such Fiscal Year but prior to the date of the prepayment under this Section 2.13(d) on account of the Consolidated Excess Cash Flow for such Fiscal Year (it being agreed that, to the extent any such voluntary prepayment made after the end of any Fiscal Year shall have reduced the amount of the prepayment under this Section 2.13(d) required to be made on account of the Consolidated Excess Cash Flow for such Fiscal Year, such voluntary prepayment shall not reduce the amount required to be prepaid under this Section 2.13(d) with respect to the next following Fiscal Year).

(e) Revolving Loans. The Borrower shall from time to time prepay the Revolving Borrowings to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect (which shall include, for the avoidance of doubt, the repayment of the aggregate unpaid principal amount of each Revolving Borrowing on the Revolving Commitment Termination Date).

(f) Prepayment Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to this Section 2.13, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of the Borrower executed by an Authorized Officer demonstrating the calculation of the amount of the applicable Net Proceeds or Consolidated Excess Cash Flow, as the case may be. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.14(b)), and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Borrowings, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of the Borrower executed by an Authorized Officer demonstrating the derivation of such excess.

(g) Prepayment Escrow Account. In the case of any mandatory prepayment of any Eurodollar Rate Borrowing pursuant to Section 2.13(a), 2.13(b), 2.13(c) or 2.13(d), the Borrower may, at its option, instead of making such mandatory prepayment by the time otherwise due hereunder, deposit on or prior to such time into the Prepayment Escrow Account (as defined below) an amount in cash equal to the sum of (i) the amount of such mandatory prepayment and (ii) the aggregate amount of the accrued interest that would be due thereon pursuant to Section 2.7 on the last day of the Interest Period of such Eurodollar Rate Borrowing. The Administrative Agent shall apply any funds on deposit in the Prepayment Escrow Account solely to prepay the Eurodollar Rate Borrowing with respect to which such deposit was made, and to pay accrued interest thereon, on the last day of such Interest Period or, at the discretion of the Administrative Agent, on an earlier date if a Default or an Event of Default shall have occurred and be continuing. For purposes of this paragraph, the term “Prepayment Escrow Account” means an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right to withdraw funds. Other than any interest earned on the investment of the funds on deposit in the

Prepayment Escrow Account, which investment shall be made at the option of the Borrower solely in Cash Equivalents and at the Borrower’s risk and expense, such funds shall not bear interest. Any funds remaining in the Prepayment Escrow Account after the application of funds on deposit therein in accordance with the foregoing provisions of this Section 2.13(g) shall be paid by the Administrative Agent to the Borrower.

2.14. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of Term Borrowings of any Class pursuant to Section 2.12(a) shall be applied to reduce the subsequent Installments to be made pursuant to Section 2.11 with respect to Term Borrowings of such Class in a manner specified by the Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, in direct order of maturity); provided that no such prepayment of Term Borrowings of any Class made after the end of any Fiscal Year shall reduce the amount of the prepayment under Section 2.13(d) required to be made on account of the Consolidated Excess Cash Flow for such Fiscal Year unless such prepayment shall have been applied to reduce the subsequent Installments to be made pursuant to Section 2.11 with respect to Term Borrowings of such Class on a pro rata basis, in accordance with the principal amount of such Installments (it being understood that, to the extent not so applied, such prepayment shall reduce the amount of the prepayment under Section 2.13(d) required to be made on account of the Consolidated Excess Cash Flow for the Fiscal Year in which such prepayment has been made).

(b) Application of Mandatory Prepayments. Any prepayment of Term Borrowings pursuant to Section 2.13 (i) shall be allocated between each Class of Term Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class), provided that the prepayment of Term Borrowings pursuant to Section 2.13(d) shall be allocated to each Class of Term Borrowings as set forth therein, and (ii) shall be applied to reduce the subsequent Installments to be made pursuant to Section 2.11 with respect to Term Borrowings of any Class on a pro rata basis (in accordance with the principal amounts of such Installments).

(c) Waivable Mandatory Prepayment. Notwithstanding anything herein to the contrary in the event the Borrower is required to make any prepayment under Section 2.13 of the Tranche B Term Loans (a “Waivable Mandatory Prepayment”), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment (as estimated in good faith by the Borrower as of the time of such notice), and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche B Term Loan of the amount (determined based on such estimate by the Borrower) of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to decline such prepayment. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment

Date, the Borrower shall pay to the Administrative Agent such portion of the Waivable Mandatory Prepayment as is payable to the Lenders holding an outstanding Tranche B Term Loan that have elected (or have been deemed to have elected) not to exercise such option, with the Borrower retaining any portion of the Waivable Mandatory Prepayment that would otherwise be payable to the Lenders holding an outstanding Tranche B Term Loan that have elected to exercise such option.

2.15. General Provisions Regarding Payments.

(a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due for the account of Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank shall be so made and payments made pursuant to Sections 2.17(c), 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Any payment hereunder by or on behalf of the Borrower that is not received by the Administrative Agent in same day funds prior to 2:00 p.m. (New York City time) on the date due shall be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining applicability of Section 2.9), on the Business Day next succeeding the date of receipt (or, if later, the Business Day next succeeding the date the funds received become available funds).

(f) If an Event of Default shall have occurred and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2 of the Pledge and Security Agreement.

2.16. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest, amounts payable in respect of Letters of Credit and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies (other than monies comprising salaries and wages, workers compensation, tax, trust and similar funds) owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including pursuant to Sections 2.10(b), 2.18, 2.19, 2.20, 2.22, 10.2 and 10.3, or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Obligations owing to it.

2.17. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding on the parties hereto, absent manifest error) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, then the Administrative Agent shall give prompt notice (which may be telephonic if promptly followed by a written confirmation) thereof to the Borrower and each Lender of such determination (which notice or confirmation shall include a certificate of the Administrative Agent stating the basis for such determination in reasonable detail), whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to have been rescinded by the Borrower, and the provisions of Section 2.17(c) shall not apply to such rescission.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto with respect to such Lender, absent manifest error) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become after the date hereof unlawful as a result of compliance by such Lender in good faith with any applicable law (or would after the date hereof conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice shall include a certificate of the Lender stating the basis for such determination in reasonable detail and which the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives (A) a notice from any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall have been withdrawn by such Lender (or, in the case of a notice referred to in clause (B) above, Lenders constituting the Requisite Lenders) and such Lender or the Requisite Lenders, as applicable, shall give such notice when the conditions giving rise to such suspension no longer exist, (2) to the extent any such notice relates to a Eurodollar Rate Loan or Loans then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) shall make such Loan or Loans as (or continue such Loan or Loans as or convert such Loan or Loans to, as the case may be) a Base Rate Loan or Loans, (3) such Lender’s (or, in the case of a notice referred to in clause (B) above, the Lenders’) obligation to maintain outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or the Requisite Lenders as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender or the Requisite Lenders give notice of its or their determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Except as otherwise provided herein, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities (but not for lost profits or margins) that such Lender may sustain in the event (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, (iii) any payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto, (v) the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto as a result of Section 2.23(e) or any request by the Borrower pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower. Such loss, cost, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. To request compensation under this Section 2.17(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this paragraph, which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs. Except for Indemnified Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Taxes payable by any Lender, in the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurodollar Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto by an amount that such Lender deems to be material; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to such Lender under this Section 2.18(a) (and including a statement that compensation for such additional amounts is being sought under policies or procedures of general applicability maintained by such Lender), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy adopted after the date hereof (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing, by an amount that such Lender deems to be material, the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 10 Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis and calculation of the additional amounts owed to Lender under this Section 2.18(b) (and including a statement that compensation for such additional amounts is being sought under policies or procedures of general applicability maintained by such Lender), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation or other amounts pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation or other amounts; provided that the Borrower shall not be required to compensate or reimburse a Lender pursuant to this Section 2.18 for any increased costs, reductions or other amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs, reductions or other amounts and of such Lender’s intention to claim compensation or reimbursement therefor; provided further that, if the event giving rise to such increased costs, reductions or other amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.19. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(b)) under any of the Credit Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if the liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including deductions, withholdings or payments applicable to additional sums payable under this Section), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days of payment of any Tax that it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.22) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement or the Incremental Facility Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement or such Incremental Facility Agreement, as the case may be, in respect of payments to such Lender; provided further that a Lender that shall have become a Lender pursuant to an Assignment Agreement shall be entitled to receive all such additional amounts as such Lender’s assignor would have been entitled to receive pursuant to this Section 2.19(b).

(c) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Credit Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Credit Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent and the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or an Incremental Facility Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following is applicable:

(A) two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two original copies of Internal Revenue Service Form W-8ECI (or any successor forms), properly completed and duly executed by such Lender,

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of Exhibit B (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender;

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or has granted a participation), two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, properly completed and duly executed by the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of each such beneficial owner(s)), or

(E) executed originals of any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(ii) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “US Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding Tax, or otherwise prove that it is entitled to such an exemption.

(iii) If a payment made to a Lender under this Agreement or any other Credit Document may be subject to U.S. federal withholding Tax under Sections 1471 through 1474 of the Internal Revenue Code or regulations promulgated thereunder, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under such Sections or to determine the amount to deduct and withhold from such payment.

(iv) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income Tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate, that such Lender shall promptly deliver to the Administrative Agent and to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a United States Tax Compliance Certificate, together with two original copies of Internal Revenue Service Form W-8BEN and/or W-8IMY (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower or the Administrative Agent to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income Tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(v) Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form, certificate or document that such Lender is not legally eligible to deliver.

(d) Indemnification. The applicable Credit Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for any Taxes (other than Excluded Taxes) described in Section 2.19(a) (including any Tax imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxing or other authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to such Credit Party by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive, absent manifest error. If the Borrower reasonably believes that there is an appropriate basis to pursue a refund of any Tax indemnified by the Borrower under this Section 2.19(d), the Administrative Agent or Lender (as applicable) shall, upon the Borrower’s written request and at the Borrower’s expense, use its reasonable efforts to pursue such refund in good faith and by appropriate proceedings; provided that neither the Administrative Agent nor any Lender shall be obligated to pursue any such refund if the Administrative Agent or Lender determines in good faith that it would be materially disadvantaged or prejudiced, or subject to any unreimbursed cost or expense, by pursuing such refund. Any refund described in the preceding sentence that is received by the Administrative Agent or any Lender shall be payable to the Borrower to the extent provided in Section 2.19(g).

(e) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(f) Reimbursement. Failure or delay on the part of any Lender to demand indemnification or other amounts pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such indemnification or other amounts; provided that the Borrower shall not be required to indemnify or reimburse a Lender pursuant to this Section 2.19 for any Tax incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such Tax and of such Lender’s intention to claim such indemnification or reimbursement therefor; provided further that, if the event giving rise to such Tax is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to Section 2.19(b)(iii), it shall promptly pay over such refund to the applicable Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 2.19(b)(iii) or 2.19(d), as applicable, with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender related to receipt of the refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, as applicable, in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Credit Party or any other Person.

2.20. Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender or (b) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Section 2.18 or 2.19 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect its Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis and calculation of such amount and including a statement that reimbursement of such expenses is being sought under policies or procedures of general applicability maintained by such Lender)) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

2.21. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, in the event that any Lender becomes a Defaulting Lender, then during the Default Period with respect to such Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a)(i);

(ii) the Revolving Exposure and Term Loans of such Defaulting Lender shall be disregarded in determining whether the Requisite Lenders shall have taken any action hereunder or under any other Credit Document (including any consent, waiver, amendment or other modification pursuant to Section 10.5); provided that any consent, waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or all Lenders affected thereby shall continue to require the consent of such Defaulting Lender in accordance with the terms hereof;

(iii) if the Letter of Credit Usage shall exceed zero at the time such Lender becomes a Defaulting Lender (each Letter of Credit to which such Letter of Credit Usage is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) the participation of each Non-Defaulting Lender in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.3(e) on the basis of such Lender’s Adjusted Pro Rata Share (and all references in Section 2.3(e) to “Pro Rata Share” shall be deemed to be references to “Adjusted Pro Rata Share”) (such incremental participations being referred to as the “Incremental Letter of Credit Participations”);

(B) notwithstanding the foregoing:

(1) if any Revolving Lender that becomes a Defaulting Lender shall be an Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above with respect to participations in any Letter of Credit issued by such Issuing Bank;

(2) if the Defaulting Lenders’ Pro Rata Share of the Letter of Credit Usage attributable to the Reallocated Letters of Credit (the “Defaulting Lender Letter of Credit Usage”) exceeds the unused portion of the aggregate Revolving Commitments (excluding the Revolving Commitments of the Defaulting Lenders) as of the time the adjustments are to be made pursuant to clause (A) above, then the incremental amount of participations acquired by any Non-Defaulting Lender under clause (A) above shall be reduced, on a pro rata basis, so as not to exceed the unused portion of the Revolving Commitment of such Lender as of such time; and

(3) no adjustment shall be made under clause (A) above unless at the time of such adjustment the conditions set forth in Section 3.2(b) and 3.2(c) shall be satisfied (with all references therein to a Credit Date deemed to be references to the date of such adjustment and the reference therein to a Credit Extension deemed to be the reference to such adjustment);

(C) if the Incremental Letter of Credit Participations shall be less than the Defaulting Lender Letter of Credit Usage as a result of the circumstances described in clause (B) above, then the Borrower shall, within one Business Day after receipt of written notice to that effect from the Administrative Agent (which notice shall be given at the request of any Issuing Bank), cash collateralize the Reallocated Letters of Credit (in a manner and under documentation reasonably satisfactory to each Issuing Bank that is an issuer of any such Letter of Credit) and in an aggregate amount equal to the excess, if any, of the Defaulting Lender Letter of Credit Usage over the Incremental Letter of Credit Participations;

(D) if any Reallocated Letter of Credit shall have been cash collateralized by the Borrower pursuant to clause (C) above, then the Borrower shall not be required to pay any letter of credit fees to the Revolving Lenders that are Defaulting Lenders pursuant to Section 2.10(a)(ii) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized;

(E) if an adjustment shall have been made pursuant to clause (A) above to the participations of the Non-Defaulting Lenders in Reallocated Letters of Credit, then the letter of credit fees that would otherwise have been payable to the Revolving Lenders that are Defaulting Lenders pursuant to Section 2.10(a)(ii) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental Letter of Credit Participations therein shall instead accrue for the accounts of, and be payable to, the Revolving Lenders that are Non-Defaulting Lenders in accordance with their Adjusted Pro Rata Shares;

(F) if the Defaulting Lender Letter of Credit Usage at any time shall exceed the sum of the Incremental Letter of Credit Participations at such time and the portion of the Reallocated Letters of Credit cash collateralized at such time pursuant to clause (C) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Non-Defaulting Lender hereunder, all letter of credit fees payable to the Revolving Lenders that are Defaulting Lenders under Section 2.10(a)(ii) with respect to the portion of the Defaulting Lender Letter of Credit Usage equal to such excess shall instead ratably accrue for the accounts of, and be payable to, the Issuing Banks that shall have issued the Reallocated Letters of Credit; and

(G) the Revolving Exposure of each Non-Defaulting Lender shall be determined after giving effect to the Incremental Letter of Credit Participations acquired by such Lender under the foregoing clauses of this clause (iii);

(iv) in the event any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Lenders therein shall be determined in the manner set forth in clause (a)(iii)(A) above as if such Letter of Credit shall have been a Reallocated Letter of Credit and (B) letter of credit fees that would otherwise have been payable to the Revolving Lenders that are Defaulting Lenders pursuant to Section 2.10(a)(ii) in respect of any such Letter of Credit shall be subject to clause (iii) above; provided, however, that, notwithstanding anything to the contrary set forth herein, no Issuing Bank shall be required to issue, extend, renew or increase the amount of any Letter of Credit, in each case unless it is satisfied that the Defaulting Lender Letter of Credit Usage attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower (in a manner and under documentation reasonably satisfactory to such Issuing Bank); and

(v) with respect to any Defaulting Lender, (A) any amounts that would otherwise (giving effect to clause (iii) above) be payable to such Defaulting Lender with respect to its Loans and Commitments under the Credit Documents (including voluntary and mandatory prepayments and fees in respect thereof) may, in lieu of being distributed to such Defaulting Lender, at the written direction of the Borrower to the Administrative Agent and, in the case of any Defaulting Lender that is also an Insolvency Defaulting Lender, to the extent permitted by applicable law, be retained by the Administrative Agent and applied in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and to collateralize indemnification and reimbursement obligations of such Defaulting Lender in an amount reasonably determined by the Administrative Agent, second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank (and to the extent any such amounts shall have been paid by Non-Defaulting Lenders as a result of adjustments pursuant to clause (A) above, to reimburse such Non-Defaulting Lenders for such amounts), third, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Letters of Credit, and fourth, to the funding of any Defaulting Lender Loan of such Defaulting Lender; and, to the extent not applied as aforesaid, may be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Revolving Loans hereunder; and (B) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulting Lender Loans of such Defaulting Lender.

(b) No Revolving Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section 2.21 performance by the Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified, as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies that the Borrower, the Administrative Agent, any Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender as a result of it becoming a Defaulting Lender. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.

2.22. Removal or Replacement of a Lender. Notwithstanding anything contained herein to the contrary, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within one Business Day after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within one Business Day after the Borrower’s request that it cure such default; or (c) in connection with any proposed waiver, amendment or other modification of any Credit Document, or any consent to any departure by any Credit Party therefrom, of the type referred to in Section 10.5(b) the consent of Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a majority interest of the Lenders of the affected Class) shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required but shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (each, a “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full (or, at the option of the Borrower, its outstanding Loans and its Commitments of a particular Class in full) to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6, and the Borrower shall pay the fees, if any, payable under such Section in connection with any such assignment; provided that (A) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender subject to such assignment and (2) in the case of an assignment of a Terminated Lender’s rights and obligations as a Revolving Lender, (x) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all accrued and unpaid interest thereon, and (y) an amount equal to all accrued but unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (B) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19 (or any other Section, assuming that such assignment were a prepayment (other than any amount referred to in clause (A) above)), and (3) in the event such Terminated Lender is a Non-Consenting Lender, the Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.23. Incremental Facilities.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) prior to the Revolving Commitment Termination Date, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Tranche A Term Loan Commitments and/or (iii) the establishment of Incremental Tranche B Term Loan Commitments, provided that the aggregate amount of all the Incremental Commitments shall not exceed $400,000,000. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested, and (C) the identity of each Lender or other Person that the Borrower proposes become an Incremental Revolving Lender or an Incremental Term Lender, as applicable, with respect thereto, together with the proposed aggregate amount of the Incremental Revolving Commitment or the Incremental Term Loan Commitment, as applicable, for each such Lender or other Person (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment and (y) any such Person that is not a Lender must be an Eligible Assignee that is reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank).

(b) (i) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to the terms and conditions of the Revolving Commitments and Loans and other extensions of credit made thereunder.

(ii) The terms and conditions of any Incremental Tranche B Term Loan Commitments and the Incremental Tranche B Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to the Tranche B Term Loan Commitments and the Tranche B Term Loans; provided that (i) the weighted average life to maturity of any Incremental Tranche B Term Loans shall be no shorter than the weighted average life to maturity of the Tranche B Terms Loans, (ii) no Incremental Term Loan Maturity Date with respect to an Incremental Tranche B Term Loan shall be earlier than the Tranche B Term Loan Maturity Date, and (iii) the Weighted Average Yield applicable to any Incremental Tranche B Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche B Term Loans plus 0.50% per annum unless the interest rate with respect to the Tranche B Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Tranche B Term Loans to equal the Weighted Average Yield then applicable to such Incremental Tranche B Term Loans minus 0.50% per annum.

(iii) The terms and conditions of any Incremental Tranche A Term Loan Commitments and the Incremental Tranche A Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to the Tranche A Term Loan Commitments and the Tranche A Term Loans; provided that (i) the Incremental Term Loan Maturity Date with respect to an Incremental Tranche A Term Loan shall be identical to the Tranche A Term Loan Maturity Date, (ii) any Incremental Tranche A Term Loans will amortize at a percentage of the principal amount of such Incremental Tranche A Term Loans equal to the percentage of the principal amount of Tranche A Term Loans at which Tranche A Term Loans will amortize for the remainder of scheduled installment dates set forth in Section 2.11(a) until the Tranche A Term Loan Maturity Date, and (iii) the Weighted Average Yield applicable to any Incremental Tranche A Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche A Term Loans plus 0.50% per annum unless the interest rate with respect to the Tranche A Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Tranche A Term Loans to equal the Weighted Average Yield then applicable to such Incremental Tranche A Term Loans minus 0.50% per annum.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental

Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and other Credit Extensions thereunder to be made on such date, (ii) on the date of effectiveness thereof, the condition set forth in Section 3.2(b) shall be satisfied (with all references therein to a Credit Date deemed to be references to the date of such effectiveness), (iii) the Borrower shall be in compliance, on a pro forma basis after giving effect to and the making of Loans and other Credit Extensions thereunder to be made on the date of effectiveness thereof and to the consummation of any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction occurring substantially concurrently with, or immediately prior to, the effectiveness of such Incremental Commitments (in each case, calculated in accordance with Section 1.2(b)), with the financial covenants set forth in Section 6.7 as of the last day of the Fiscal Quarter most recently ended on or prior to such date for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), the Consolidated Total Debt shall be determined on a pro forma basis as of such date), (iv) the Borrower shall make any payments required to be made pursuant to Section 2.17(c) in connection with such Incremental Commitments and the related transactions under this Section 2.23 and (v) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the provisions of this Section 2.23. Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.

(d) Upon effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the aggregate amount of the Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Pro Rata Shares of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Pro Rata Shares after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) On the date of effectiveness of any Incremental Term Loan Commitments of any Series, subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Incremental Term Lender holding such Incremental Term Loan Commitment shall make a loan to the Borrower in an amount equal to such Lender’s Incremental Term Loan Commitment of such Series.

(g) The Administrative Agent shall notify Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Pro Rata Shares of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.23(e).

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender and of each Issuing Bank to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmissions) that such party has signed a counterpart of this Agreement.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, (i) a certificate of such Credit Party executed by the secretary or assistant secretary of such Credit Party attaching (A) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of such Credit Party, (C) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Kelley Blue Book Purchase Agreement and the Existing Debt Repayment Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such secretary as being in full force and effect without modification or amendment, and (D) a good standing certificate from the applicable Governmental Authority of such

Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) Equity Contribution. The Equity Contribution shall have been made and the Borrower shall have received the proceeds thereof.

(d) Existing Debt Repayment Documents. The Administrative Agent shall have received a copy of the Existing Debt Repayment Documents, certified by an Authorized Officer of the Borrower as complete and correct as of the Closing Date. None of the Existing Debt Repayment Documents shall have been amended, supplemented or otherwise modified, and no provision thereof shall have been waived, in each case in a manner that is material and adverse to the interests of the Lenders without the prior consent of the Administrative Agent.

(e) Cox Intercompany Agreements. The Administrative Agent shall have received a copy of the Cox Intercompany Services Agreement and each other Cox Intercompany Agreement in effect on the Closing Date, certified by an Authorized Officer of the Borrower as complete and correct as of the Closing Date. None of the Cox Intercompany Agreements shall have been amended, supplemented or otherwise modified, and no provision thereof shall have been waived, in each case in a manner that is material and adverse to the interests of the Lenders without the prior consent of the Administrative Agent. The Cox Intercompany Services Agreement shall be in full force and effect.

(f) Kelley Blue Book Purchase Agreement. The Administrative Agent shall have received a copy of the Kelley Blue Book Purchase Agreement, certified by an Authorized Officer of the Borrower as complete and correct as of the Closing Date. The Kelley Blue Book Acquisition shall have been, or substantially contemporaneously with the funding of the Loans on the Closing Date shall be, consummated substantially in accordance with the Kelley Blue Book Purchase Agreement The Kelley Blue Book Purchase Agreement shall not have been amended, supplemented or otherwise modified, and no provision thereof shall have been waived, in each case in a manner that is material and adverse to the interests of the Lenders without the prior consent of the Administrative Agent.

(g) Other Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that after giving effect to the Transactions, none of the Borrower or any Subsidiary shall have (i) any Indebtedness owed to Cox Enterprises or any of its Subsidiaries (other than to the Borrower or any of its Subsidiaries) or (ii) any other Indebtedness, other than, in the case of this clause (ii), Indebtedness created under this Agreement or otherwise permitted under Section 6.1.

(h) Capital Structure. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower shall have no outstanding capital stock other than common stock.

(i) Governmental Authorizations and Consents. Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other Persons that, in each case, are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect.

(j) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied or, with respect to Deposit Accounts that constitute Collateral, the Collateral Agent shall be reasonably satisfied that such requirement shall be satisfied within forty-five days of the Closing Date. The Collateral Agent shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby, and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire are permitted under Section 6.2 or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(k) IP Subsidiary. The Administrative Agent shall have received evidence reasonably satisfactory to it that the IP Subsidiary (i) is the sole licensee under the Trader License Agreement and (ii) owns, beneficially and of record, at least 50% of the issued and outstanding Equity Interests in TPIH.

(l) Financial Statements and Projections. The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, which shall be accompanied by, in the case of unaudited consolidated financial statements, a Financial Officer Certification of the Borrower thereon, (ii) the pro forma consolidated balance sheet and related consolidated statement of operations of the Borrower as of the end of or for the period of four consecutive Fiscal Quarters ending with the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to clause (i) above, prepared after giving effect to the Transactions (other than any incurrence of Indebtedness hereunder after the Closing Date) (the “Pro Forma Financial Statements”) and (iii) the Projections.

(m) Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinion of Counsel to Credit Parties. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and dated the Closing Date) of Dow Lohnes PLLC, counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(o) Fees. The Borrower shall have paid to the Administrative Agent, the Arrangers and the Lenders all fees and other amounts due and payable on or prior to the Closing Date.

(p) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date.

(q) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, together with all attachments thereto.

(r) Credit Rating. The Borrower shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P, and the Term Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(s) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the consummation of the Transactions.

(t) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.

(u) Cox Enterprises Indebtedness Instruments. The Administrative Agent shall have received a certificate of Cox Enterprises executed by an Authorized Officer of Cox Enterprises, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (i) the Borrower and its Subsidiaries have been designated as “Unrestricted Subsidiaries” under material indebtedness of Cox Enterprises and its Subsidiaries (other than the Borrower and its Subsidiaries), including (A) the Credit Agreement, dated as of November 10, 2010, among Cox Enterprises, Cox Communications, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (B) the Indenture, dated as of February 22, 2000, between Cox Enterprises and The Bank of New York, as Trustee, as amended, and (C) the Indenture, dated as of July 9, 1997, between Cox Enterprises and The Bank of New York, as Trustee, and (ii) no “Default” or “Event of Default” (however denominated) under the definitive agreements evidencing or governing such indebtedness shall have occurred and be continuing, or would result from the consummation of the Transactions, in each case, if such “Default” or “Event of Default,” individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) Company Material Adverse Effect. There shall not have occurred, since December 31, 2009, a Company Material Adverse Effect.

(w) Patriot Act, Etc. At least 10 days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

3.2. Conditions to Each Credit Extension. The obligation of each Lender and of each Issuing Bank to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:

(a) the Administrative Agent and, in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Issuance Notice, as the case may be;

(b) the representations and warranties of the Credit Parties set forth herein (other than, in the case of any Credit Extension to be made on the Closing Date, the representation and warranty set forth in Section 4.9) and in the other Credit Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing; and

(d) in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as such Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in this Section 3.2 have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.2(a) or 2.3(a).

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and each Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, as follows:

4.1. Organization; Requisite Power and Authority; Qualification. The Borrower and each Subsidiary (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and in good standing under the laws of its jurisdiction of organization and in every other jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in the case of clause (a) (other than with respect to the Borrower or the IP Subsidiary) and (c), where the failure to be so organized, existing, qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests in each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary. Schedule 4.2 sets forth, as of the date hereof, but after giving effect to the consummation of the Transactions, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests. Schedule 4.2 sets forth, as of the date hereof, the percentage of each class of Equity Interests owned by any Permitted Holder in the Borrower, other than any Permitted Holder that owns less than 1% of such Equity Interests.

4.3. Due Authorization. The Transactions to be entered into by any Credit Party are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4. No Conflict. The Transactions do not and will not (a) violate in any material respect any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any material Contractual Obligation of the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any such violation, default, right or result, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) except for Liens created under the Credit Documents and Permitted Liens, result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

4.5. Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents and (c) to the extent failure to obtain, make or take any such consent, approval, notice or other action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements; Pro Forma Financial Statements.

(a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Borrower as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Borrower for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

(b) The Pro Forma Financial Statements have been prepared by the Borrower in good faith, based on assumptions believed by the Borrower on the date hereof to be reasonable.

4.8. Projections. The Projections have been prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable at the time made and are believed by the Borrower to be reasonable on the Closing Date, it being understood and agreed that Projections are not a guarantee of financial or other performance and actual results may differ therefrom and such differences may be material.

4.9. No Material Adverse Effect. Since December 31, 2009, there has been no event or condition that, individually or in the aggregate, has resulted in a Material Adverse Effect (that has not been cured or has not otherwise ceased to exist) or could reasonably be expected to result in a Material Adverse Effect.

4.10. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any Credit Document or otherwise involve any of the Credit Documents.

4.11. Payment of Taxes. The Borrower and each Subsidiary have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.12. Properties.

(a) Title. The Borrower and each Subsidiary have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Financial Statements or, after the first delivery thereof, in the financial statements most recently delivered pursuant to Section 5.1(a) or 5.1(b), in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except to the extent the failure to have such title, interests or rights, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Intellectual Property. The Borrower and each Subsidiary own or are validly licensed or otherwise permitted to use all Intellectual Property used in the business of the Borrower and the Subsidiaries, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for failure so to own, license or be permitted to use and such infringements that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

4.13. Environmental Matters. None of the Borrower, any Subsidiary or any of their Facilities or operations is subject to any Environmental Claim, and neither the Borrower nor any Subsidiary has conducted, or has knowledge of, any Hazardous Materials Activity, which Environmental Claim or Hazardous Materials Activity, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, there are no, and there have been no, conditions, events, occurrences governed by Environmental Law or any Hazardous Materials Activities which, in any such case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The costs for the Borrower and its Subsidiaries to comply with all current or future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14. No Defaults. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where any of the foregoing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.15. Governmental Regulation. Neither the Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940 or under any other Federal or state statute or regulation that may limit its ability to incur the Obligations or that may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any Subsidiary is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

4.16. Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Not more than 25% of the value of the assets subject to any provision of this Agreement or any other Credit Document that restricts the ability of the Borrower or any of the Subsidiaries to sell, create a Lien on or otherwise dispose of its assets will at any time be represented by Margin Stock.

4.17. Employee Matters. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is: (a) no unfair labor practice complaint pending against the Borrower or any Subsidiary, or to the knowledge of the Borrower, threatened in writing against any of them, before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the Borrower or any Subsidiary, or to the knowledge of the Borrower, threatened in writing against any of them, (c) no strike or work stoppage in existence or, to the knowledge of the Borrower, threatened in writing involving the Borrower or any Subsidiary, (d) to the knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any Subsidiary, and, (e) to the knowledge of the Borrower, no union organization activity is taking place, with respect to the employees of the Borrower or any Subsidiary.

4.18. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (d) no ERISA Event has occurred or is reasonably expected to occur, (e) the Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan, and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, and (f) with respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of the Borrower any of its Subsidiaries or any Related Party, which is subject to the laws of any jurisdiction outside of the United States (the

“Foreign Plans”) (i) such Foreign Plan has been and will be maintained in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets and will meet all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is and will be funded and/or book reserved, to the extent required by law, based upon reasonable actuarial assumptions, and (iv) no liability exists, shall exist or reasonably could be imposed, upon the assets of the Borrower, any of its Subsidiaries or any Related Party by reason of such Foreign Plan.

4.19. Solvency. The Credit Parties, taken as a whole, are on the Closing Date, before and after the consummation of the Transactions to occur on the Closing Date, and will be on each Credit Date, before and after the making of any Credit Extension on such Credit Date, Solvent, in each case after giving effect to the rights of subrogation and contribution hereunder.

4.20. Compliance with Laws. The Borrower and each Subsidiary are in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of their business and the ownership of their properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

4.21. Disclosure. Neither the Confidential Information Memorandum nor any of the other documents, certificates or other written statements furnished to any Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the negotiation of this Agreement or any other Credit Documents or otherwise in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished and when taken as a whole) contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any Subsidiary, in the case of any document not furnished by the Borrower or any Subsidiary) necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made; provided that, with respect to financial projections, forecasts, budgets and other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made and at the time such information is so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material).

4.22. Cox Intercompany Agreements. As of the date hereof, Schedule 4.22 sets forth each Cox Intercompany Agreement

4.23. Collateral Matters.

(a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

(b) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.23(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

4.24. Insurance. Schedule 4.24 sets forth a description of all material insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the date hereof.

4.25. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent, for the benefit of the Lenders:

(a) Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if the Borrower (or any Borrower Parent Company) shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower (or such Borrower Parent Company) for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Annual Financial Statements. Within 100 days after the end of each Fiscal Year (or, if the Borrower (or any Borrower Parent Company) shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower (or such Borrower Parent Company) for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of the Borrower as of the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of Deloitte & Touche LLP or other independent registered public accounting firm of recognized national standing (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate signed by the chief financial officer of the Borrower;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the Historical Financial Statements, the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements (including, where such reconciliation is reasonably practicable to determine, those for the prior period);

(e) Notice of Default and Material Adverse Change. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) the occurrence of any Default or Event of Default or (ii) any event or condition that the Borrower in good faith believes has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a certificate of the Borrower executed by an Authorized Officer setting forth the details of any event or condition requiring such notice and any action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) Notice of Adverse Proceedings. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of any Adverse Proceeding, or any development therein, not previously disclosed in writing by the Borrower to the Lenders that, in each case, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner questions the validity or enforceability of any Credit Document or otherwise involves any of the Credit Documents, a certificate of the Borrower executed by an Authorized Officer setting forth the details thereof;

(g) ERISA. (i) Promptly upon any Authorized Officer of the Borrower obtaining knowledge of the occurrence of any ERISA Event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (C) with respect to any Employee Benefit Plan for which there is any actual or potential ERISA Event that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, copies of such publicly filed documents, notices to all or substantially all of the Employee Benefit Plan participants or governmental reports or filings relating to such Employee Benefit Plan as the Administrative Agent may reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Borrower for each Fiscal Quarter of such Fiscal Year;

(i) Insurance Report. No later than the last day of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) setting forth all material insurance maintained as of the date of such certificate by the Borrower and the Subsidiaries;

(j) Information Regarding Cox Intercompany Agreements. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) having provided any notice of ceasing to provide any service theretofore provided by it under the Cox Intercompany Services Agreement if such cessation could reasonably be expected to have a Material Adverse Effect, (ii) Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) having provided any notice of termination of the Cox Intercompany Services Agreement or any event or condition occurring that, or with notice or lapse of time or both, has resulted or could reasonably be expected to result in Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) being entitled to terminate the Cox Intercompany Services Agreement pursuant to the terms thereof and (iii) Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) failing to comply with its material covenants under the Cox Intercompany Services Agreement or any other Cox Intercompany Agreement;

(k) Information Regarding Credit Parties. Prompt (and in any event within 30 days after the occurrence of any such change) written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer Identification Number;

(l) Collateral Verification.

(i) Together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(b), a certificate of the Borrower executed by an Authorized Officer (i) either confirming that, since the date of the Collateral Questionnaire delivered on the Closing Date, as supplemented by the certificates delivered pursuant to this Section 5.1(l), there has been no change in the information set forth therein or identifying all such changes in the information set forth therein and (ii) certifying that all UCC financing statements and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been (or, in the case of any such statements, agreements, filings, recordings or registrations specifically identified in such certificate, promptly after delivery of such certificate will be) filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to Section 5.1(k) (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(ii) Together with each delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), the Borrower shall deliver to the Collateral Agent a certificate of the Borrower executed by an Authorized Officer setting forth (A) all Equity Interests owned by any Credit Party, (B) all promissory notes and other Instruments evidencing any Indebtedness owned by any Credit Party and, in the case of such promissory notes or such Instruments other than the Intercompany Note and the Cox Intercompany Notes, in a principal amount in excess of $1,000,000 (other than Instruments intended to be deposited for collection promptly upon receipt), (C) each Deposit Account, Securities Account and Commodity Account, in each case, which constitutes Collateral, maintained by any Credit Party and (D) all Copyrights, Patents and Trademarks owned by any Credit Party that, in each case, (1) if so owned or maintained as of the Closing Date would have been required to be set forth on the applicable schedule to the Collateral Questionnaire pursuant to the terms thereof and (2) have not been set forth on such schedule or on a certificate previously delivered pursuant to this Section 5.1(l)(ii).

(m) Filed Information. Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC; and

(n) Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on the portion of the Platform that is designated for Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, such document or notice shall be posted solely on the portion of the Platform that is designated for Lenders who wish to receive material non-public information with respect to the Borrower, the Subsidiaries and their securities.

Information required to be delivered pursuant to this Section 5.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Existence. Except as otherwise permitted under Section 6.8, the Borrower will, and will cause each Subsidiary to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to the business of the Borrower and the Subsidiaries taken as a whole; provided that no Subsidiary (other than the IP Subsidiary) shall be required to preserve its existence, or any right, franchise, license or permit, if the Borrower shall have determined that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. The Borrower will, and will cause each Subsidiary to, pay all Taxes imposed upon it or any of its properties or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid (a) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (ii) in the case of a Tax or claim that has become or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) if the failure to pay any such Tax or claim, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurance companies, such insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Subsidiaries, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise and on such terms and conditions as the Borrower in the good faith exercise of its business judgment shall determine to be reasonable. Each such policy of insurance shall (a) in the case of each comprehensive general liability insurance policy or any other liability policy name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least 30 days’ (10 days’ in the case of nonpayment) or such shorter period of time as may be agreed to by the Collateral Agent, prior written notice to the Collateral Agent of any material modification or any cancellation of such policy.

5.6. Books and Records; Inspections. The Borrower will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries are maintained of all dealings and transactions in relation to its business and activities so as to permit the preparation of financial statements in conformity in all material respects with GAAP and in accordance with applicable law. The Borrower will, and will cause each Subsidiary to, permit the Administrative

Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of the properties of the Borrower and any Subsidiary, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their business, operations, assets, liabilities (including contingent liabilities) and financial condition with its and their officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, except during the continuance of a Default or an Event of Default, such visits and inspections shall be limited to once in any 12-month period.

5.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply will all applicable laws (including all Environmental Laws), except where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

5.8. Additional Subsidiaries. In the event that any Person becomes a Subsidiary of the Borrower (or any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary), the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if such Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.

5.9. Additional Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any Excluded Assets) after the Closing Date, other than any assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

5.10. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.11. Maintenance of Ratings. Unless otherwise consented to by the Administrative Agent, the Borrower shall use commercially reasonable efforts to maintain a public corporate family rating from Moody’s, a public corporate credit rating from S&P and a public credit rating from each of Moody’s and S&P with respect to its senior secured debt.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:

6.1. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or of the Borrower to any Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary, (ii) such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall be subject to a Lien pursuant to the Pledge and Security Agreement, (iii) such Indebtedness owing by a Credit Party to a Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iv) such Indebtedness is permitted as an Investment under Section 6.6;

(c) Indebtedness of the Borrower to Cox Enterprises incurred pursuant to the Cox Intercompany Revolver, provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 at any time outstanding and (ii) such Indebtedness shall be unsecured;

(d) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depositary and cash management services or in connection with any automated clearing-house transfers of funds or the endorsement of instruments for deposit;

(e) Guarantees incurred in compliance with Section 6.6;

(f) Indebtedness set forth on Schedule 6.1, and Refinancing Indebtedness in respect thereof;

(g) (i) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets; provided that (A) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (ii) Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $35,000,000 at any time outstanding;

(h) (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness; and (ii) Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $70,000,000 at any time outstanding;

(i) (i) Indebtedness of the Borrower or any Subsidiary; provided that (A) such Indebtedness is not an obligation (including pursuant to a Guarantee) of any Subsidiary that is not a Credit Party, (B) the stated final maturity of such Indebtedness is not earlier than 91 days after the latest Maturity Date as of the date of incurrence thereof, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such 91st day (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control or an asset sale shall not be deemed to constitute a change in the stated final maturity thereof), (C) such Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control or an asset sale) prior to the date that is 91 days after the latest Maturity Date as of the date of incurrence thereof, except any scheduled amortization payments (however denominated) thereof so long as the weighted average life to maturity of such Indebtedness shall be longer than the weighted average life to maturity of any Class of Term Loans outstanding as of the date of incurrence thereof and (D) immediately after giving effect thereto and the use of the proceeds thereof, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Borrower will be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect thereto and the application of the proceeds thereof as of the last day of the Fiscal Quarter most recently ended on or prior to the date of the incurrence thereof for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), Consolidated Total Debt shall be determined on a pro forma basis as of the date of the incurrence thereof); and (ii) Refinancing Indebtedness in respect thereof; provided that (A) such Refinancing Indebtedness is not an obligation (including pursuant to a Guarantee) of any Subsidiary that is not a Credit Party, (B) the stated final maturity of such Indebtedness is not earlier than the earlier of (1) the stated final maturity of the Indebtedness extended, renewed or refinanced with such Refinancing Indebtedness and (2) 91 days after the latest Maturity Date as of the date of incurrence of such Refinancing Indebtedness and, in each case, such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such earlier date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Refinancing Indebtedness upon the occurrence of an event of default, a change in control or an asset sale shall not be deemed to constitute a change in the stated final maturity thereof) and (C) such Refinancing Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control or an asset sale) prior to the date that is the earlier of (1) the stated final maturity of the Indebtedness extended, renewed or refinanced with such Refinancing Indebtedness and (2) 91 days after the latest Maturity Date as of the date of incurrence of such Refinancing Indebtedness, except any scheduled amortization payments (however denominated) thereof so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of any Class of Term Loans outstanding as of the date of incurrence of such Refinancing Indebtedness; provided further that the aggregate principal amount of Indebtedness outstanding under this clause (i) or under clause (j) below that is secured by any Lien on any asset of the Borrower or the other Credit Parties shall not exceed $50,000,000 at any time outstanding;

(j) Indebtedness of the Borrower and the Subsidiaries; provided that (i) the aggregate principal amount of such Indebtedness may not exceed $50,000,000 at any time outstanding and (ii) the aggregate principal amount of such Indebtedness, and of any Indebtedness outstanding under clause (i) above, that is secured by any Lien on any asset of the Borrower or the other Credit Parties shall not exceed $50,000,000 at any time outstanding;

(k) Indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business;

(l) Indebtedness in respect of customer deposits and advance payments received in the ordinary course of business;

(m) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the face amount of such Letter of Credit;

(n) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing Acquisition Consideration or deferred payments of a similar nature incurred in connection with any acquisition or Investment permitted by Section 6.6;

(o) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance, health, disability and other employee benefits and other social security laws and (ii) bids, government and trade contracts, leases (other than Capital Lease Obligations), customs and other statutory obligations and surety, stay, customs, appeal, indemnity, performance and other similar bonds and other obligations of a like nature;

(p) unsecured Indebtedness issued to current or former directors, officers and employees of the Borrower and the Subsidiaries, or their heirs, beneficiaries, spouses, former spouses and estates, in each case to finance the purchase, redemption or retirement of the Equity

Interests in the Borrower or any Subsidiary constituting a Restricted Payment permitted under Section 6.4(a)(v), 6.4(a)(vi) or 6.4(a)(vii) to have been made in Cash;

(q) to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interests (other than paid in kind interest) paid with respect to Indebtedness otherwise permitted under this Section 6.1; and

(r) (i) Indebtedness of any non-Credit Party, provided that (A) the aggregate principal of such Indebtedness may not exceed $75,000,000 at any time outstanding, (B) such Indebtedness is not an obligation (including pursuant to a Guarantee) of any Credit Party, and (C) immediately after giving effect thereto and the use of the proceeds thereof, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Borrower will be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect thereto and the application of the proceeds thereof as of the last day of the Fiscal Quarter most recently ended on or prior to the date of the incurrence thereof for which financial statements are available (provided that, for purposes of determining the Leverage Ratio under Section 6.7(b), Consolidated Total Debt shall be determined on a pro forma basis as of the date of the incurrence thereof); and (ii) Refinancing Indebtedness in respect thereof; provided that such Refinancing Indebtedness is not an obligation (including pursuant to a Guarantee) of any Credit Party;

provided that any Indebtedness owing by the Borrower or any Guarantor Subsidiary to Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries), other than any Indebtedness permitted under Section 6.1(c), shall be subordinated in right of payment, in the case of any insolvency or bankruptcy event, to the payment in full of the Obligations pursuant to the terms set forth in Exhibit M.

6.2. Liens.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, or on any income, profits or royalties therefrom, or file or consent to the filing of, or consent to the continuation of, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(i) Liens created under the Credit Documents;

(ii) Permitted Encumbrances;

(iii) Liens on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction that is permitted hereunder;

(iv) licenses or sub-licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and the Subsidiaries, taken as a whole;

(v) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vi) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests of such Subsidiary or such other Equity Interests set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders or similar agreement;

(vii) any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.2; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1 as Refinancing Indebtedness in respect thereof (it being understood that the foregoing shall not prohibit any such increases secured by Liens in reliance on any other clause of this Section 6.2(a)); provided that any Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed to any Person may be cross-collateralized to other Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed by the Borrower or any Subsidiary to such Person or any of its Affiliates;

(viii) Liens on fixed or capital assets acquired, constructed, repaired or improved by the Borrower or any Subsidiary, including Capital Lease Obligations; provided that (A) such Liens secure only Indebtedness permitted by Section 6.1(g) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any Subsidiary (other than the proceeds and products thereof); provided that any Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed to any Person may be cross-collateralized to other Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed by the Borrower or any Subsidiary to such Person or any of its Affiliates;

(ix) any Lien existing on any asset (including any Equity Interests) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset (including any Equity Interests) of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than any fees and expenses incurred in connection with such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1 as Refinancing Indebtedness in respect thereof; provided any Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed to any Person may be cross-collateralized to other Indebtedness in the form of Capital Lease Obligations or purchase money obligations, and any obligations relating thereto not constituting Indebtedness, permitted to be secured hereunder owed by the Borrower or any Subsidiary to such Person or any of its Affiliates;

(x) Liens on (A) any property of, or any Equity Interests in, any Subsidiary that is not, and is not required to become, a Credit Party or (B) any Equity Interests in any Person that is not a Subsidiary, in each case securing Indebtedness or other obligations of such Subsidiary or such other Person, as the case may be, permitted (or, in the case of such other Person, not prohibited) hereunder;

(xi) Liens that are contractual rights of set-off;

(xii) Liens in favor of the Borrower or any other Credit Party, and Liens in favor of any Subsidiary that is not a Credit Party on the assets of any other Subsidiary that is not, and is not required to become, a Credit Party;

(xiii) (A) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted under Section 6.1(k) and obligations relating thereto not constituting Indebtedness and (B) pledges and deposits securing premiums payable, or other obligations owed, by the Borrower or any Subsidiary to insurance carriers or under self-insurance arrangements providing property, casualty, liability, director and officer or other insurance to the Borrower or any Subsidiary, or in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting such obligations;

(xiv) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (g) of the definition of such term arising under such repurchase agreements;

(xv) other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(xvi) Liens securing Indebtedness of a non-Credit Party which Indebtedness was incurred under Section 6.1.

(b) Notwithstanding anything to the contrary in Section 6.2(a), the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien (other than any Permitted Encumbrance) on or with respect to the Cox Intercompany Notes or the Equity Interests in, or any assets of, the IP Subsidiary, in each case other than the Liens created under the Credit Documents.

6.3. No Further Negative Pledges. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to;

(a) restrictions and conditions imposed by law or by any Credit Document;

(b) restrictions and conditions existing on the date hereof identified on Schedule 6.3, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded in any material respect as a result thereof;

(c) in the case of any Subsidiary that is not a wholly-owned Subsidiary or the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable;

(d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(g) if such restrictions or conditions apply only to the assets securing such Indebtedness;

(e) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.1(i) or 6.1(j), provided that such restrictions or conditions do not conflict with the obligations of the Borrower and the other Credit Parties hereunder and under the other Credit Documents with respect to the Collateral, including obligations to create Liens to secure the Obligations;

(f) restrictions and conditions imposed by agreements binding on any Subsidiary (or on any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) in existence at the time such Subsidiary became a Subsidiary (or at the time of such merger or consolidation), provided that such restrictions and conditions apply only to such Subsidiary (or, in the case of any such merger or consolidation, the Persons party thereto), and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or, in the case of any such agreement relating to Indebtedness, refinancing of such agreement), provided, in each case, that the scope of any such restriction or condition shall not have been expanded in any material respect as a result thereof;

(g) restrictions or conditions imposed by customary provisions in leases, subleases, licenses and sublicenses and other agreements restricting the assignment thereof;

(h) customary restrictions and conditions contained in agreements relating to the sale or other disposition of any assets permitted under Section 6.8 that are applicable solely pending consummation of such sale or other dispositions, provided that such restrictions and conditions apply only to such assets and such sale or other disposition is permitted hereunder; and

(i) restrictions and conditions contained in any documents governing Indebtedness of any Subsidiary that is not, and is not required to become, a Credit Party permitted hereunder.

Nothing in this Section 6.3 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.8 and 5.9 or under the Collateral Documents.

6.4. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) [Reserved]

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests that are not Disqualified Equity Interests;

(iii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(v) the Borrower may make any Restricted Payment pursuant to and in accordance with any LTIP, so long as such Restricted Payment relates to an award (however denominated) under such LTIP which reduced consolidated net income of the Borrower and the Subsidiaries, determined in conformity with GAAP, by any amount for the period during which such Restricted Payment is made or any prior period;

(vi) the Borrower may make Restricted Payments, not exceeding $20,000,000 in the aggregate for any Fiscal Year, pursuant to and in accordance with stock option plans, any Employee Benefit Plan or any other benefit plans or agreements for present and former directors, officers or employees of the Borrower and the Subsidiaries, and their heirs, beneficiaries, spouses, former spouses and estates;

(vii) the Borrower may make Restricted Payments in accordance with Contractual Obligations described on Schedule 6.4;

(viii) the Borrower may make Restricted Payments constituting noncash repurchases of Equity Interests in the Borrower (or a Borrower Parent Company) deemed to occur upon exercise of stock options or warrants (or equivalent) if such Equity Interests represent all or any portion of the exercise price or tax withholding obligation with respect to options or warrants;

(ix) so long as (A) no Default shall have occurred and be continuing or would result therefrom, (B) at the time of and immediately after giving effect thereto on a pro forma basis, the Leverage Ratio shall not exceed 2.75:1.00 and (C) at the time of and immediately after giving effect thereto on a pro forma basis, the sum of (i) Unrestricted Cash and (ii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) shall be at least $50,000,000, the Borrower may make Restricted Payments;

(x) the Borrower may make any Restricted Payment with the Concurrent Equity Proceeds in respect thereof;

(xi) following the consummation of an IPO, the Borrower may declare and pay dividends on its common stock (or make Restricted Payments to a Borrower Parent Company to fund a payment by such Borrower Parent Company on its common stock), provided that the aggregate amount of such dividends and Restricted Payments made by the Borrower during any Fiscal Year shall not exceed 6% of the net cash proceeds received by (or, in the case of an IPO of any Borrower Parent Company, contributed by such Borrower Parent Company to the capital of) the Borrower in or from such IPO; and

(xii) the Borrower may declare and pay dividends with respect to its Equity Interests to any Person of which the Borrower is a direct or indirect Subsidiary and with whom the Borrower files a consolidated, combined, unitary or affiliated income Tax return at such time and in such amounts as shall be required by such Person to pay the federal, state and/or local income Tax liability in respect of such return to the extent such liability is directly attributable to the income of the Borrower and the Subsidiaries, provided that the total amount of any dividends made pursuant to this clause (xii) for any taxable period shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of federal, state and/or local income Taxes for such period, determined on a cumulative basis as if the Borrower and the Subsidiaries filed a separate consolidated income Tax return reduced by any portion of such income Taxes directly paid by the Borrower or any of its Subsidiaries.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 6.1(i), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such Indebtedness (it being understood that any forgiveness or cancellation of any such Indebtedness by the holder thereof without any such payment or distribution, or any such agreement to pay or make any such payment or distribution, directly or indirectly, by the Borrower or any Subsidiary, is not subject to this Section 6.4(b)), except:

(i) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness (including on the scheduled maturity date thereof);

(ii) refinancings, renewals or extensions of any such Indebtedness to the extent permitted by Section 6.1;

(iii) payments of any such Indebtedness that is secured that become due as a result of the sale, transfer, damage, destruction or condemnation of the assets securing such Indebtedness in transactions permitted hereunder;

(iv) payments of or in respect of any such Indebtedness made solely with Equity Interests in the Borrower (or any Borrower Parent Company) or with the Concurrent Equity Proceeds in respect thereof;

(v) payments of or in respect of any such Indebtedness in an aggregate amount not to exceed $10,000,000 in any Fiscal Year; and

(vi) other payments of or in respect of any such Indebtedness, provided that, if at the time of and immediately after giving effect thereto on a pro forma basis, (A) the Leverage Ratio exceeds 2.25:1.00 or (B) the sum of (i) Unrestricted Cash and (ii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) is less than $50,000,000, the aggregate amount of each payment made in reliance on this clause (vi) shall not exceed the Available Basket Amount at such time.

6.5. Restrictions on Subsidiary Distributions. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary:

(a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any other Subsidiary;

(b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary;

(c) to make loans or advances to the Borrower or any Subsidiary, or to Guarantee Indebtedness of the Borrower or any Subsidiary; or

(d) to transfer, lease or license any of its assets to the Borrower or any Subsidiary; provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law or by any Credit Document;

(ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded in any material respect as a result thereof;

(iii) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture, shareholders or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary;

(iv) customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary, or a business unit, division, product line, line of business or other assets, permitted by Section 6.8 that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line, line of business or other assets, that is to be sold and such sale is permitted hereunder;

(v) restrictions and conditions imposed by agreements binding on any Subsidiary (or on any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) in existence at the time such Subsidiary became a Subsidiary (or at the time of such merger or consolidation), provided that such restrictions and conditions apply only to such Subsidiary (or, in the case of any such merger or consolidation, the Persons party thereto), and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or, in the case of any such agreement relating to Indebtedness, refinancing of such agreement), provided, in each case, that the scope of any such restriction or condition shall not have been expanded in any material respect as a result thereof;

(vi) in the case of clause (d) restrictions and conditions contained in agreements evidencing Indebtedness permitted by Section 6.1(g), if such restrictions or conditions apply only to the assets the acquisition, construction or improvement of which was financed thereby and any other assets that, pursuant to such Section are permitted to be cross-collateralized with such assets;

(vii) restrictions and conditions imposed by any agreement relating to Indebtedness permitted by Section 6.1(i) or 6.1(j), provided that such restrictions or conditions do not conflict with the obligations of the Borrower and the other Credit Parties hereunder and under the other Credit Documents with respect to the Collateral, including obligations to create Liens to secure the Obligations, or under Section 7;

(viii) restrictions or conditions imposed by customary provisions in leases, subleases, licenses, sublicenses and other agreements restricting the assignment thereof; and

(ix) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business.

Nothing in this Section 6.5 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.8 and 5.9 or under the Collateral Documents.

6.6. Investments.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(i) Investments in Cash and Cash Equivalents (and Investments that were Cash Equivalents when made);

(ii) Investments existing on the date hereof in Subsidiaries and other Investments existing on the date hereof, in each case that are set forth on Schedule 6.6, but not any additions thereto (including any capital contributions) made after the date hereof (it being understood that the foregoing shall not prohibit any such additions made in reliance on any other clause of this Section 6.6(a));

(iii) Investments by the Borrower in the Subsidiaries and Investments by Subsidiaries in the Borrower or any other Subsidiary; provided that (A) in the case of any such Investment in a Subsidiary, such Subsidiary is a Subsidiary of the Borrower prior to such Investment (or, in the case of any newly formed Person not holding any assets other than the assets incidental to its organization and existence, such Person shall become a Subsidiary of the Borrower upon the making of such Investment), and (B) if at the time of and immediately after giving effect thereto on a pro forma basis, (x) the Leverage Ratio exceeds 2.25:1.00 or (y) the sum of (i) Unrestricted Cash and (ii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) is less than $50,000,000, Investments by the Credit Parties in Subsidiaries that are not Credit Parties (except to the extent any such Investment is made with the Concurrent Equity Proceeds in respect thereof) shall not exceed $25,000,000 in the aggregate at any time outstanding, except, in the case of any such Investment that would otherwise result in such excess, to the extent such excess does not exceed the Available Basket Amount at the time of the making thereof;

(iv) Investments by the Borrower in Cox Enterprises pursuant to the Cox Intercompany Cash Management Agreement; provided that, in the event any event or condition of the type referred to in Section 8.1(f) or 8.1(g) shall have occurred with respect to Cox Enterprises or any Subsidiary thereof, no Investments may be made in reliance on this clause (iv) after the date of occurrence thereof until such event or conditions shall have ceased to exist;

(v) (A) Investments received in satisfaction or partial satisfaction of obligations thereof from financially troubled account debtors, (B) deposits, prepayments and other credits to customers, suppliers or service providers made in the ordinary course of business and (C) accounts receivable and trade credit granted in the ordinary course of business;

(vi) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.8;

(vii) Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);

(viii) loans and advances to directors, officers and employees of the Borrower and the Subsidiaries made in the ordinary course of business; provided that the aggregate principal amount thereof shall not exceed $10,000,000 at any time outstanding;

(ix) payroll, travel and similar advances to directors, officers and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(x) any Permitted Acquisition; provided that if at the time of and immediately after giving effect thereto on a pro forma basis, (A) the Leverage Ratio exceeds 2.25:1.00 or (B) the sum of (i) Unrestricted Cash and (ii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) is less than $50,000,000, the Acquisition Consideration (excluding any Acquisition Consideration in the form of Equity Interests (other than Disqualified Equity Interests) in the Borrower (or in any Borrower Parent Company) or paid with the Concurrent Equity Proceeds in respect thereof) paid for all the Permitted Acquisitions of Persons that do not become Credit Parties (or, in the case of a Permitted Acquisition of a Person that becomes a Credit Party but one or more Subsidiaries or minority investees of which do not become Credit Parties, attributable to all such Subsidiaries and minority investees), or of assets that are not acquired by the Credit Parties, may not exceed $150,000,000 in the aggregate since the Closing Date, except, in the case of any such Permitted Acquisition that would otherwise result in such excess, to the extent such excess does not exceed the Available Basket Amount at the time of the making thereof;

(xi) Investments in the form of Hedging Agreements;

(xii) Investments resulting from pledges and deposits referred to in clauses (c) and (d) of the definition of the term “Permitted Encumbrance” or in Sections 6.2(a)(iii) and 6.2(a)(xiii);

(xiii) Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder;

(xiv) Investments held by any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) in each case in a transaction otherwise permitted hereunder (in each case as such Investments, where applicable, may be renewed, extended or otherwise modified (other than any such modification increasing the amount thereof)), provided that such Investments existed at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(xv) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party or in any other Person in which such Subsidiary owns, or upon the making of such Investment will own, any Equity Interests;

(xvi) Investments in open-ended mutual funds and other Securities solely to the extent of, and directly related to, liabilities of the Borrower or any Subsidiary to pay deferred compensation to directors, officers or employees of the Borrower or any Subsidiary;

(xvii) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(xviii) other Investments and other acquisitions; provided that the aggregate amount of all Investments made in reliance on this clause (xviii) outstanding at any time, together with the aggregate amount of all Acquisition Consideration paid in connection with all other acquisitions made in reliance on this clause (xviii), in each case except to the extent any such Investment or acquisition is paid with Equity Interests (other than Disqualified Equity Interests) in the Borrower (or in any Borrower Parent Company) or the Concurrent Equity Proceeds in respect thereof, may not exceed $125,000,000 in the aggregate; provided further that in the event that subsequent to the making of any Investment in any Person in reliance on this clause (xviii) the Borrower or any Subsidiary shall have consummated (A) a Permitted Acquisition with respect to such Person under clause (x) above or (B) any other Investment as a result of which such Person became a wholly-owned or substantially wholly-owned Subsidiary of the Borrower that is a Guarantor Subsidiary, then, following the consummation of such Permitted Acquisition or such other Investment, such prior Investment shall not be deemed to have been made in reliance on, and shall not utilize the availability under, this clause (xviii); and

(xix) other Investments and other acquisitions; provided that if at the time of and immediately after giving effect thereto on a pro forma basis, (A) the Leverage Ratio exceeds 2.25:1.00 or (B) the sum of (i) Unrestricted Cash and (ii) the total undrawn Revolving Commitments (the difference between the total Revolving Commitments and the Total Utilization of Revolving Commitments) is less than $50,000,000, the amount of any such Investment or the Acquisition Consideration paid in connection with any such Investment or acquisition made in reliance on this clause (xix), in each case except to the extent any such Investment or such Acquisition Consideration is paid with Equity Interests (other than Disqualified Equity Interests) in the Borrower (or in any Borrower Parent Company) or the Concurrent Equity Proceeds in respect thereof, may not exceed the Available Basket Amount at the time of the making thereof; provided further that in the event that subsequent to the making of any Investment in any Person in reliance on this clause (xix) the Borrower or any Subsidiary shall have consummated (A) a Permitted Acquisition with respect to such Person under clause (x) above or (B) any other Investment as a result of which such Person became a wholly-owned or substantially wholly-owned Subsidiary of the Borrower that is a Guarantor Subsidiary, then, following the consummation of such Permitted Acquisition or such other Investment, such prior Investment shall not be deemed to have been made in reliance on, and shall not utilize the availability under, this clause (xix).

(b) Notwithstanding anything herein to the contrary, the Borrower will not, and will not permit any Subsidiary to, Guarantee any Indebtedness or other obligation of Cox Enterprises, any Providence Equity Fund, any other Permitted Holder or any of their respective Affiliates (other than the Borrower, the Subsidiaries and any other Person that is an Affiliate of Cox Enterprises, any Providence Equity Fund or any other Permitted Holder solely as a result of ownership of Equity Interests in such Person by the Borrower or any of its Subsidiaries).

6.7. Financial Covenants.

(a) Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2011, to be less than the correlative ratio indicated:

Fiscal Quarter	Debt Service Coverage Ratio
Ending on or after March 31, 2011 and prior to December 31, 2012	2.25:1.00
Ending on or after December 31, 2012 and prior to December 31, 2013	2.50:1.00
Ending on or after December 31, 2013 and prior to December 31, 2014	2.75:1.00
Ending on or after December 31, 2014	3.00:1.00

(b) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2011, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
Ending on or after March 31, 2011 and prior to December 31, 2011	4.50:1.00
Ending on or after December 31, 2011 and prior to December 31, 2012	4.00:1.00
Ending on or after December 31, 2012 and prior to December 31, 2013	3.25:1.00
Ending on or after December 31, 2013	3.00:1.00

6.8. Fundamental Changes; Disposition of Assets.

(a) The Borrower will not, and will not permit any Subsidiary to, merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of all or any part of its assets (including any Equity Interest owned by the Borrower or any Subsidiary), whether now owned or hereafter acquired, leased or licensed, except:

(i) any Subsidiary (other than the IP Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person may merge into or consolidate with any Subsidiary (other than the IP Subsidiary) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, is a Guarantor Subsidiary); provided that any such merger or consolidation involving a Person that is not a Credit Party immediately prior thereto shall not be permitted unless it is also permitted by Section 6.6;

(iii) any Subsidiary (other than the IP Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(iv) any Subsidiary (other than the IP Subsidiary) may merge or consolidate with any Person (other than the Borrower or any Subsidiary), and may dissolve or liquidate, in each case if the sole purpose thereof is to effect a sale, transfer or other disposition of assets otherwise permitted under this Section 6.8;

(v) sales, transfers and other dispositions of inventory, used, obsolete or surplus equipment or other assets in the ordinary course of business, dispositions of Cash and Cash Equivalents and the abandonment or other disposition of Intellectual Property or other intangible property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(vi) sales, transfers, leases and other dispositions to the Borrower or any Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Credit Party shall be made in compliance with Sections 6.6 and 6.10;

(vii) leases, licenses or other licensing arrangements of real or personal property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and the Subsidiaries, taken as a whole;

(viii) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(ix) sales, transfers, leases or other dispositions by the Borrower or any Subsidiary of assets (including Equity Interests) that were acquired after the Closing Date in any Permitted Acquisition made in reliance on Section 6.6(a)(x) or any Investment made in reliance on Section 6.6(a)(xviii) or 6.6(a)(xix) (or acquired prior to the Closing Date pursuant to the comparable provisions of the Existing Credit Agreement and set forth on Schedule 1.1 hereto) that are ancillary or incidental to the Borrower’s or the Subsidiaries’ purpose in consummating such Permitted Acquisition or Investment or are required to be disposed of under applicable law in connection with the consummation of such Permitted Acquisition or Investment; provided that any such sale, transfer, lease or other disposition shall be made within two years of the date of such Permitted Acquisition or Investment; provided that the Net Proceeds thereof shall be applied as required by Section 2.13(a);

(x) sales, transfers or other dispositions of assets set forth in Schedule 6.8; provided that the Net Proceeds thereof shall be applied as required by Section 2.13(a);

(xi) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(xii) dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(xiii) (A) dispositions in the form of Liens permitted by Section 6.2 and (B) dispositions in the form of Investments made in reliance on Section 6.6(a)(xviii) or 6.6(a)(xix), provided that, after giving effect to any such disposition under this clause (B), the aggregate amount of such Investments shall not exceed $75,000,000;

(xiv) sales, transfers, leases and other dispositions of real property and related assets acquired in connection with relocation of directors, officers or employees of the Borrower and the Subsidiaries in the ordinary course of business;

(xv) voluntary terminations of Hedge Agreements;

(xvi) sales and transfers of any fixed or capital assets made within 270 days of the acquisition thereof as part of a Sale/Leaseback Transaction resulting in a Capital Lease Obligation permitted by Section 6.1(g);

(xvii) sales, transfers and other dispositions of Equity Interests in any Person that is not a Subsidiary pursuant to the Organizational Documents of such Person or any related joint venture, shareholders or similar agreement; provided that (A) the consideration received therefor shall be in an amount at least equal to the fair value thereof, (B) no less than 75% of the consideration received therefor shall be in the form of Cash and (C) the Net Proceeds thereof shall be applied as required by Section 2.13(a); and

(xviii) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section 6.8(a); provided that (A) the aggregate fair value (determined in good faith by the board of directors of the Borrower (or similar governing body) of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (xviii) shall not exceed $200,000,000 in the aggregate since the Closing Date, (B) the consideration received therefor shall be in an amount at least equal to the fair value thereof, (C) no less than 75% of the consideration received therefor shall be in the form of Cash and (D) the Net Proceeds thereof shall be applied as required by Section 2.13(a).

(b) Notwithstanding anything to the contrary set forth herein, the Borrower will not, and will not permit any Subsidiary to:

(i) sell, transfer or otherwise dispose of any Cox Intercompany Note;

(ii) sell, transfer, lease or otherwise dispose of, or license or sublicense (as a licensor or sublicensor) any Material Intellectual Property Asset, other than grants of outbound licenses of Material Intellectual Property Assets that are non-exclusive and do not materially detract from the value of the affected asset in the hands of the Borrower and the Subsidiaries, or interfere in any material respect with the ordinary conduct of business of the Borrower and the Subsidiaries taken as a whole, or require the Borrower or any Subsidiary to obtain any license of or other right to use Material Intellectual Property Assets from the licensee in order to continue to conduct such business;

(iii) sell, transfer or dispose of any Equity Interests in the IP Subsidiary; or

(iv) sell, transfer or otherwise dispose of any Equity Interests in TPIH, other than any redemption thereof by TPIH in accordance with the terms of the TPIH Stockholders Agreement so long as (A) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and such redemption has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect and (B) concurrently with the effectiveness of such redemption, the IP Subsidiary shall have obtained ownership rights of all the intellectual property licensed by the Borrower and any of its Subsidiaries under the Trader License Agreement.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary unless (A) immediately after giving effect to such transaction, the Borrower and the Subsidiaries shall be in compliance with Section 6.6 and (ii) the Borrower will not permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, other than (A) to the Borrower or any Subsidiary in compliance with Section 6.6, (B) directors’ qualifying shares and (C) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law); provided that the Borrower may permit any Subsidiary to make other issuances of additional Equity Interests in such Subsidiary to any Person if the Borrower (if it is the parent company of such Subsidiary) or any other Subsidiary (if such other Subsidiary is the parent company of such Subsidiary) would otherwise be permitted under this Section 6.8 to dispose of such Equity Interests (assuming such Equity Interests were issued to the Borrower or any Subsidiary in compliance with Section 6.6) to such Person, and such issuance shall be deemed to constitute such a disposal for purposes hereof (including clause (i) above).

6.9. Sale/Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter, directly or indirectly, into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted by Section 6.8, (b) any Capital Lease Obligations arising in connection therewith are permitted by Section 6.1 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted by Section 6.2.

6.10. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable taken as a whole to the Borrower or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower or any Subsidiary not involving any other Affiliate, provided that this clause (a) may not be relied on for any transaction (other than any transaction constituting Investment) referred to in Section 6.8(a)(vi) involving a Subsidiary that is not a Credit Party;

(b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and the Subsidiaries;

(c) compensation arrangements (including stock ownership plans, benefit plans, severance agreements, equity repurchase agreements and similar agreements) for directors, officers and employees of the Borrower and the Subsidiaries entered into in the ordinary course of business;

(d) transactions pursuant to the Existing Cox Intercompany Agreements;

(e) Restricted Payments permitted by Section 6.4;

(f) loans or advances to directors, officers and employees of the Borrower and the Subsidiaries permitted by Section 6.6;

(g) indemnities in favor of directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(h) the Transactions;

(i) any purchase of the Equity Interests of, or contributions to the equity capital of, the Borrower; and

(j) the transactions set forth on Schedule 6.10.

6.11. Conduct of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses engaged in by the Borrower and the Subsidiaries on the date hereof and any businesses similar, related, complementary or ancillary thereto or that constitute reasonable extensions or expansions thereof.

6.12. The IP Subsidiary. The IP Subsidiary shall not (a) not create, incur, assume or permit to exist any Indebtedness of the IP Subsidiary, other than Indebtedness created under the Credit Documents, (b) create, incur, assume or permit to exist any Lien upon any assets now owned or hereafter acquired, leased or licensed by it, other than the Liens created under the Credit Documents and Permitted Encumbrances, (c) engage in any business or activity or own an asset other than (i) owning or licensing the Material Intellectual Property Assets, Equity Interests in TPIH and assets relating to the organization, existence and permitted business or activities of the IP Subsidiary and (ii) performing its obligations and activities incidental thereto, (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. The Borrower shall cause the IP subsidiary (i) to be the sole licensee under the Trader License agreement and (ii) to own, beneficially and of record, at least 50% of the issued and outstanding Equity Interests in TPIH.

6.13. Amendments of Organizational Documents and Certain Agreements. The Borrower will not, and will not permit any Subsidiary to, agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any of its Organizational Documents, (b) the Stockholders Agreement, (c) the Kelley Blue Book Purchase Agreement, (d) the Trader License Agreement, (e) the TPIH Stockholders Agreement or (f) any Cox Intercompany Agreement, in each case to the extent such amendment, restatement, supplement, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

6.14. Fiscal Year. The Borrower will not, and will not permit any Subsidiary to, change the last day of its Fiscal Year to a date other than December 31.

SECTION 7. OBLIGATIONS GUARANTEE

7.1. Guarantee of the Obligations. Subject to the provisions of Section 7.2, the Guarantor Subsidiaries jointly and severally hereby irrevocably and unconditionally guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code).

7.2. Contribution by Guarantor Subsidiaries. The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary (a “Funding Guarantor”) under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under their Obligations Guarantee. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2, any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from the other Guarantor Subsidiaries as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder.

7.3. Payment by Guarantor Subsidiaries. Subject to Section 7.2, the Guarantor Subsidiaries hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor Subsidiary by virtue hereof, that upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantor Subsidiaries will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid.

7.4. Liability of Guarantor Subsidiaries Absolute. Each Guarantor Subsidiary agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor Subsidiary agrees as follows:

(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor Subsidiary and not merely a contract of surety;

(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor Subsidiary hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor Subsidiary) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor Subsidiary whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor Subsidiary of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor Subsidiary’s liability for any portion of the Obligations that has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor Subsidiary’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor Subsidiary from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor Subsidiary, limit, affect, modify or abridge any other Guarantor Subsidiary’s liability hereunder in respect of the Obligations;

(e) any Secured Party may, upon such terms as it deems appropriate (but subject to the rights of the Borrower hereunder), without notice or demand and without affecting the validity or enforceability of the guarantees established under this Section 7 or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor Subsidiary’s liability hereunder, from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any other Guarantor Subsidiary) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor Subsidiary against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) the Obligations Guarantee and the obligations of Guarantor Subsidiaries thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor Subsidiary shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or with respect to any Specified Hedge Obligations, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Specified Hedge Obligations

or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Specified Hedge Obligation or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Specified Hedge Obligations or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor Subsidiary as an obligor in respect of the Obligations.

7.5. Waivers by Guarantor Subsidiaries. Each Guarantor Subsidiary hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor Subsidiary in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor Subsidiary) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor Subsidiary, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor Subsidiary from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence, bad faith or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor Subsidiary’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor Subsidiary’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, the Specified Hedge

Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor Subsidiary hereby waives any claim, right or remedy, direct or indirect, that such Guarantor Subsidiary now has or may hereafter have against the Borrower or any other Guarantor Subsidiary or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor Subsidiary of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor Subsidiary now has or may hereafter have against the Borrower with respect to the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor Subsidiary shall withhold exercise of any right of contribution such Guarantor Subsidiary may have against any other guarantor (including any other Guarantor Subsidiary) of the Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor Subsidiary further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor Subsidiary may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor Subsidiary may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor Subsidiary on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full in Cash, all Revolving Commitments not having terminated and all Letters of Credit not having expired or been cancelled, such amount shall be held in trust for the Administrative Agent on behalf of Secured parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.8. Authority of the Guarantor Subsidiaries or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor Subsidiary or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9. Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Specified Hedge Obligations may be incurred from time to time, in each case without notice to or authorization from any Guarantor Subsidiary regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Specified Hedge Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor Subsidiary its assessment, or any Guarantor Subsidiary’s assessment, of the financial condition of the Borrower. Each Guarantor Subsidiary has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Specified Hedge Obligations, and each Guarantor Subsidiary assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor Subsidiary hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.10. Bankruptcy, Etc.

(a) So long as any Obligations remain outstanding, no Guarantor Subsidiary shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor Subsidiary. The obligations of Guarantor Subsidiaries hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor Subsidiary or by any defense that the Borrower or any other Guarantor Subsidiary may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor Subsidiary acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantor Subsidiaries and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. The Guarantor Subsidiaries will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative

Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by the Borrower, the obligations of Guarantor Subsidiaries hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

7.11. Discharge of Guarantor Subsidiary upon Disposition. If all the Equity Interests in any Guarantor Subsidiary held by the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary, such Guarantor Subsidiary shall, upon consummation of such sale or other disposition, automatically be discharged and released from its obligations under this Section 7, without any further action by any Secured Party or any other Person, and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Pledge and Security Agreement shall be automatically released, and the Administrative Agent and the Collateral Agent shall execute such documents or instruments, and take such other actions, as may be reasonably requested by the Borrower to effect such release. Any execution and delivery of documents or instruments pursuant to this Section 7.11 shall be without recourse to or warranty by the Collateral Agent.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, the principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment (except in the case of a conditional notice), by mandatory prepayment or otherwise, (ii) when due any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit or (iii) (x) within five days after actual receipt of oral or written notice by the Borrower from the Administrative Agent as to the amount of interest on any Loan, or any fee or any other amount due hereunder, but in no event shall the Borrower be required to pay or prepay any such interest, fee or other amount prior to the date due, or (y) within 10 days after the due date thereof if no notice is actually received by the Borrower from the Administrative Agent with respect to the amount of such interest, fee or other amount due;

(b) Default in Other Agreements. (i) The Borrower or any Subsidiary shall fail, after giving effect to any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or (ii) any other event or condition shall occur that, in case of either clause (i) or (ii), (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or, in the case of any Hedge Agreement that constitutes Material Indebtedness, being terminated other than at the option of the Borrower or any Subsidiary, or (B) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement that constitutes Material Indebtedness, the applicable counterparty, without the lapse of any further grace periods (any applicable grace periods having expired), to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedge Agreement that constitutes Material Indebtedness, to cause the termination thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (y) any Indebtedness of a non-Credit Party to the extent such Indebtedness becomes due, or is required to be prepaid, repurchased, redeemed or defeased, as a result of a sale or sales of assets of such non-Credit Party and such Indebtedness will be repaid, to the extent required, in connection with such sale;

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, 5.1(e)(i), 5.2 (with respect to the Borrower or the IP Subsidiary only) or 6;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by the Borrower or any other Credit Party in any Credit Document or in any statement or certificate at any time provided by or on behalf of the Borrower or any other Credit Party pursuant to or in connection with any Credit Document shall be inaccurate in any material respect as of the date made or deemed made;

(e) Other Defaults under Credit Documents. The Borrower or any other Credit Party shall default in the performance of or compliance with any term contained herein or in any other Credit Document, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied within 30 days after receipt by the Borrower of notice from the Administrative Agent of such default;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property (it being understood that the foregoing shall not be deemed to apply to any liquidation or dissolution of a Subsidiary permitted by Section 6.8); or the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body), or any committee thereof, of the Borrower or any of its Subsidiaries (other than any Subsidiaries that, collectively, are Immaterial Subsidiaries) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f) (other than, in the case of this Section 8.1(g), any liquidation or dissolution of a Subsidiary permitted by Section 6.8);

(h) Judgments and Attachments. (i) One or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or (ii) any final judgment, injunction or other judicial order shall be rendered against the Borrower, any Subsidiary or any combination thereof that prohibits, restrains, or requires a modification of the business or operations of the Borrower and the Subsidiaries or the use by the Borrower and the Subsidiaries of any Intellectual Property required for the conduct of such business or operations in the ordinary course, and, in either case, the same (A) has had a Material Adverse Effect or (B) could reasonably be expected to have a Material Adverse Effect and shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

(i) Employee Benefit Plans. There shall occur one or more ERISA Events that have had or could reasonably be expected to have, individually or in the aggregate (excluding any ERISA Events which previously have been cured), a Material Adverse Effect.

(j) Change of Control. A Change of Control shall occur;

(k) Subsidiary Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents or (ii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or, with respect to perfection, the failure of the Collateral Agent to take any action within its control; this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

(l) Cox Intercompany Agreements. The failure of Cox Enterprises or any of its Subsidiaries (other than the Borrower and its Subsidiaries) to comply with their covenants under the Cox Intercompany Agreements, if such failure has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m) Trader License Agreement. The termination of the Trader License Agreement, other than any termination that results in the IP Subsidiary obtaining ownership rights of all the intellectual property licensed by the Borrower and any of its Subsidiaries thereunder so long as such termination has not resulted and could not reasonably be expected to result in a Material Adverse Effect;

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments and the obligations of each Issuing Bank to issue Letters of Credit shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party: (1) the unpaid principal amount of and accrued interest on the Loans, (2) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (3) all other Obligations (other than Specified Hedge Obligations); provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e) or the rights of the Hedge Counterparties under any Hedge Agreements; (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) or 8.1(g), to pay) to the Administrative Agent such additional amounts of cash as shall be reasonably requested by any Issuing Bank, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit issued by such Issuing Bank then outstanding.

SECTION 9. AGENTS

9.1. Appointment of Agents. Wells Fargo Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Wells Fargo Bank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8, are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each of the Administrative Agent and the Collateral Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Arrangers, documentation agents, co-agents, bookrunners or managers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

9.2. Powers and Duties. Each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each of the Administrative Agent and the Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each of the Administrative Agent and the Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Neither the Administrative Agent nor the Collateral Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender (regardless of whether or not a Default has occurred); and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. None of the Agents or any of their respective Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each of the Agents shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). No Agent shall incur any liability to any Person in acting upon any telephonic notice permitted to be given by the Borrower hereunder that such Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

(c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents (including other Agents) appointed by such Agent. Each of the Administrative Agent and the Collateral Agent and any such of its sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of any such Agent and shall apply to their respective activities in connection with the primary syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, (iii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, and (iv) such Agent shall be responsible for the conduct of such sub-agent.

9.4. Agents Entitled to Act as Lender. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit

Extensions or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or an Incremental Facility Agreement and funding its Tranche A Term Loan, Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any Incremental Term Loan or any Revolving Loan made under an Incremental Revolving Commitment, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Incremental Term Loans or such Revolving Loans.

(c) Each Lender acknowledges that Affiliated Lenders may be Eligible Assignees hereunder and may purchase (including pursuant to privately negotiated transactions with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class) Term Loans and Term Loan Commitments hereunder from Lenders from time to time, subject to the restrictions set forth herein, including Sections 10.5 and 10.6. Each Lender agrees that the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into whether any Lender is at any time an Affiliated Lender and, unless the Administrative Agent shall have received, pursuant to the covenants, if any, of such Lender set forth herein or in the Assignment Agreement pursuant to which such Lender shall have purchased and assumed any Loan or Commitment hereunder, prior written notice from any Lender that such Lender is an Affiliated Lender, the Administrative Agent may deal with such Lender (including for purposes of determining the consent, approval, vote or other similar action of the Lenders or the Lenders of any Class), and shall not incur any liability for so doing, as if such Lender were not an Affiliated Lender.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent (and any sub-agent thereof) and any Related Party of any of the foregoing, to the extent that such Agent (or any sub-agent thereof) or any such Related Party shall not have been reimbursed by any Credit Party and to the extent a Credit Party was required to make such reimbursement, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and disbursements of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent (or any sub-agent thereof) or any such Related Party in exercising the powers, rights and remedies, or performing the duties, of such Agent under the Credit Documents or otherwise in relation to its capacity as an Agent (including with respect to any action taken by such Agent prior to the date of this Agreement in connection with the credit facilities provided for herein); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7. Resignation of the Administrative Agent and the Collateral Agent.

(a) The Administrative Agent (which term shall include the Collateral Agent for purposes of this Section 9.7) may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Lenders, the Issuing Banks and the Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Requisite Lenders appoint, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the Credit Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor

Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents.

(b) Any resignation by Wells Fargo Bank as the Administrative Agent pursuant to this Section 9.7 shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

9.8. Collateral Documents and Subsidiary Guarantee.

(a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Specified Hedge Obligations. Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary (i) in connection with any sale or other disposition of assets permitted by this Agreement (or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented), to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition, (ii) to confirm the release and discharge of any Guarantor Subsidiary from its Obligations Guarantee as contemplated by Section 7.11 or as consented to by the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5), (iii) to the extent that any Permitted Lien on any property that is also subject to any Lien granted to the Collateral Agent under the Credit Documents is senior and prior, as a matter of applicable law, to any such Lien granted to the Collateral Agent, to acknowledge the seniority and priority thereof and (iv) to subordinate, on such terms as shall be determined by such Agent to be reasonable, any Lien on any property granted to the Collateral Agent under the Credit Documents to the holder of any Permitted Lien on such property. Any execution and delivery of documents or instruments pursuant to this Section 9.8(a) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(b) Right to Realize on Collateral and Enforce Subsidiary Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured

Parties in accordance with the terms hereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Specified Hedge Obligations and Related Hedge Agreements. No Hedge Agreement obligations that constitute Specified Hedge Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor Subsidiary under the Credit Documents except as expressly provided in Section 10.5(c)(iii) of this Agreement and Section 8.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, each Hedge Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this Section 9.8(c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than the Specified Hedge Obligations and contingent obligations as to which no claim has been made) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Specified Hedge Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor Subsidiary, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor Subsidiary or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative

Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” shall include any Issuing Bank for purposes of this Section 9.9

9.10. Absence of Fiduciary Relationship; Affiliates

(a) Each of the Credit Parties acknowledges and agrees that each of the Agents and Arrangers and each of their respective affiliates is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each of the Agents and Arrangers and each of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, its affiliates and other equityholders, the Acquired Companies and other persons or affiliates thereof that may (a) be involved in the Transactions or any related transactions, (b) be customers or competitors of the Borrower, its affiliates or other equityholders, the Acquired Companies or their respective affiliates or (c) have other relationships with the Borrower, its affiliates or other equityholders, the Acquired Companies or their respective affiliates. In addition, each of the Agents and Arrangers and each of their respective affiliates may provide investment banking, underwriting and financial advisory services to such other persons. Each of the Agents and Arrangers and each of their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other persons, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, its affiliates or other equityholders, the Acquired Companies and any such other person or affiliate thereof. The Transactions may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each of the Agents and Arrangers and each of their respective affiliates in the course of such other activities and relationships may acquire information about the Transactions or other persons that may be the subject of the Transactions, each of the Agents and Arrangers and each of their respective affiliates shall not have any obligation to disclose such information, or the fact that it is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

(b) Consistent with its policies to hold in confidence the affairs of its customers, each of the Agents and Arrangers and each of their respective affiliates agrees that it will not furnish confidential information obtained by it from or on behalf of the Borrower, the Permitted Holders, the Acquired Companies or any of the Borrower’s or their affiliates or legal advisors by virtue of the Transactions to any of its other customers and that it will treat all such confidential information with the same degree of care as it treats its own confidential information. Furthermore, the Borrower acknowledges that each of the Agents and Arrangers and each of their respective affiliates has no obligation to use in connection with the Transactions, or to furnish to the Borrower, confidential information obtained or that may be obtained by it from any other person.

(c) Each of the Agents and Arrangers and each of their respective affiliates may have economic interests that conflict with those of the Borrower, its affiliates or other equityholders. The Borrower agrees that each of the Agents and Arrangers and each of their respective affiliates will act under this Agreement as an independent contractor and that nothing in this Agreement or otherwise in connection with the financing transactions contemplated hereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between each of the Agents and Arrangers and each of their respective affiliates, on the one hand, and the Borrower, its affiliates or other equityholders, on the other. The Borrower acknowledges and agrees that the financing transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions between each of the Agents and Arrangers and each of their respective affiliates, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (a) each of the Agents and Arrangers and each of their respective affiliates has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its affiliates or other equityholders with respect to the financing transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether each of the Agents and Arrangers and each of their respective affiliates has advised, is currently advising or will advise the Borrower, its affiliates or other equityholders on other matters) or any other obligation to the Borrower, except the obligations expressly set forth in this Agreement, and (b) each of the Agents and Arrangers and each of their respective affiliates is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equityholders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that an Agent or an Arranger or one of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such financing transactions or the process leading thereto. In addition, each of the Agents and Arrangers and each of their respective affiliates may, in providing services hereunder, employ the services of its affiliates and may exchange with such affiliates information concerning the Borrower, the Acquired Companies, their respective affiliates and other equityholders and other persons that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to each of the Agents and Arrangers and each of their respective affiliates hereunder, provided that such affiliates shall be subject to the confidentiality provisions of this Agreement.

(d) In addition, the Borrower acknowledges that each of the Agents and Arrangers and each of their respective affiliates does not provide accounting, tax or legal advice.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent or the Collateral Agent shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender or Issuing Bank, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered by hand or sent by facsimile, courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefore (except that, if not sent during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each the Administrative Agent and the Borrower.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or such Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Except as set forth in the last paragraph of Section 5.1, unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants to the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and its Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender and each Issuing Bank agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Cox Enterprises, the Borrower, their respective Affiliates or the Securities of any of the foregoing for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the actual costs and reasonable documented expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Borrower, provided that the obligations of the Borrower to pay under this clause (a) fees, expenses and other charges of counsel shall be limited to one firm of outside counsel (and, in the event of any actual or perceived conflict of interest, such additional firms of counsel as shall be deemed required by any Person affected by such conflict of interest) and such local or regulatory counsel as shall be deemed required by the Person engaging such counsel, (b) all the actual costs and reasonable documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the actual costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by the Administrative Agent or the Collateral Agent, (d) all the actual costs and reasonable documented expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) incurred by the Collateral Agent in connection with the custody or preservation of any of the Collateral, and (e) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s approval of counsel selected by the Borrower, such approval not to be unreasonably withheld or delayed; provided that, in the event of any actual or perceived conflict of interest between the Borrower and such Indemnitee, including situations in which there are one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Borrower, such Indemnitee shall be permitted to retain separate counsel), indemnify, pay and hold harmless, each Agent, Arranger, Lender and Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee, or a material breach by such Indemnitee of its express agreements set forth herein, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank are hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without prior notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including payroll, employee benefit or other trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 2.23, none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to Sections 10.5(b), 10.5(c), 10.5(d) and 10.5(g), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Loan;

(iii) extend the scheduled expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any change in the definition, or in any components thereof, of the term “Leverage Ratio”) or any fee or any premium payable hereunder other than as expressly set forth herein, or waive or postpone the time for payment of any such interest or fees or premiums;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders (or of all Lenders of any Class) is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder;

(viii) amend the definition of the term “Requisite Lenders” or the term “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral from the Liens of the Collateral Documents, or all or substantially all of the Guarantor Subsidiaries from the Obligations Guarantee (or limit liability of all or substantially all of the Guarantor Subsidiaries in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or guaranteed thereunder shall not be deemed to be a release of the Collateral from the Liens of the Security Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than, in the case of any Guarantor Subsidiary, any assignment or transfer by operation of law as a result of any merger or condition of such Guarantor Subsidiary permitted by Section 6.8);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any waiver, amendment or other modification, or any consent, described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i) amend or otherwise modify Section 2.14 or any other provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Requisite Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between

Classes, of any portion of such prepayment that is still required to be made is not altered);

(ii) waive, amend or otherwise modify any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and each Issuing Bank;

(iii) amend or otherwise modify this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and the Specified Hedge Obligations or the definition of the term “Obligations”, “Specified Hedge Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Specified Hedge Obligations then outstanding without the written consent of such Secured Party; or

(iv) waive, amend or otherwise modify any provision of Section 9 as the same applies to any Agent or any Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or any Arranger, in each case without the consent of such Agent or such Arranger.

(d) Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(f) Limitation on Voting Rights of Affiliated Lenders.

(i) Notwithstanding anything to the contrary set forth herein, no Affiliated Lender shall have any right to (and no Affiliated Lender shall) (A) consent to any waiver, amendment, modification, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (B) require any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this

Agreement or any other Credit Document, (C) otherwise vote on any matter relating to this Agreement or any other Credit Document, (D) attend any meeting (whether in person, by telephone or other means) with any Agent or any Lender, except any portion thereof attended (at the invitation of the Administrative Agent) by representatives of the Borrower, or receive any information or material (in whatever form) prepared by or on behalf of, or otherwise provided by, any Agent or any Lender, other than any such information or material that has been made available by the Administrative Agent to the Borrower, (E) have access to the Platform or (F) make or bring any claim, in its capacity as a Lender, against any Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, provided that, without the prior written consent of such Affiliated Lender, no waiver, amendment or other modification of this Agreement or any other Credit Agreement, and no consent to any departure by an Credit Party therefrom, shall (1) deprive any Affiliated Lender, in its capacity as Lender, of its share of any payments that Lenders of the same Class are entitled to share on a pro rata basis hereunder (including fees in respect of any waiver, amendment, modification or consent given in respect of the Credit Documents and assuming that such Affiliated Lender had consented thereto or signed such waiver, amendment, modification or consent) or (2) affect any Affiliated Lender, in its capacity as Lender, in a manner that is materially disproportionate to the effect of such waiver, amendment, modification or consent on the other Lenders of the same Class.

(ii) If a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any Guarantor Subsidiary prior to the time when the Obligations have been paid in full, then each Affiliated Lender (A) shall promptly give notice to the Administrative Agent of any solicitation of such Affiliated Lender for a vote, or of such Affiliated Lender’s receipt of a ballot to vote, in or in connection with such proceeding and (B) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Obligations in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote with respect to the Obligations as directed by the Requisite Lenders; provided further that no such vote with respect to the Obligations held by such Affiliated Lender shall treat such Obligations in a manner less favorable than the proposed treatment of the same class or type of the Obligations held by Lenders that are not Affiliated Lenders. To give effect to the foregoing right of the Administrative Agent to vote on behalf of any Affiliated Lender with respect to the Obligations, each Affiliated Lender hereby constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as such Affiliated Lender’s true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender and in the name of such Affiliated Lender or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes hereof, which appointment as attorney is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise the foregoing rights in such capacity until the commencement by or against the Borrower or any Guarantor Subsidiary of a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law. Each Affiliated Lender, at its sole cost and expense, agrees to execute any and all further documents and instruments, and take all such further actions, as the Administrative Agent may reasonably request to effectuate the provisions of this Section 10.5(f)(ii).

(g) Refinancing Amendments. Notwithstanding anything to the contrary in Sections 10.5(a), 10.5(b) and 10.5(c), this Agreement and the other Credit Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders (or Persons that, following the effectiveness of such amendment, will become Lenders) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all the outstanding Term Loans of any Class (“Refinanced Term Loans”) with replacement term loans in like principal amount made hereunder (“Replacement Term Loans”); provided that each Person providing a Replacement Term Loan, if not already a Lender hereunder, shall be an Eligible Assignee; provided further that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin with respect to such Replacement Term Loans shall not exceed, at any time prior to the latest Maturity Date that is in effect on the date such refinancing is effected, the Applicable Margin with respect to such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms and conditions applicable to such Replacement Term Loans shall be substantially identical to, or less favorable taken as a whole to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, provided that the terms and conditions applicable to such Replacement Term Loans may provide for any additional or different covenants or other terms so long as such covenants or other terms are applicable only during periods after the latest Maturity Date that is in effect on the date such refinancing is effected. Any amendment pursuant to this Section 10.5(g) may, without the consent of any other Lenders, effect such amendments to this Agreement and any other Credit Document as may be appropriate or necessary, in the reasonable judgment of Administrative Agent, to give effect to the provisions of this Section 10.5(g).

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto and their respective successors and assigns. No Credit Party’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated by any Credit Party (other than, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and all the Lenders (and any attempted assignment or delegation without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent, Arranger or Lender and the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof (notwithstanding notice to the contrary), and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt by the Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of an assignment and transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations, to:

(i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; provided that, in the case of any assignment of a Revolving Commitment or a Revolving Loan, such Eligible Assignee is a Revolving Lender or an Affiliate of a Revolving Lender;

(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” (or, in the case of any assignment of a Revolving Commitment or a Revolving Loan, any Eligible Assignee that does not meet the requirements of clause (i) above), upon (A) the giving of notice to the Borrower, the Administrative Agent and, in the case of assignments of Revolving Commitments or Revolving Loans, each Issuing Bank and (B) except in the case of assignments made by or to Affiliates of the Arrangers during the syndication by the Arrangers of the credit facilities established hereunder, receipt of prior written consent of (1) the Borrower, such consent not to be unreasonably withheld or delayed, provided that consent of the Borrower (x) shall not be required if an Event of Default shall have occurred and is continuing and (y) shall be deemed to have been granted if the Borrower shall have failed to reply within five Business Days of a request therefor, and (2) in the case of assignments of Revolving Commitments or Revolving Loans, (x) the Administrative Agent and (y) each Issuing Bank, each such consent not to be unreasonably withheld or delayed;

provided that:

(iii) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than (A) $2,500,000 in the case of assignments of any Revolving Commitment or Revolving Loan or (B) $1,000,000 in the case of assignments of any Term Loan Commitment or Term Loan (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of Commitments or Loans of the applicable Class of the assigning Lender; and

(iv) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of the Loans owing to it or of its Commitment, as the case may be, of any other Class;

provided further that, notwithstanding the foregoing, (A) no assignment or transfer of any Revolving Commitment or Revolving Loan may be made to any Affiliated Lender and (B) no other assignment or transfer may be made to an Affiliated Lender unless the Affiliated Lender Limit shall be satisfied after giving effect thereto (it being agreed that, for purposes of determining whether the requirements set forth in this proviso shall have been satisfied, the assigning Lender and the Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of such Affiliated Lender set forth in Section 10.6(e) and in the applicable Assignment Agreement).

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to any Arranger or any Affiliate thereof or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of an Incremental Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible

Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be (or, in the case of any Affiliated Lender, it is otherwise able to bear the risk of investing in the applicable Commitments or Loans), (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account and without a view to distribution of such Commitments or Loans in violation of the Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) in the case of any Affiliated Lender, (A) in the case of any assignment or transfer of Commitments or Loans pursuant to a “Dutch auction” or other offer made to all Lenders (or all Lenders of a particular Class), it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Assignment Agreement, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Administrative Agent and the Lenders, (B) the Affiliated Lender Limitation shall be satisfied as of the Closing Date (or, in the case of any Incremental Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date after giving effect to the Commitments and Loans established, assigned or transferred on such date and (C) it has established procedures reasonably designed to ensure that the Affiliated Lender Limitation shall not be exceeded at any time it is a Lender (and, in the event it becomes aware of any such excess, it shall promptly notify the Administrative Agent thereof and shall, in coordination with the other Lenders that are Affiliated Lenders, promptly take such steps (including assignment and transfer of Commitments and Loans) as shall be required to eliminate such excess).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on the Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment, or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time without the consent of the Borrower or the Administrative Agent to sell one or more participations to any Eligible Assignee (other than any Affiliated Lender) in all or any part of its Commitments or Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such Participant or requires the approval of all the Lenders.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 and shall be subject to the provisions of Sections 2.17(c), 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that (A) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and agreement to such increased amount, and (B) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with and be subject to Section 2.19 as though it became a Lender pursuant to an Assignment Agreement; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower and solely for tax purposes, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, any Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized by a deposit of cash with such Issuing Bank (with such Issuing Bank hereby agreeing not to withhold or delay such consent unreasonably so long as the amount of such cash collateral is 105% of the Letter of Credit Usage attributable to such Letter of Credit and such cash collateral is deposited pursuant to arrangements reasonably satisfactory to such Issuing Bank), or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(e). The provisions of Sections 2.17(c), 2.18, 2.19, 10.2, 10.3 and 10.4 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Arranger, any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Arranger, any Issuing Bank or any Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Lender, any Agent or any Issuing Bank), or any Agent, any Arranger, any Issuing Bank or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8(b), each Lender shall be entitled to protect and enforce its rights arising hereunder, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY OF THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE OTHER PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE

LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include each Arranger), and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Banks) shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in connection with this Agreement or any other Credit Document in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose Confidential Information to the Lenders and each Agent and each Lender may make disclosures of Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, in each case in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby, including the performance of obligations or the exercise of remedies hereunder or thereunder and the evaluation of the business, assets, liabilities and operations of the Borrower and the Subsidiaries, or in connection with any disclosure permitted to be made pursuant to any other clause of this Section 10.17 (provided that such affiliates and Related Parties are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (b) to any bona fide or potential permitted assignee, transferee, participant or pledgee in connection with the contemplated assignment, transfer, participation or pledge of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations, in each case to the extent reasonably required by such Persons (provided that such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (c) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties and their Subsidiaries and Affiliates received by it from any Agent or any Lender, (d) in connection with the exercise of any remedies hereunder or under any other Credit Document, (e) in customary “tombstone” or similar advertisements, (f) necessary for the obtaining of CUSIP numbers for the Borrowings and (g) required or requested by any Governmental Authority or by the NAIC or any other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Lender) or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any information regarding the business, assets, liabilities and operations of Cox Enterprises, the Borrower and their respective Affiliates, or of any Person the equity interests or assets of which have been acquired, or are contemplated to be acquired, by the Borrower or any Subsidiary, obtained by such Agent or Lender, other than any such information that (i) is already in possession of such Agent or Lender, or its Related Parties, and is not subject to any other confidentiality restriction applicable to such Agent or Lender, or its Related Parties, (ii) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such Agent or Lender, or its Related Parties, in violation of this Section 10.17, (iii) becomes available to such Agent or Lender, or its Related Parties, from a source other than the Borrower or any Affiliate thereof, and which source is not known by such Agent or Lender, or its Related Parties, to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate thereof, or (iv) is independently developed by such Agent or Lender, or its Related Parties, without use of any information that would otherwise constitute Confidential Information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, on behalf of itself and each other Credit Party, that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder)

are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AUTOTRADER.COM, INC.

By:	/s/ David Amundsen
Name:
Title:

ATC IP LICENSE HOLDINGS, LLC, as Guarantor Subsidiary

By:	/s/ Charles N. Bowen
Name: Charles N. Bowen
Title: Asst. Secretary

vAUTO, INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

KELLEY BLUE BOOK CO., INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

APJ HOLDINGS, INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

CDMDATA, INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

CDM DEALER SERVICES, INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

HN ACQUISITION, INC., as Guarantor Subsidiary

By:	/s/ Richard J. Jacobson
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, an Issuing Bank and a Lender

By:	/s/ Kathleen H. Reedy
Name: Kathleen H. Reedy
Title: Managing Director

GOLDMAN SACHS BANK USA, as Co-Syndication Agent and a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

SUNTRUST BANK, as Co-Syndication Agent and a Lender

By:	/s/ Nicholas Hahn
Name:	Nicholas Hahn
Title:	Director

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Ann B. Kerns
Name:	Ann B. Kerns
Title:	Vice President

By:
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director, Banking Products Services, US

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender

By:	/s/ Kenneth W. Deere
Name: Kenneth W. Deere Title: Senior Vice President

By:
Name: Title:

CITIBANK, N.A., as a Lender

By:	/s/ Robert F. Parr
Name: Robert F. Parr Title: Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy Title: Director

By:
Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Susan LeFevre
Name: Susan LeFevre Title: Managing Director

By:	/s/ Omayra Laucella
Name: Omayra Laucella Title: Vice President

RBC BANK (USA), as a Lender

By:	/s/ James R. Pryor
Name: James R. Pryor Title: Managing Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kenneth Klassen
Name: Kenneth Klassen Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William M. Ginn
Name: William M. Ginn Title: Executive Officer

By:
Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gail F. Scannell
Name: Gail F. Scannell Title: Senior Vice President

By:
Name: Title:

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Garrett McKinnon
Name: Garrett McKinnon Title: Senior Vice President

By:
Name: Title:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark Short
Name: Mark Short Title: Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Tanya Crossley
Name: Tanya Crossley Title: Managing Director

By:	/s/ David Christiansen
Name: David Christiansen Title: V.P.

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke Title: Authorized Signatory

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Leon Mo
Name: Leon Mo Title: Authorized Signatory

By:
Name: Title:

STATE BANK OF INDIA, as a Lender

By:	/s/ C Sreenivasulu Setty
Name: C Sreenivasulu Setty Title: V.P. & Head (Syndications)

By:
Name: Title:

EAST WEST BANK, as a Lender

By:	/s/ Nancy A. Moore
Name: Nancy A. Moore Title: Senior Vice President

By:
Name: Title:

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Stephanie Marinello
Name: Stephanie Marinello Title: Senior Vice President

By:	/s/ David Kantes
Name: David Kantes Title: Senior Vice President and Chief Risk Officer

ATLANTIC CAPITAL BANK, as a Lender

By:	/s/ J. Christopher Deisley
Name: J. Christopher Deisley Title: Senior Vice President

By:	/s/ Glenn Little
Name: Glenn Little Title: SVP

Schedule 1.1

(Pre-Closing Acquisitions and Investments)

1.	vAuto, Inc.
2.	Kelley Blue Book Co., Inc. and its affiliates

Schedule 2.1

(Commitments)

Lender	Revolving Commitment	Tranche A Term Loan Commitment	Tranche B Term Loan Commitment	Total Commitments
Wells Fargo Bank, National	$22,444,444.44	$28,055,555.56	$500,000,000.00	$550,500,000.00
Association
Goldman Sachs Bank USA	$11,111,111.11	$13,888,888.89	$0	$25,000,000.00
SunTrust Bank	$14,444,444.44	$18,055,555.56	$0	$32,500,000.00
JPMorgan Chase Bank, N.A.	$14,444,444.44	$18,055,555.56	$0	$32,500,000.00
UBS Loan Finance LLC	$14,444,444.44	$18,055,555.56	$0	$32,500,000.00
Fifth Third Bank, an Ohio
Banking Corporation	$17,777,777.78	$22,222,222.22	$0	$40,000,000.00
Citibank, N.A.	$9,777,777.78	$12,222,222.22	$0	$22,000,000.00
Barclays Bank PLC	$9,777,777.78	$12,222,222.22	$0	$22,000,000.00
Deutsche Bank Trust Company
Americas	$9,777,777.78	$12,222,222.22	$0	$22,000,000.00
RBC Bank (USA) Royal	$3,259,259.26	$4,074,074.07	$0	$7,333,333.33
Bank of Canada Sumitomo	$6,518,518.52	$8,148,148.15	$0	$14,666,666.67
Mitsui Banking
Corporation	$9,777,777.78	$12,222,222.22	$0	$22,000,000.00
U.S. Bank National
Association	$9,777,777.78	$12,222,222.22	$0	$22,000,000.00
Raymond James Bank, FSB	$8,888,888.89	$11,111,111.11	$0	$20,000,000.00
Bank of America, N.A.	$6,666,666.67	$8,333,333.33	$0	$15,000,000.00
Credit Agricole Corporate and
Investment Bank	$6,666,666.67	$8,333,333.33	$0	$15,000,000.00
Morgan Stanley Bank, N.A.	$6,666,666.67	$8,333,333.33	$0	$15,000,000.00
Mizuho Corporate Bank, Ltd.	$4,444,444.44	$5,555,555.56	$0	$10,000,000.00
State Bank of India	$4,444,444.44	$5,555,555.56	$0	$10,000,000.00
East West Bank	$3,333,333.33	$4,166,666.67	$0	$7,500,000.00
Siemens Financial Services,
Inc.	$3,333,333.33	$4,166,666.67	$0	$7,500,000.00
Atlantic Capital Bank	$2,222,222.22	$2,777,777.78	$0	$5,000,000.00

Total	$200,000,000.00	$250,000,000.00	$500,000,000.00	$950,000,000.00

Schedule 4.2

(Equity Interests and Ownership)

Subsidiaries:

Subsidiary	Jurisdiction	Percentage owned by Borrower
AutoTrader.com Puerto Rico, Inc.	Puerto Rico	100%
ATC IP License Holdings, LLC	Delaware	100%
HN Acquisition, Inc.	Delaware	100%
vAuto, Inc.	Delaware	100%
Kelley Blue Book Co., Inc.	California	100%
APJ Holdings, Inc.	Nevada	100%
CDMdata, Inc.	Minnesota	100%
CDM Dealer Services, Inc.	Minnesota	100%

ATC IP License Holdings, LLC owns fifty percent (50%) of the issued and outstanding equity interests in TPI Holdings, Inc., a Delaware corporation.

The Borrower has the option to indirectly purchase either 25% or all of the issued and outstanding equity interests in HomeNet, Inc. through a newly-formed Delaware limited liability company pursuant to the Option Agreement dated as of March 31, 2009 by and among the Borrower, HomeNet, Inc. and certain stockholders of HomeNet, Inc.

Pursuant to the Amended and Restated Second Amendment To Master Services Agreement dated January 30, 2010, between Kelley Blue Book Co., Inc. (“KBB”) and Webcars Internet Technology Company (“Webcars”), KBB agreed to continue to use Webcars’ offshore (China) software development services, and as consideration therefor, received the right to receive warrants to purchase common stock units equal to up to an 8.5% interest in an Offshore Holding Company to be formed by Webcars in either the British Virgin Islands or Cayman Islands, if KBB met certain budget spend thresholds. The Offshore Holding Company is to own and control a 100% interest in a Wholly Foreign Owned Enterprise (WFOE) in China, which WFOE is to have financial and operating control of Webcars. To date, KBB has met minimum budget spend targets that entitle KBB to receive warrants in an amount equal to a 3.5% interest in the Offshore Holding Company. The warrants, if and when issued, are to be exercisable upon payment of a nominal sum, have a minimum exercise term of 5 years from the date of issue, be transferable to a successor-in-interest, and contain anti-dilution and other standard warrant provisions.

Permitted Holders:

Permitted Holder	Shares Owned	Percentage of Class Owned	Percentage of Borrower Equity Interests Owned
Manheim ATC, Inc.	26,220,200 Shares of Class C Common Stock	100.00% of issued and outstanding Class C Common Stock	62.31% of issued and outstanding Equity Interests in the Borrower
Cox Auto Trader, L.L.C.	2,217,465 Shares of Class A Common Stock	14.21% of issued and outstanding Class A Common Stock	5.27% of issued and outstanding Equity Interests in the Borrower
KPCB Holdings, Inc., as nominee for two of its affiliated funds and certain general partners of its affiliated funds	2,354,491 Shares of Class A Common Stock	15.09% of issued and outstanding Class A Common Stock	5.60% of issued and outstanding Equity Interests in the Borrower
Providence Equity Partners VI, L.P.	7,826,773 Shares of Class A Common Stock	50.15% of issued and outstanding Class A Common Stock	18.60% of issued and outstanding Equity Interests in the Borrower
PEP VI-A Auto Trader AIV L.P. (as successor-in-interest to Providence Equity Partners VI-A, L.P.)	2,692,503 Shares of Class A Common Stock	17.25% of issued and outstanding Class A Common Stock	6.40% of issued and outstanding Equity Interests in the Borrower

Schedule 4.22

(Cox Intercompany Agreements)

1.	Intercompany Services Agreement, dated as of May 4, 2010, by and between Cox Enterprises and AutoTrader.com, Inc.

2.

Amended and Restated Cash Management Agreement with Revolving Credit Facility, dated as of December     , 2010, by and between AutoTrader.com, Inc. and Cox Enterprises, together with the Amended and Restated Revolving Promissory Note, dated December     , 2010, of AutoTrader.com, Inc. issued to Cox Enterprises and the Amended and Restated Revolving Promissory Note, dated December     , 2010, of Cox Enterprises issued to the AutoTrader.com, Inc.

3.	Acknowledgment Agreement, dated as of May 4, 2010, by and among AutoTrader.com, Inc., Manheim, Inc., and Cox Enterprises.

4.	Reimbursement Agreement, dated May 4, 2010, between AutoTrader.com, Inc. and Cox Enterprises.

5.

Assignment Agreement, dated as of May 4, 2010, by and among Cox CTP Holdings, LLC, Cox Holdings, Inc., Manheim, Inc., Manheim Investments, Inc., Manheim Remarketing, Inc., Cox Auto Trader, L.L.C. and AutoTrader.com, Inc.

6.	Assignment and Assumption Agreement, dated as of May 4, 2010, by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc.

7.

The Assignment and Assumption Agreement, dated as of August 31, 2009, by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc., as amended by the Amendment No. 1 to the Assignment and Assumption Agreement, by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc., dated as of May 4, 2010.

8.	Co-Branding Agreement (Cox Newspapers, Inc. and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 7, 2008.

9.	Co-Branding Agreement (The Austin American-Statesman and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 7, 2008.

10.	Co-Branding Agreement between Cox Enterprises, Inc. d/b/a The Atlanta Journal- Constitution and AutoTrader.com, Inc., dated July 23, 2009.

11.	Co-Branding Agreement (Cox Broadcasting, Inc. and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 8, 2008.

12.	Co-Branding Agreement between Cox Radio, Inc. and AutoTrader.com, Inc., dated July 22, 2009.

13.	Network Operations Agreement between Adify Corporation and AutoTrader.com, Inc., dated October 10, 2008.

14.	License Agreement (Cox Business) between TPI Holdings, Inc. and ATC IP License Holdings, LLC, dated September 10, 2006.

15.	Notice of Assignment and Assumption to TPI Holdings, Inc. from Cox Auto Trader, L.L.C., dated September 30, 2009.

16.	Commercial Services Agreement by and between CoxCom, Inc., Cox Georgia Telcom, LLC, and AutoTrader.com, Inc., dated May 20, 2008, as amended in October of 2009.

17.

Commercial Services Agreement by and between Cox Business Services, LLC, as agent for Cox Georgia Telcom, LLC; Cox Communications, Inc., and AutoTrader.com, Inc., dated August 1, 2003, as amended January 22, 2004.

18.	Cross-license Agreement by and between AutoTrader.com, Inc. and Manheim, Inc., dated March 19, 2010.

19.	Bill of Sale and Assignment Agreement by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc., dated February 1, 2009, as amended.

20.	Assignment and Assumption Agreement, by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc., dated April 27, 2010.

21.	Data License Agreement dated June 30, 2008, between Kelley Blue Book Co., Inc. and Manheim Consulting, LLC, as agent for AutoTrader.com, Inc.

Schedule 4.24

(Insurance)

Type of Insurance	Insurance Carrier(s)	Policy Period
Aircraft Liability/Hull	Global Aerospace	12/31/10-12/31/11
Directors & Officers Liability	National Union and others	1/1/10-1/1/11
Fiduciary Liability/Blanket Crime	Federal Insurance Co and others	1/1/10-1/1/11
Employment Practices Liability	Zurich American Insurance and others	1/1/10-1/1/11
Special Crime	Great American and others	1/1/08-1/1/11
Travel Accident	Federal Insurance Co	1/1/10-1/1/11
Property Insurance	Lloyds of London and others	6/30/10-6/30/11
Terrorism Insurance	Lloyds of London and others	8/1/10-8/1/11
Dealers Open Lot/Garagekeepers Legal Liability	Lexington and others	3/1/10-3/1/11
Boiler & Machinery- Inspections	Chubb	8/14/10-8/14/11
General Liability	National Union and others	1/1/10-1/1/11
Auto Liability	National Union	1/1/10-1/1/11
Umbrella Liability	National Union and others	1/1/10-1/1/11
Workers Compensation/Employers Liability	National Union and others	1/1/10-1/1/11
Foreign General and Auto Liability	Insurance Company of the State of Pennsylvania	1/1/10-1/1/11
Foreign Workers Compensation	Insurance Company of the State of Pennsylvania	1/1/10-1/1/11
Premises Pollution Liability & Storage Tank Liability	Indian Harbor	1/1/08-1/1/11
Media Liability	State National Insurance and others	12/1/10-12/1/11
Network Security & Privacy Liability	Beazley and others	12/1/10-12/1/11

1.

Cox Enterprises, Inc. Welfare Benefits Plan (providing welfare benefits to employees, including medical, dental, vision, group-term life insurance, accidental death and personal loss insurance and long-term disability insurance).

2.	Cox Enterprises, Inc. Flex Plan (medical, dental, life insurance, healthcare flexible spending account, dependent day care flexible spending account, long- term disability).

3.	Health Insurance through MCS Life Insurance for Puerto Rico employees

4.	Cox Enterprises, Inc. Retiree Health Care Plan.

5.	Other benefits and perquisites as reflected in the AutoTrader.com Employee Policy Reference Guide.

6.

vAuto, Inc. Term Life Policy (10-Year), issued by The Northwestern Mutual Life Insurance Company, with respect to Dale Pollak in the amount of $1,000,000. Policy No. 17 569 975. Death benefit payable to vAuto, Inc.

7.

vAuto, Inc. Term Life Policy (10-Year), issued by The Northwestern Mutual Life Insurance Company, with respect to Keith A. Jezek in the amount of $1,000,000. Policy No. 17 569 952. Death benefit payable to vAuto, Inc.

Schedule 6.1

(Indebtedness)

1.

Indebtedness in the form of deferred payments under the acquisition agreement relating to CarSpot.com, LLC, as described in footnote 3 to the audited consolidated financial statements of AutoTrader.com, Inc. as of and for the year ended December 31, 2009.

2.

In connection with the acquisition of vAuto, Inc. (“vAuto”), Borrower will make an earnout payment of up to $34.5 million in early 2012 based on cumulative 2010 and 2011 vAuto EBITDA. The earnout liability is recorded on Borrower’s balance sheet as a discounted present value of $31.2 million as of September 30, 2010.

3.

vAuto maintains a credit card program pursuant to which certain employees are issued company-sponsored credit cards. The employee holder is responsible for the charges made on the card; however, vAuto guarantees repayment.

Schedule 6.2

(Liens)

Debtor	Secured Party	Subject Matter	State	Original File Date	Original File No.
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/27/05	5402366 0
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/30/05	5407143 8
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	02/28/06	6070184 7
AutoTrader.com, Inc.	Konica Business Technologies, Inc.	Copiers and related assets	DE	03/23/06	6098332 0
AutoTrader.com, Inc.	Konica Business Technologies, Inc.	Copiers and related assets	DE	03/24/06	6100959 6
AutoTrader.com, Inc.	Konica Business Technologies, Inc.	Copiers and related assets	DE	03/24/06	6100960 4
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	04/25/06	6138680 4
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	06/27/06	6220277 8
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	06/29/06	6225318 5
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	07/18/06	6247186 0
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	07/26/06	6258314 4
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	08/03/06	6268627 7
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	08/07/06	6272353 4
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	08/17/06	6286679 6
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	09/07/06	6310214 2
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	09/26/06	6332267 4
AutoTrader.com, Inc.	Banc of America	Copiers and	DE	11/22/06	6408330 2

	Leasing & Capital, LLC	related assets
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/13/06	6435888 3
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/22/06	6451231 5
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/29/06	6457128 7
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	05/01/07	2007 1636363
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	05/22/07	2007 1931871
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	07/12/07	2007 2633229
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	07/27/07	2007 2845534
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	09/25/07	2007 3616389
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	11/27/07	2007 4483342
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/07/07	2007 4629878
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	12/10/07	2007 4648548
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	01/30/08	2008 0362952
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	02/06/08	2008 0456705
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	02/21/08	2008 0635936
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	03/04/08	2008 0781383
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	05/06/08	2008 1566601
AutoTrader.com, Inc.	Banc of America Leasing & Capital, LLC	Copiers and related assets	DE	05/12/08	2008 1636123
AutoTrader.com, Inc.	Banc of America Leasing &	Copiers and related assets	DE	06/24/08	2008 2159422

Capital, LLC
Kelley Blue Book Co., Inc.	Cisco Systems Capital Corporation	Computer equipment	CA	4/16/10	107228981 684
Kelley Blue Book Co., Inc.	Netapp, Inc. d/b/a Netapp Financial Solutions	Computer equipment	CA	6/16/10	107235086 830
Kelley Blue Book Co., Inc.	Netapp, Inc. d/b/a Netapp Financial Solutions	Computer equipment	CA	7/16/10	107238576 564

Schedule 6.3

(Negative Pledges)

1.

The Amended and Restated Stockholders Agreement of TPI Holdings Inc., dated September 10, 2006, among TPI Holdings, Inc., ATC IP License Holdings, LLC as successor-in-interest to Cox CTP Holdings, LLC, and LTM Company, L.P.

2.	License Agreement (Cox Business) between TPI Holdings, Inc. and ATC IP License Holdings, LLC, dated September 10, 2006.

Schedule 6.4

(Restricted Payments)

1.

In accordance with Stockholder Agreements between the Borrower and each of Robert C. O’Leary, The Mary Kathleen Berry Lifetime Trust, Dean H. Eisner, James C. Kennedy and the David E. Easterly Revocable Trust (each, a “Specified Class A Stockholder”), each Specified Class A Stockholder (and its permitted successors and assigns) has the right, to require the Borrower to purchase from it at fair market value, as determined in accordance with such Stockholder Agreement, (a) exercisable annually, 25% of such Specified Class A Stockholder’s shares of Class A Common Stock, or (b) at any time after the underlying executive’s termination for any reason other than death, all or a portion of such Specified Class A Stockholder’s shares of Class A Common Stock. Such Stockholder Agreements provide that the Borrower shall not be obligated to pay more than $5,000,000 annually for shares of Common Stock purchased from the Borrower’s stockholders pursuant to put rights exercised by such stockholders. In addition, upon the death of the underlying executive, the applicable Specified Class A Stockholders shall be obligated to sell to the Borrower, and the Borrower shall be obligated to purchase from the Specified Class A Stockholders, all of the shares of Class A Common Stock held by such Specified Class A Stockholders at fair market value as determined in accordance with the applicable Stockholder Agreement.

2.

In accordance with each Class B Stockholder Agreement between the Borrower and the Class B Stockholders (as defined in the Stockholders Agreement of the Borrower dated as of January 1, 2007) party thereto, each Class B Stockholder (and its permitted successors and assigns) has the right, exercisable annually, to require the Borrower to purchase from it at fair market value, as determined in accordance with such Class B Stockholder Agreement, 25% of such Class B Stockholder’s shares of Class B Common Stock. Victor A. Perry, III’s Class B Stockholder Agreements provide that the Borrower shall not be obligated to pay more than $5,000,000 annually for shares of Class B Common Stock purchased from Class B Stockholders pursuant to put rights exercised by such Class B Stockholders. The other Class B Stockholder Agreements do not include a similar provision. Victor A. Perry, III’s Class B Stockholder Agreements further provide that at any time after his termination for any reason other than death, he may require the Borrower to purchase from him all or a portion of his shares of Class B Common Stock for fair market value (subject to the $5,000,000 limitation). In addition, upon Victor A. Perry, III’s death, his estate shall be obligated to sell to the Borrower, and the Borrower shall be obligated to purchase from his estate, all of his shares of Class B Common Stock at fair market value as determined in accordance with his Class B Stockholder Agreements.

Schedule 6.5

(Restrictions on Subsidiary Distributions)

1.

The Amended and Restated Stockholders Agreement of TPI Holdings Inc., dated September 10, 2006, among TPI Holdings, Inc., ATC IP License Holdings, LLC as successor-in-interest to Cox CTP Holdings, LLC, and LTM Company, L.P.

2.	License Agreement (Cox Business) between TPI Holdings, Inc. and ATC IP License Holdings, LLC, dated September 10, 2006.

Schedule 6.6

(Investments)

1.	Option Agreement by and among AutoTrader.com, Inc., HomeNet, Inc., and the stockholders of HomeNet, Inc., dated as of March 31, 2009.

2.	ATC IP License Holdings, LLC, a wholly-owned subsidiary of AutoTrader.com, Inc., holds fifty percent (50%) of the issued and outstanding Equity Interests in TPI Holdings, Inc., a Delaware corporation.

3.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in AutoTrader.com Puerto Rico, Inc., a Puerto Rico corporation.

4.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in ATC IP License Holdings, LLC, a Delaware limited liability company.

5.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in vAuto, Inc., a Delaware corporation.

6.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in HN Acquisition, Inc., a Delaware corporation.

7.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in Kelley Blue Book Co., Inc., a California corporation.

8.	AutoTrader.com, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in APJ Holdings, Inc., a Nevada corporation.

9.	APJ Holdings, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in CDMdata, Inc., a Minnesota corporation.

10.	CDMdata, Inc. holds one-hundred percent (100%) of the issued and outstanding Equity Interests in CDM Dealer Services, Inc., a Minnesota corporation.

11.

Pursuant to the Amended and Restated Second Amendment To Master Services Agreement dated January 30, 2010, between Kelley Blue Book Co., Inc. (“KBB”) and Webcars Internet Technology Company (“Webcars”), KBB agreed to continue to use Webcars’ offshore (China) software development services, and as consideration therefor, received the right to receive warrants to purchase common stock units equal to up to an 8.5% interest in an Offshore Holding Company to be formed by Webcars in either the British Virgin Islands or Cayman Islands, if KBB met certain budget spend thresholds. The Offshore Holding Company is to own and control a 100% interest in a Wholly Foreign Owned Enterprise (WFOE) in

China, which WFOE is to have financial and operating control of Webcars. To date, KBB has met minimum budget spend targets that entitle KBB to receive warrants in an amount equal to a 3.5% interest in the Offshore Holding Company. The warrants, if and when issued, are to be exercisable upon payment of a nominal sum, have a minimum exercise term of 5 years from the date of issue, be transferable to a successor-in-interest, and contain anti-dilution and other standard warrant provisions.

Schedule 6.8

(Disposition of Assets)

Assets acquired by the Borrower at or prior to the Closing Date and identified to the Administrative Agent at or prior to the Closing Date.

Schedule 6.10

(Affiliate Transactions)

1.	Co-Branding Agreement (Cox Newspapers, Inc. and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 7, 2008.

2.	Co-Branding Agreement (The Austin American-Statesman and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 7, 2008.

3.	Co-Branding Agreement between Cox Enterprises, Inc. d/b/a The Atlanta Journal- Constitution and AutoTrader.com, Inc., dated July 23, 2009.

4.	Co-Branding Agreement (Cox Broadcasting, Inc. and AutoTrader.com, Inc.) between Cox Newspapers, Inc. and AutoTrader.com, Inc., dated October 8, 2008.

5.	Co-Branding Agreement between Cox Radio, Inc. and AutoTrader.com, Inc., dated July 22, 2009.

6.	Network Operations Agreement between Adify Corporation and AutoTrader.com, Inc., dated October 10, 2008.

7.	License Agreement (Cox Business) between TPI Holdings, Inc. and ATC IP License Holdings, LLC, dated September 10, 2006.

8.	Notice of Assignment and Assumption to TPI Holdings, Inc. from Cox Auto Trader, L.L.C., dated September 30, 2009.

9.	Commercial Services Agreement by and between CoxCom, Inc., Cox Georgia Telcom, LLC, and AutoTrader.com, Inc., dated May 20, 2008, as amended in October of 2009.

10.

Commercial Services Agreement by and between Cox Business Services, LLC, as agent for Cox Georgia Telcom, LLC; Cox Communications, Inc., and AutoTrader.com, Inc., dated August 1 ,2003, as amended January 22, 2004.

11.	Cross-license Agreement by and between AutoTrader.com, Inc. and Manheim, Inc., dated March 19, 2010.

12.	Bill of Sale and Assignment Agreement by and between Cox Auto Trader, L.L.C. and AutoTrader.com, Inc., dated February 1, 2009, as amended.

13.

The two letter agreements, each dated May 4, 2010, among Cox Enterprises, Inc., AutoTrader.com, Inc. and Goldman, Sachs & Co, including rights and obligations as may be assigned to AutoTrader.com, Inc. thereunder.

14.	Assignment and Assumption Agreement, by and between AutoTrader.com, Inc. and ATC IP License Holdings, LLC, dated as of June 11, 2010.

15.	Sublicense Agreement by and between AutoTrader.com, Inc. and ATC IP License Holdings, LLC, dated as of June 11, 2010.

16.	Notice of Assignment and Assumption to TPI Holdings, Inc. from AutoTrader.com, Inc. and ATC IP License Holdings, LLC, dated as of June 11, 2010.

17.	Assignment Agreement, by and between AutoTrader.com, Inc. and ATC IP License Holdings, LLC, dated as of June 11, 2010.

18.	Insurance policies set forth on Schedule 4.24 are policies of Cox Enterprises, Inc. for the benefit of Auto Trader.com, Inc. and other Affiliates of Cox Enterprises, Inc.

19.	Certain employee benefits, as described in footnote 12 to the audited consolidated financial statements of AutoTrader.com, Inc. as of and for the year ended December 31, 2009.

20.	Data License Agreement dated June 30, 2008, between Kelley Blue Book Co., Inc. and Manheim Consulting, LLC, as agent for AutoTrader.com, Inc.

Schedule 10.1

(Notices)

If to AutoTrader.com, Inc or any Guarantor Subsidiary:

c/o AutoTrader.com, Inc.

5775 Peachtree Dunwoody Road

Atlanta, Georgia 30342

Facsimile: (404) 843-5755

Attention: Victor A. Perry, III

with copies (which shall not constitute notice) to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, Suite 800

Washington, DC 20036

Facsimile: (202) 776-2222

Attention: Timothy J. Kelley

If to the Administrative Agent:

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard

Charlotte, NC 28262

Attention: Syndication Agency Services

Facsimile: 704-715-0017

Phone: 704-590-2706

If to the Collateral Agent:

Wells Fargo Bank, National Association

7000 Central Parkway, Suite 600

Atlanta, GA 30328

Attention: Kay Reedy

Facsimile: 770-551-4643

Phone: 770-551-5102

If to the Issuing Bank:

Wells Fargo Bank, National Association

90 South 7th Street

Minneapolis, MN 55420

Attention: Doug Lindstrom

Facsimile: 866-972-1324

Phone: 612-667-5542

EXHIBIT A TO

CREDIT AND GUARANTEE AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities and letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor: __________________________

2.	Assignee: __________________________

3.	Is Assignee a Lender/an Affiliate of a Lender/a Related Fund? Yes: No: Specify if “Yes”.

4.	Is Assignee an “Affiliated Lender”: Yes: No:

5.	Borrower: AutoTrader.com, Inc. (the “Borrower”).

6.	Administrative Agent: Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement.

7.	Credit Agreement: Credit and Guarantee Agreement dated as of December 15, 2010, among the Borrower, certain Subsidiaries of the Borrower party thereto, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA and SunTrust Bank, as Co-Syndication Agents, and Wells Fargo Securities, LLC, Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, J.P. Morgan Securities LLC and UBS Securities LLC, as Arrangers.

Exhibit A to Credit and Guarantee Agreement

8.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]

Revolving Commitment[2]	$______________	$______________	____________%

Tranche A Term Loans	$______________	$______________	____________%

Tranche B Term Loans	$______________	$______________	____________%

[ ][3]	$______________	$______________	____________%

Assignment Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH DATE SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	No assignments and transfers of Revolving Commitments or Revolving Loans may be made to an Affiliated Lender.

[3]	In the event Incremental Term Loans of any Series are established under Section 2.23, refer to the Class of Loans assigned.

Exhibit A to Credit and Guarantee Agreement

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_______________________

_______________________

_______________________

Attention:

Facsimile:

with a copy to:

_______________________

_______________________

_______________________

Attention:

Facsimile:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_______________________

_______________________

_______________________

Attention:

Facsimile:

with a copy to:

_______________________

_______________________

_______________________

Attention:

Facsimile:

Wire Instructions:

Exhibit A to Credit and Guarantee Agreement

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent [and Issuing Bank]

By:
Title:

[Consented to:][5]

AUTOTRADER.COM, INC.

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. See Section 10.6(c).

[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. See Section 10.6(c).

Exhibit A to Credit and Guarantee Agreement

[Consented to:][6]

[ANY OTHER ISSUING BANK]

By:
Title:

[6]	To be added only if the consent of an Issuing Bank is required by the terms of the Credit Agreement. See Section 10.6(c).

Exhibit A to Credit and Guarantee Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the Assigned Interest (or, in the event the Assignee is an Affiliated Lender, it is otherwise able to bear the risk of investing in the Assigned Interest), (iv) it will acquire the Assigned Interest for its own account and without a view to distribution of the Assigned Interest within the meaning of the Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Credit Agreement, the disposition of the Assigned Interest or any interests therein shall at all times remain within its exclusive control), (iv) if it is an Affiliated Lender, (A) if the assignment of the Assigned Interest is pursuant to a “Dutch auction” or other offer made to all Lenders (or all Lenders of a particular Class), the Assignee is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into this Assignment, or participate in any of the transactions contemplated hereby, that has not previously been disclosed to the Administrative Agent and the Lenders, (B) the Affiliated Lender Limitation is satisfied as of the Assignment Effective Date after giving effect to the assignment contemplated by this Assignment and (C) the Assignee has established procedures reasonably designed to ensure that the Affiliated Lender Limitation

Annex 1 to Assignment Agreement

shall not be exceeded at any time it is a Lender (and, in the event it becomes aware of any such excess, it shall promptly notify the Administrative Agent thereof and shall, in coordination with the other Lenders that are Affiliated Lenders, promptly take such steps (including assignment and transfer of any Commitment and Loans) as shall be required to eliminate such excess), (v) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (vii) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made as follows:

2.1	From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts that have accrued from and after the Assignment Effective Date.[7]

3.	General Provisions. This Assignment shall be binding upon the parties hereto and their respective successors and assigns permitted in accordance with the Credit Agreement and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

[7]	Note to WF: Confirm that this method conforms to your systems.

Annex 1 to Assignment Agreement

EXHIBIT B-1 TO

CREDIT AND GUARANTEE AGREEMENT

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with any Credit Documents are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with two original copies of Internal Revenue Service Form W-8BEN (certifying as to its non-U.S. person status). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit B-1 to Credit and Guarantee Agreement

[Lender]

By:
Name: Title:

[Address]

Dated:                                     , 20[    ]

EXHIBIT B-2 TO

CREDIT AND GUARANTEE AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with any Credit Document are effectively connected with the a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with two original copies of Internal Revenue Service Form W-8IMY accompanied by two original copies of Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, two original copies of Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding Tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit B-2 to Credit and Guarantee Agreement

[Lender]

By:
Name: Title:

[Address]

Dated:                                     , 20[    ]

EXHIBIT B-3 TO

CREDIT AND GUARANTEE AGREEMENT

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.19 (c) and Section 10.06(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with any Credit Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating non-U.S. Lender with two original copies of Internal Revenue Service Form W-8BEN (certifying as to its non-U.S. person status). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit B-3 to Credit and Guarantee Agreement

[Participant]

By:
Name: Title:

[Address]

Dated:                                     , 20[    ]

EXHIBIT B-4 TO

CREDIT AND GUARANTEE AGREEMENT

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.19 (c) and Section 10.06(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with any Credit Documents are effectively connected with a United States trade or business conducted by the undersigned’s or its partners/members.

The undersigned has furnished its participating non-U.S. Lender with two original copies of Internal Revenue Service Form W-8IMY accompanied by two original copies of Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, two original copies of Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding Tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit B-4 to Credit and Guarantee Agreement

[Participant]

By:
Name: Title:

[Address]

Dated:                                     , 20[    ]

EXHIBIT C TO

CREDIT AND GUARANTEE AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Vice President—Finance of AutoTrader.com, Inc. (the “Borrower”).

2. I have reviewed the terms of Section 3 of the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among the BORROWER, certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers, and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of the Borrower, that as of the date hereof:

(i) the representations and warranties of the Credit Parties set forth in the Credit Documents (other than the representation and warranty set forth in Section 4.9 of the Credit Agreement) are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii) no Company Material Adverse Effect has occurred since December 31, 2009;

(iii) no Default or Event of Default has occurred and is continuing;

(iv) there exists no action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the consummation of the Transactions;

(v) each Credit Party has obtained all material Governmental Authorizations and all material consents of other Persons that, in each case, are necessary in connection

Exhibit C to Credit and Guarantee Agreement

with the transactions contemplated by the Credit Documents, and each of the foregoing is in full force and effect as of the date hereof;

(vi) after giving effect to the Transactions to be consummated on the date hereof, none of the Borrower or any Subsidiary will have any Indebtedness owed to Cox Enterprises or any of its Subsidiaries (other than to the Borrower or any of its Subsidiaries); and

(vii) the Borrower has no outstanding capital stock other than common stock.

4. Each Credit Party has requested Dow Lohnes PLLC, counsel to the Credit Parties, to deliver to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date a favorable written opinion in form and substance reasonably satisfactory to the Administrative Agent.

The foregoing certifications are made and delivered as of December 15, 2010.

This certificate is being signed on behalf of the Borrower by its Vice President – Finance in his corporate capacity and without any personal liability whatsoever.

Exhibit C to Credit and Guarantee Agreement

AUTOTRADER.COM, INC.

Name: Title: Vice President - Finance

Exhibit C to Credit and Guarantee Agreement

ANNEX A OF EXHIBIT C TO THE

CREDIT AND GUARANTEE AGREEMENT

Annex A of Exhibit C to Credit and Guarantee Agreement

EXHIBIT D TO

CREDIT AND GUARANTEE AGREEMENT

COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower and the other Credit Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form thereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am the Vice President - Finance of the Borrower.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Quarter ended [            ]. Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with the Historical Financial Statements (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.]

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Year ended [            ], together with a report thereon of [Deloitte & Touche LLP].

3. Attached as Schedule II hereto is the Narrative Report with respect to the consolidated financial statements referred to in Section 2 above.

Exhibit D to Credit and Guarantee Agreement

4. [Attached as Schedule III hereto is the statement(s) of reconciliation required by Section 5.1(d) of the Credit Agreement.]8

5. [[Except as set forth on Schedule IV hereto,] [S]ince the date of the Collateral Questionnaire delivered on the Closing Date, as supplemented by the certificates delivered pursuant to Section 5.1(l) of the Credit Agreement, there has been no change in the information set forth therein and (ii) all UCC financing statements and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been (or, in the case of any such statements, agreements, filings, recordings or registrations specifically identified on Schedule IV hereto, promptly after delivery of this Certificate will be) filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to Section 5.1(k) of the Credit Agreement (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of this Certificate.]9

6. [Attached as Schedule V hereto are (a) all Equity Interests owned by any Credit Party, (b) all promissory notes and other Instruments evidencing any Indebtedness owned by any Credit Party and, in the case of such promissory notes or such Instruments other than the Intercompany Note and the Cox Intercompany Notes, in a principal amount in excess of $1,000,000 (other than Instruments intended to be deposited for collection promptly upon receipt), (c) each Deposit Account, Securities Account and Commodity Account, in each case, which constitutes Collateral, maintained by any Credit Party and (d) all Copyrights, Patents and Trademarks owned by any Credit Party that, in each case, (i) if so owned or maintained as of the Closing Date would have been required to be set forth on the applicable schedule to the Collateral Questionnaire pursuant to the terms thereof and (ii) have not been set forth on such schedule or on a certificate previously delivered pursuant to Section 5.1(l) of the Credit Agreement.]10

7. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate

[8]	Include if applicable.

[9]	Include unless a separate Authorized Officer Certificate re: Annual Collateral Verification certificate is provided.

[10]	Include unless a separate Authorized Officer Certificate is provided.

Exhibit D to Credit and Guarantee Agreement

describing in detail, the nature of the condition or event, the period during which it has existed and the action that the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

8. The financial covenant analyses and information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate.

The foregoing certifications are made and delivered on [            ], pursuant to Section 5.1(c) of the Credit Agreement.

This certificate is being signed on behalf of the Borrower by its Vice President – Finance in his corporate capacity and without any personal liability whatsoever.

AUTOTRADER.COM, INC.

By:
Name: Title: Vice President - Finance

Exhibit D to Credit and Guarantee Agreement

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

1.	Consolidated Adjusted EBITDA: (i) + (ii) - (iii)[11] =			$	[___,___,___	]

	(i)	(a)	Consolidated Net Income:	$	[___,___,___	]

		(b)	consolidated interest expense (including imputed interest expense in respect of Capital Lease Obligations):	$	[___,___,___	]

		(c)	provisions for taxes based on income, profits or capital:[12]	$	[___,___,___	]

		(d)	total depreciation expense:	$	[___,___,___	]

		(e)	total amortization expense (excluding amortization expense attributable to a prepaid Cash item (other than goodwill and intangible assets) that was paid in a prior period):	$	[___,___,___	]

[11]	In each case determined for the period of four consecutive Fiscal Quarters ended on the date set forth above. If during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b) of the Credit Agreement.

[12]	Including adjustments for taxes for prior periods and adjustments made in accordance with FIN 48, Accounting for Uncertainty in Income Taxes (as codified).

Annex A to Compliance Certificate

(f)	any write-down or write-off of (including any impairment charge with respect to) assets during such period and other noncash charges (including those associated with stock based compensation) or losses (excluding any write-down or write-off of accounts receivable, any additions to bad debt reserves or bad debt expense, any noncash charge or loss arising from the LTIP (other than those associated with stock based compensation) and any noncash charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period or amortization of a prepaid Cash item that was paid in a prior period):	$	[___,___,___	]

(g)	extraordinary charges:	$	[___,___,___	]

(h)	unusual or non-recurring charges[13]:	$	[___,___,___	]

(i)	restructuring charges[14]:	$	[___,___,___	]

(j)	charges arising from the LTIP[15]:	$	[___,___,___	]

(k)	losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement or other derivative instrument:	$	[___,___,___	]

(l)	the cumulative effect of a change in accounting principles:	$	[___,___,___	]

[13]	Provided that the aggregate amount added back under this clause (h) shall not exceed, for any period of four consecutive Fiscal Quarters, an amount equal to 5% of the Consolidated Adjusted EBITDA calculated without giving effect to this clause (h).

[14]	Provided that the aggregate amount added back under this clause (i) shall not exceed $20,000,000 for all periods (commencing with the first period for which Consolidated Adjusted EBITDA is calculated after the Closing Date).

[15]	Provided that the aggregate amount added back under this clause (j) with respect to any period of four consecutive Fiscal Quarters may not exceed (A) with respect to any such period during which an IPO occurs, $40,000,000 and (B) with respect to any such other period, $25,000,000.

Annex A to Compliance Certificate

(m)	after-tax loss attributable to any sale, transfer or other disposition of assets by the Borrower and the Subsidiaries, other than dispositions in the ordinary course of business:	$	[___,___,___	]

(n)	losses from discontinued operations (other than any such losses from a “component of an entity” classified in conformity with GAAP as “held-for-sale” or that has been sold):	$	[___,___,___	]

(o)	unrealized losses attributable to the application of “mark to market” accounting in respect of any Equity Interest, any fixed income instrument that qualifies as a Cash Equivalent and any Hedge Agreement or other derivative instrument:	$	[___,___,___	]

(p)	fees and expenses incurred, or amortization thereof, in connection with (A) any Permitted Acquisition made in reliance on Section 6.6(a)(x) or any Investment made in reliance on Section 6.6(a)(xviii) or 6.6(a)(xix) (or any acquisition or investment made under the comparable provisions of the Existing Credit Agreement and set forth on Schedule 1.1 of the Credit Agreement) that has been consummated or (B) any issuance or prepayment, repayment, redemption, refinancing, exchange or extinguishment of, or any amendment or other modification of the terms of, any Indebtedness or any issuance of any Equity Interests (including any such transaction undertaken but not completed):	$	[___,___,___	]

(q)	net loss of any Person accounted for under the equity method of accounting:	$	[___,___,___	]

(r)	charges, losses and expenses covered by (A) indemnification or other reimbursement provisions in agreements relating to any Permitted Acquisition, Investment or sale, transfer or other disposition of assets or (B) any liability, casualty or business interruption insurance, in each case to the extent a payment thereunder has been received in Cash during such period:	$	[___,___,___	]

(s)	losses attributable to foreign currency translation:	$	[___,___,___	]

Annex A to Compliance Certificate

(ii)		to the extent not included in determining such Consolidated Net Income, Cash received in respect of interest payable by Cox Enterprises under the Cox Intercompany Notes that is not recognized in such period as a result of such interest having been recognized as interest income for a prior period, to the extent such interest income for a prior period has been subtracted in determining Consolidated Adjusted EBITDA pursuant to clause (iii)(h) below:	$	[___,___,___	]

(iii)	(a)	extraordinary gains:	$	[___,___,___	]

	(b)	noncash items of income or gain (excluding any noncash items of income or gain (A) in respect of which Cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for anticipated Cash charges in any prior period, but only to the extent such accrual reduced Consolidated Adjusted EBITDA for such prior period):	$	[___,___,___	]

	(c)	gains attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement or other derivative instrument:	$	[___,___,___	]

	(d)	the cumulative effect of a change in accounting principles:	$	[___,___,___	]

	(e)	after-tax gain attributable to any sale, transfer or other disposition of assets by the Borrower and the Subsidiaries, other than dispositions in the ordinary course of business:	$	[___,___,___	]

	(f)	income from discontinued operations (other than any such income from a “component of an entity” classified in conformity with GAAP as “held-for-sale” or that has been sold):	$	[___,___,___	]

	(g)	unrealized gains attributable to “mark to market” accounting in respect of any Equity Interest, any fixed income instrument that qualifies as a Cash Equivalent and any Hedge Agreement or other derivative instrument:	$	[___,___,___	]

	(h)	noncash interest income arising in respect of obligations under the Cox Intercompany Notes:	$	[___,___,___	]

Annex A to Compliance Certificate

		(i)	net income of any Person accounted for under the equity method of accounting:	$	[___,___,___	]

		(j)	gains attributable to foreign currency translation:	$	[___,___,___	]

2.	Consolidated Capital Expenditures:			$	[___,___,___	]

3.	Consolidated Debt Service[16]: (i) + (ii) + (iii) + (iv) =			$	[___,___,___	]

	(i)		Consolidated Interest Expense:	$	[___,___,___	]

	(ii)		aggregate amount of scheduled payments of principal on Consolidated Total Debt of the Borrower and the Subsidiaries:	$	[___,___,___	]

	(iii)		aggregate amount of payments of principal (other than scheduled payments of principal) on Consolidated Total Debt of the Borrower and the Subsidiaries, to the extent that such payments reduced any scheduled payments of principal that would have become due during such period:	$	[___,___,___	]

	(iv)		aggregate amount of principal payments on Capital Lease Obligations, determined in conformity with GAAP:	$	[___,___,___	]

[16]	Notwithstanding anything to the contrary contained hereunder (but subject to the final sentence of the definition of the term “Consolidated Interest Expense”), Consolidated Debt Service shall be deemed to be (i) for the four consecutive Fiscal Quarter period ended March 31, 2011, Consolidated Debt Service for the Fiscal Quarter ended March 31, 2011 multiplied by four, (ii) for the four consecutive Fiscal Quarter period ended June 30, 2011, Consolidated Debt Service for the two consecutive Fiscal Quarters ended June 30, 2011 multiplied by two, and (iii) for the four consecutive Fiscal Quarter period ended September 30, 2011, Consolidated Debt Service for the three consecutive Fiscal Quarter period ended September 30, 2011, multiplied by 4/3; provided that, for any such period that includes the Tranche A Term Loan Maturity Date or the Revolving Maturity Date, the scheduled repayment of the Tranche A Term Loans or the Revolving Loans, as the case may be, due on such date, and any payments of principal of the Tranche A Term Loans or the Revolving Loans made during such period to the extent such payments shall have reduced any such scheduled repayment, shall be excluded.

Annex A to Compliance Certificate

4.	Consolidated Excess Cash Flow (for Fiscal Year end Compliance Certificates only): (i) - (ii) - (iii) =			$	[___,___,___	]

	(i)	(a)	Consolidated Net Income for such Fiscal Year, adjusted to exclude any gains or losses attributable to Asset Sales and Insurance/Condemnation Events:	$	[___,___,___	]

		(b)	total depreciation expense, total amortization expense (including amortization expense attributable to a prepaid Cash item that was paid in a prior period) and other noncash charges and losses for such Fiscal Year (excluding any such noncash charge to the extent that it represents an accrual or reserve for a potential Cash item in any future period)[17]:	$	[___,___,___	]

		(c)	payments received in Cash during such Fiscal Year under (A) indemnification or other reimbursement provisions in agreements relating to any Permitted Acquisition, Investment or sale, transfer or other disposition of assets or (B) any liability, casualty or business interruption insurance[18]:	$	[___,___,___	]

		(d)	Consolidated Working Capital Adjustment:	$	[___,___,___	]

	(ii)	noncash gains for such Fiscal Year[19]:		$	[___,___,___	]

	(iii)	(a)	Consolidated Capital Expenditures[20]:	$	[___,___,___	]

		(b)	Acquisition Consideration in connection with Permitted Acquisitions permitted under Section 6.6(a)(x)[21]:	$	[___,___,___	]

[17]	To the extent deducted in determining Consolidated Net Income for such Fiscal Year.

[18]	To the extent not recognized in determining Consolidated Net Income for such Fiscal Year (including any recognition thereof as a reduction of any charges, losses and expenses for such Fiscal Year).

[19]	To the extent recognized in determining Consolidated Net Income for such Fiscal Year.

[20]	The aggregate amount made by the Borrower and the Subsidiaries in Cash during such Fiscal Year.

[21]	The aggregate amount made by the Borrower and the Subsidiaries in Cash during such Fiscal Year.

Annex A to Compliance Certificate

(c)	Cash consideration to make Investments permitted under Section 6.6(a)(xviii)[22]:	$	[___,___,___	]

(d)	scheduled repayments (which term, as used in this clause (d), shall not include mandatory or voluntary prepayments) of Indebtedness for borrowed money and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof)[23]:	$	[___,___,___	]

(e)	satisfaction of long-term liabilities or obligations (other than any such liabilities or obligations under the LTIP), in each case, not constituting Indebtedness[24]:	$	[___,___,___	]

(f)	Restricted Payments made in reliance on Sections 6.4(a)(vi), 6.4(a)(vii) and 6.4(a)(xii)[25]:	$	[___,___,___	]

Subtotal of Clause (iii) above[26]:		$	[___,___,___	]

Footnote continued from previous page.

[22]	The aggregate amount made by the Borrower and the Subsidiaries in Cash during such Fiscal Year.

[23]	The aggregate amount, in each case made during such Fiscal Year, other than (1) any repayment of Indebtedness under the Cox Intercompany Revolver and (2) any repayment of revolving extensions of credit (other than revolving extensions of credit referred to in clause (1) above), except, in the case of this clause (2), to the extent that any such repayment is accompanied by a permanent reduction in related commitments.

[24]	The aggregate amount made by the Borrower and the Subsidiaries in Cash during such Fiscal Year, to the extent not deducted in determining Consolidated Net Income for such Fiscal Year or accrued or reserved for in any prior Fiscal Year.

[25]	The aggregate amount made by the Borrower in Cash during such Fiscal Year.

[26]	Provided that the aggregate amount added under this clause (iii) shall not exceed the Internally Generated Cash for such Fiscal Year (or, if lesser, the portion of the Internally Generated Cash for such Fiscal Year applied for the purposes set forth in this clause (iii)).

Annex A to Compliance Certificate

5.	Consolidated Interest Expense: (i) + (ii) + (iii) + (iv) + (v) - (vi)[27] =		$	[___,___,___	]

	(i)	total interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding any interest expense attributable to the Excluded Interest Expense Items and the Accrual Method Interest Expense Items) of the Borrower and the Subsidiaries paid or payable in Cash, determined on a consolidated basis in conformity with GAAP:	$	[___,___,___	]

	(ii)	interest expense attributable to the Accrual Method Interest Expense Items:	$	[___,___,___	]

	(iii)	interest, financing fees or other financing costs paid or payable in Cash in respect of Indebtedness of the Borrower or any Subsidiary to the extent such interest, financing fees or other financing costs shall have been capitalized rather than included in total interest expense for such period or any prior period in conformity with GAAP (other than any such interest, financing fees or other financing costs that are the Accrual Method Interest Expense Items or the Excluded Interest Expense Items):	$	[___,___,___	]

	(iv)	commissions and other fees and charges paid or payable in Cash by the Borrower or any Subsidiary with respect to letters of credit and net costs paid or payable in Cash by the Borrower or any Subsidiary under Interest Rate Agreements:	$	[___,___,___	]

	(v)	the product of (i) any Cash dividends paid or payable in respect of Disqualified Equity Interests in the Borrower or any Subsidiary and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the effective consolidated tax rate of the Borrower (expressed as a decimal) (as determined reasonably and in good faith by the Borrower):	$	[___,___,___	]

	(vi)	interest income:	$	[___,___,___	]

[27]	In each case determined for the period of four consecutive Fiscal Quarters ended on the date set forth above. If during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b) of the Credit Agreement.

Annex A to Compliance Certificate

6.	Consolidated Net Income: (i) - (ii) =			$	[___,___,___	]

	(i)	the net income (or loss) of the Borrower and its Subsidiaries determined in conformity with GAAP[28]:		$	[___,___,___	]

	(ii)	(a)	the income of any Person (other than the Borrower) that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clause (b) below, any Subsidiary:	$	[___,___,___	]

		(b)	the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than any Guarantor Subsidiary) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by operation of the terms of the Organizational Documents of such Subsidiary or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary:	$	[___,___,___	]

7.	Consolidated Total Debt: (i) + (ii) + (iii) + (iv) - (v) =			$	[___,___,___	]

	(i)	the aggregate principal amount of Indebtedness[29] of the Borrower and the Subsidiaries outstanding[30]:		$	[___,___,___	]

[28]	Provided that in the case of any Guarantor Subsidiary that is not a wholly-owned Subsidiary of the Borrower, no reduction shall be made to the income (or loss) of such Subsidiary attributable to the noncontrolling interest in such Subsidiary.

[29]	Other than Indebtedness of the type set forth in clauses (e), (f) and (j) of the definition of such term in the Credit Agreement.

[30]	In the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below or above the stated principal amount of such Indebtedness).

Annex A to Compliance Certificate

(ii)	the aggregate amount of Capital Lease Obligations of the Borrower and the Subsidiaries outstanding, determined on a consolidated basis:	$	[___,___,___	]

(iii)	the aggregate obligations of the Borrower and the Subsidiaries as an account party in respect of letters of credit or letters of guarantee, other than contingent obligations thereunder to the extent such letter of credit or letter of guarantee does not support Indebtedness:	$	[___,___,___	]

(iv)	the aggregate amount of all Guarantees by the Borrower and the Subsidiaries of the principal amount of Indebtedness[31] of any other Person:	$	[___,___,___	]

(v)	Adjustment for Subsidiaries that are neither wholly-owned Subsidiaries nor Guarantor Subsidiaries[32]:	$	[___,___,___	]

[31]	Other than Indebtedness of the type set forth in clause (f) in the Credit Agreement to the extent the applicable letter of credit or letter of guarantee does not support Indebtedness and in clause (j) of the definition of such term in the Credit Agreement.

[32]	In the case of any Subsidiary that is neither a wholly-owned Subsidiary of the Borrower nor a Guarantor Subsidiary, any Indebtedness of such Subsidiary (so long as such Indebtedness is not an obligation (including pursuant to a Guarantee) of the Borrower or any other Subsidiary (other than any Person that is a Subsidiary of such Subsidiary) shall be included in Consolidated Total Debt only to the extent of the product of (i) the amount of such Indebtedness that would otherwise be included in Consolidated Total Debt and (ii) the interest (expressed as a percentage) in such Subsidiary owned by the Borrower and the Subsidiaries (as such interest is determined in conformity with GAAP for purposes of determining consolidated net income of the Borrower and the Subsidiaries (excluding any portion thereof attributable to the noncontrolling interest in such Subsidiary)).

Annex A to Compliance Certificate

8.	Consolidated Working Capital Adjustment[33]: (i) - (ii) =		$	[___,___,___	]

	(i)	Consolidated Working Capital as of the beginning of such period:	$	[___,___,___	]

	(ii)	Consolidated Working Capital as of the end of such period:	$	[___,___,___	]

9.	Debt Service Coverage Ratio: (i-ii)/(iii) =		$	[___,___,___	]

	(i)	Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended [ ]:	$	[___,___,___	]

	(ii)	Consolidated Capital Expenditures for the period of four consecutive Fiscal Quarters ended [ ]:	$	[___,___,___	]

	(iii)	Consolidated Debt Service for the period of four consecutive Fiscal Quarters ended [ ]:	$	[___,___,___	]

	Actual:			_.__:1.00

	Required:			_.__:1.00

[33]	In calculating the Consolidated Working Capital Adjustment for any period, there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition made during such period; provided that there shall be included with respect to any Permitted Acquisition made during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Permitted Acquisition as of the time of such Permitted Acquisition exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons as of the end of such period.

Annex A to Compliance Certificate

10.	Leverage Ratio[34]: (i-ii)/(iii) =	$	[___,___,___	]

	(i) Consolidated Total Debt as of [ ]:	$	[___,___,___	]

	(ii) aggregate amount of Unrestricted Cash of the Credit Parties as of [ ], to the extent such amount exceeds $50,000,000[35]:	$	[___,___,___	]

	(iii) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended [ ]:	$	[___,___,___	]

	Actual:		_.__:1.00

	Required:		_.__:1.00

11.	Outstanding Balance under Cox Intercompany Notes as of [ ]:	$	[___,___,___	]

12.	Available Basket Amount: (i) + (ii) - (iii) =	$	[___,___,___	]

	(i) $25,000,000:		$25,000,000

[34]	For purposes of computing the Leverage Ratio, such computation shall exclude any effect on the Borrower or any of its Subsidiaries’ debt securities in respect of the accounting for all derivative financial instruments in accordance with GAAP, including derivative financial instruments that may be embedded in the Borrower’s or any of its Subsidiaries’ debt securities and freestanding derivative financial instruments used by the Borrower or any Subsidiary for hedging purposes, but such computation shall in any event include the original principal amount and any accreted principal amount of such debt securities. The effect on the computation of the Leverage Ratio pursuant to the prior sentence that may be excluded in respect of the accounting for all derivative financial instruments in accordance with GAAP includes: (i) entries associated with the mark-to-market of all freestanding and embedded derivative financial instruments classified as a component of the Borrower’s or any of its Subsidiaries’ debt securities in the consolidated balance sheet of the Borrower and (ii) entries to record and accrete additional debt discount that may arise from the bifurcation of derivative financial instruments embedded in the Borrower’s or any of its Subsidiaries’ debt securities.

35	Provided that the amount deducted under this clause (ii) may not exceed $100,000,000.

Annex A to Compliance Certificate

(ii)	if the Leverage Ratio on such date is less than 3.50:1.00, the sum, for all such Fiscal Years commencing with the Fiscal Year ending December 31, 2011, of 50% of the Consolidated Excess Cash Flow for any Fiscal Year of the Borrower for which the financial statements required by Section 5.1(b) of the Credit Agreement shall have been delivered:	$	[___,___,___	]

(iii)	the portion of the Available Basket Amount previously utilized pursuant Sections 6.4(b)(vi), 6.6(a)(iii), 6.6(a)(x) and 6.6(a)(xix):	$	[___,___,___	]

Annex A to Compliance Certificate

EXHIBIT E TO

CREDIT AND GUARANTEE AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

1.	Type of existing Borrowing to which this request applies[36]:

________________________________________________________

2.	Principal amount of existing Borrowing to be converted/continued[37]:

____________________________________________________________

3.	Type and principal amount of each new Borrowing resulting from the requested conversion/continuation:[38]

________________________________________________________________

[36]	If a Eurodollar Rate Borrowing, specify last day of current Interest Period.

[37]	If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.

[38]	Base Rate Borrowing or Eurodollar Rate Borrowing. If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting new Borrowing.

Exhibit E to Credit and Guarantee Agreement

5.	Interest Period of each new Borrowing resulting from the requested conversion/continuation (if applicable)[39]:

______________________________________________________________________________________

4.	Effective date of election:

______________________________________________________________________________________

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

Date: [mm/dd/yy]

AUTOTRADER.COM, INC.

By:
Name:
Title:	[Authorized Officer]

[39]	Applicable only if the resulting Borrowing is to be a Eurodollar Rate Borrowing, and subject to the definition of “Interest Period”. If different options are being elected with respect to different portions of the existing Borrowing, specify for each resulting Borrowing.

Exhibit E to Credit and Guarantee Agreement

EXHIBIT F TO

CREDIT AND GUARANTEE AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

SECTION 1. In accordance with Section 5.8 of the Credit Agreement, the undersigned by its signature below becomes a Guarantor Subsidiary under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor Subsidiary, and the undersigned hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor Subsidiary (and, accordingly, as a Credit Party) thereunder and (b) in furtherance of the foregoing, hereby irrevocably and unconditionally guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, jointly and severally with the other Guarantor Subsidiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), all in accordance with, and subject to the provisions of, Section 7 of the Credit Agreement.

SECTION 2. The undersigned hereby represents and warrants that the representations and warranties set forth in the Credit Agreement and in the other Credit Documents and applicable to the undersigned are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

SECTION 3. The undersigned agrees to execute any and all further documents, agreements and instruments, and take all such further actions, that the Administrative Agent may reasonably request to effectuate the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.

SECTION 4. Neither this Counterpart Agreement nor any provision hereof may be waived, amended or modified, and no consent to any departure by the undersigned therefrom

Exhibit F to Credit and Guarantee Agreement

may be made, except in accordance with the Credit Agreement. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and for all purposes thereof the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 5. THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Remainder of page intentionally left blank]

Exhibit F to Credit and Guarantee Agreement

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title: [Authorized Officer]

Address for Notices:

_______________________

_______________________

_______________________
Attention:
Facsimile:

with a copy to:

_______________________

_______________________

_______________________
Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit F to Credit and Guarantee Agreement

EXHIBIT G TO

CREDIT AND GUARANTEE AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section [2.1][2.2] of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Tranche A Term Loans

☐	Base Rate Loans:	$	[___,___,___	]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$	[___,___,___	]

Tranche B Term Loans

☐	Base Rate Loans:	$	[___,___,___	]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$	[___,___,___	]

Revolving Loans

☐	Base Rate Loans:	$	[___,___,___	]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$	[___,___,___	]

The Borrower hereby certifies that:

(i) [after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount

Exhibit G to Credit and Guarantee Agreement

thereof (or the maximum amount of any such component) specified in Section 2.2(a) or 2.3(a) of the Credit Agreement;]40

(ii) as of the Credit Date, the representations and warranties of the Credit Parties set forth in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default has occurred and is continuing.

[40]	Only relevant for Revolving Borrowings.

Exhibit G to Credit and Guarantee Agreement

Date: [mm/dd/yy]

AUTOTRADER.COM, INC.

By:
Name: Title: [Authorized Officer]

Exhibit G to Credit and Guarantee Agreement

EXHIBIT H TO

CREDIT AND GUARANTEE AGREEMENT

GLOBAL INTERCOMPANY NOTE

[                    ], 2010

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other Person listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness owed by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date of such Indebtedness was incurred until it is paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee. Notwithstanding anything to the contrary contained herein, in no event shall (i) any Indebtedness owing to AutoTrader.com Puerto Rico, Inc. be deemed to be evidenced by this Note or (ii) AutoTrader.com Puerto Rico, Inc. be a Payee.

Capitalized terms used in this Global Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. References herein to the Administrative Agent shall include both collateral agent and administrative agent capacities.

This Note shall be pledged by each Payee that is a Credit Party to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents as collateral security for the Obligations. Each Payee hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent may exercise any and all rights of any Credit Party with respect to this Note and (b) upon demand of the Administrative Agent, all amounts evidenced by this Note that are owed by any Payor to any Credit Party shall become immediately due and payable, without presentment, demand, protest or notice of any kind (it being understood that the Administrative Agent may make any such demand for all or any subset of the amounts owing to such Credit Party and upon any or all Payors obligated to such Credit Party, all without the consent or permission of any Payor or Payee). Each Payor also hereby acknowledges and agrees that this Note constitutes notice of assignment, pursuant to the relevant Credit Documents, of the Indebtedness and other amounts evidenced by this Note and further acknowledges the receipt of such notice of assignment.

Exhibit H to Credit and Guarantee Agreement

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Credit Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Notwithstanding anything to the contrary set forth herein or otherwise, the Indebtedness evidenced by this Note owed by any Payor that is a Credit Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor until the payment in full in cash of all Obligations of such Payor; provided that each such Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice of such Event of Default from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.1(f) or 8.1(g) of the Credit Agreement) (such Obligations, including interest thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor that is a Credit Party or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any such Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (i) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made) before any Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness or other amounts evidenced by this Note owed by such Payor to such Payee and (ii) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made), any payment or distribution to which such Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(b) If any Event of Default has occurred and is continuing and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.1(f) or 8.1(g) of the Credit

Exhibit H to Credit and Guarantee Agreement

Agreement), then (i) no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Credit Party, or any other Person on its behalf, with respect to any amounts evidenced by this Note and (ii) no amounts evidenced by this Note owing by any such Payor to any Payee that is a Credit Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash.

(c) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (a) or (b) above prior to all Senior Indebtedness having been paid in full in cash (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made), such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Administrative Agent, and shall be paid over or delivered to the Administrative Agent promptly upon receipt.

(d) Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Indebtedness evidenced by this Note, and the Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least 10 Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Payee hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Payee’s voting rights in respect of any Indebtedness evidenced by this Note in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.

(e) Each Payee waives the right to compel that any property of any Payor that is a Credit Party or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Administrative Agent or any other holder of Senior Indebtedness to proceed against any such Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding

Exhibit H to Credit and Guarantee Agreement

that the failure of the Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Administrative Agent’s or any other holder’s of Senior Indebtedness delay in proceeding against or enforcing any remedy against any such Payor, any guarantor of any Senior Indebtedness or any other Person; by the Administrative Agent or any holder of Senior Indebtedness releasing any such Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness; or by the discharge of any such Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent or any such holder.

(f) Each Payee waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any such Payor, any guarantor of any Senior Indebtedness or any other Person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any such Payor, any guarantor of any Senior Indebtedness or any other Person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.

(g) Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Administrative Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Administrative Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(h) Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payor evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

Exhibit H to Credit and Guarantee Agreement

(i) To the maximum extent permitted by law, each Payee waives any claim it might have against the Administrative Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Administrative Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Credit Documents, except to the extent due to the gross negligence, bad faith or willful misconduct of the Administrative Agent or any such holder, as the case may be, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Administrative Agent or any other holder of Senior Indebtedness shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Administrative Agent and the other holders of Senior Indebtedness. The Administrative Agent and the other holders of Senior Indebtedness are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Administrative Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and the Payees set forth herein, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(c) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of

Exhibit H to Credit and Guarantee Agreement

such Payee and other creditors of such Payor other than the Administrative Agent and the other holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any Payor.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as (a) all Obligations (other than the Specified Hedge Obligations) have been paid in full in cash, (b) all Commitments have terminated or expired and (c) no Letter of Credit shall be outstanding, the Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit H to Credit and Guarantee Agreement

AUTOTRADER.COM, INC.

By:
Name: Title:

ATC IP LICENSE HOLDINGS, LLC

By:
Name: Title:

vAUTO, INC.

By:
Name: Title:

KELLEY BLUE BOOK CO., INC.

By:
Name: Title:

APJ HOLDINGS, INC.

By:
Name: Title:

CDMDATA, INC.

By:
Name: Title:

Exhibit H to Credit and Guarantee Agreement

CDM DEALER SERVICES, INC.

By:
Name: Title:

HN ACQUISITION, INC.

By:
Name: Title:

AUTOTRADER.COM PUERTO RICO, INC.

By:
Name: Title:

For purposes of this Note, the Payees shall initially be:

AutoTrader.com, Inc.;

ATC IP License Holdings, LLC;

vAuto, Inc.;

Kelley Blue Book Co., Inc.;

APJ Holdings, Inc.;

CDMData, Inc.;

CDM Dealer Services, Inc.; and

HN Acquisition, Inc.

Exhibit H to Credit and Guarantee Agreement

EXHIBIT I TO

CREDIT AND GUARANTEE AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.3 of the Credit Agreement, the Borrower desires that a Letter of Credit be [issued/amended/renewed/extended] in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”).

Attached hereto for each such issuance[, amendment, renewal or extension] are the following:41

(a) the stated amount of the requested Letter of Credit and the currency in which such Letter of Credit is to be denominated;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such requested Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i) as of the Credit Date and after giving effect to such Credit Extension, (A) the Total Utilization of Revolving Commitments shall not exceed the total Revolving

[41]

For requests with respect to an existing Letter of Credit, identify such Existing Letter of Credit and modify the information set forth below as applicable for such request. Discuss with the Issuing Bank what information would be required.

Exhibit I to Credit and Guarantee Agreement

Commitments then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect,

(ii) as of the Credit Date, the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default has occurred and is continuing.

Exhibit I to Credit and Guarantee Agreement

Date: [mm/dd/yy]

AUTOTRADER.COM, INC.

By:
Name: Title: [Authorized Officer]

Exhibit I to Credit and Guarantee Agreement

EXHIBIT J TO

CREDIT AND GUARANTEE AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of December 15, 2010,

among

AUTOTRADER.COM, INC.,

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS; GRANT OF SECURITY
1.1	General Definitions	1
1.2	Definitions; Interpretation	8
SECTION 2. GRANT OF SECURITY
2.1	Grant of Security	8
2.2	Excluded Assets	9
2.3	Continuing Liability under Collateral	10
SECTION 3. CERTAIN PERFECTION REQUIREMENTS
3.1	Delivery Requirements.	10
3.2	Control Requirements	11
3.3	Intellectual Property Recording Requirements	11
3.4	Other Actions.	12
3.5	Timing and Notice	12
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1	Ownership of Collateral; Absence of Other Liens	13
4.2	Pledged Equity Interests; Pledged Debt; Investment Related Property	13
4.3	Intellectual Property	13
4.4	Cox Intercompany Agreements	15
SECTION 5. COVENANTS AND AGREEMENTS
5.1	Collateral Identification	15
5.2	Goods and Receivables	15
5.3	Pledged Equity Interests, Investment Related Property	16
5.4	Intellectual Property	18
SECTION 6. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS
6.1	Access; Right of Inspection	19
6.2	Further Assurances	20
6.3	Additional Grantors	21
SECTION 7. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT		-
7.1	Power of Attorney	21
7.2	No Duty on the Part of Collateral Agent	22
7.3	Appointment Pursuant to Credit Agreement	23
SECTION 8. REMEDIES
8.1	Generally	23
8.2	Application of Proceeds	24
8.3	Sales on Credit	25
8.4	Investment Related Property	25
8.5	Grant of Intellectual Property License	25
8.6	Intellectual Property	26
8.7	Cash Proceeds; Deposit Accounts	27
SECTION 9. COLLATERAL AGENT
SECTION 10. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS
SECTION 11. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

-i-

Page

SECTION 12. MISCELLANEOUS

SCHEDULES AND EXHIBITS:

Schedule 2.1(l) — Commercial Tort Claims

Schedule 4.2(a) — Pledged Equity Interests; Pledged Debt

Schedule 4.3(a)(i) — Intellectual Property

Schedule 4.3(a)(ii) — Ownership of Intellectual Property

Schedule 4.3(d) — Right to Use Intellectual Property

Exhibit A — Form of Supplement

Exhibit B — Form of Copyright Security Agreement

Exhibit C — Form of Patent Security Agreement

Exhibit D — Form of Trademark Security Agreement

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PLEDGE AND SECURITY AGREEMENT dated as of December 15, 2010, among AutoTrader.com, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (together with the Borrower, the “Grantors”) and Wells Fargo Bank, National Association, as the Collateral Agent.

RECITALS:

WHEREAS, reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements the obligations under which constitute Specified Hedge Obligations; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and other Secured Parties as set forth in the Credit Agreement and the Hedge Agreements obligations under which constitute Specified Hedge Obligations, each Grantor has agreed to secure the Obligations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

I.	DEFINITIONS; GRANT OF SECURITY

A. General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 6.3.

“Agreement” shall mean this Pledge and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 8.7(a).

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall mean Wells Fargo Bank, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9 of the Credit Agreement.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all assets assigned, hypothecated or otherwise subject to a Lien securing any Collateral, and shall include any security agreement or other agreement granting a Lien on any such asset.

“Control” shall mean (a) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (b) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (c) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (d) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (e) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (f) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (g) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any registered Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any registered Copyright (whether any Grantor is licensee or licensor thereunder), including each such agreement, license and covenant required to be set forth on Schedule 4.3(d) under the heading “Copyright Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Copyright Security Agreement” shall mean a Copyright Security Agreement in substantially the form of Exhibit B.

“Copyrights” shall mean all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights and, with respect to any and all of the foregoing: (a) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule 4.3(a)(i) under the heading “Copyrights” (as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all extensions and renewals thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Cutoff Date” shall have the meaning set forth in the definition of the term “Trust Funds.”

“De Minimis Deposit Accounts” shall mean Deposit Accounts the average monthly balance in which does not exceed $2,500,000 for all such accounts.

“Domain Name” shall mean a string of typographic characters used to describe a specific location on the internet.

“Domain Name License” shall mean an exclusive or non-exclusive license by which the registrant of a Domain Name permits the control of such Domain Name by a party other than the registrant.

“Excluded Asset” shall mean any asset of any Grantor excluded from the Collateral pursuant to Section 2.2, but only to the extent, and for so long as, so excluded thereunder.

“Excluded Deposit Accounts” shall mean (a) any Deposit Account the funds in which are used, in the ordinary course of business, primarily for the payment of salaries, wages and benefits, workers’ compensation taxes and similar taxes, in each case to or for the benefit of employees of the Borrower or any Subsidiary, (b) any Deposit Account the funds in which consist primarily of funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or for any employee benefit plan maintained by the Borrower or any Subsidiary for the benefit of any of the foregoing, (c) any Deposit Account that is a zero-balance disbursement account, (d) any Deposit Account the funds in which consist primarily of amounts pledged or deposited as permitted under clause (c) or (d) of the definition of the term “Permitted Encumbrances” or Section 6.2(a)(iii) or 6.2(a)(xiii) of the Credit Agreement and (e) any De Minimis Deposit Account.

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (a) all insurance policies covering any or all of the Collateral, regardless of whether the Collateral Agent is the loss payee thereunder, and (b) any key man life insurance policies.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Domain Names, Domain Name Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and including any rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof (including any rights to receive all Proceeds therefrom) and any license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.

“Investment Accounts” shall mean the Deposit Accounts, the Securities Accounts and the Commodity Accounts.

“Investment Related Property” shall mean (a) all “investment property,” as such term is defined in Article 9 of the UCC, and (b) all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit, whether or not classified as “investment property” under the UCC.

“Material Intellectual Property” shall mean (a) the Specified Material Intellectual Property Assets and (b) any other Intellectual Property the loss, invalidity or unenforceability of which could reasonably be expected to have a Material Adverse Effect.

“Obligations” shall have the meaning assigned in the Credit Agreement.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether any Grantor is licensee or licensor thereunder), including each agreement, license and covenant required to be set forth on Schedule 4.3(d) under the heading “Patent Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Patent Security Agreement” shall mean a Patent Security Agreement in substantially the form of Exhibit C.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including (a) each patent and patent application required to be set forth on Schedule 4.3(a)(i) under the heading “Patents” (as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all patentable inventions and improvements thereto, (d) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledged Debt” shall mean all Indebtedness owed to any Grantor, whether or not evidenced by any Instrument, including all Indebtedness set forth on Schedule 4.2(a) under the heading “Pledged Debt” (as such schedule may be supplemented from time to time pursuant hereto), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, but excluding Excluded Assets.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests, but excluding Excluded Assets.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof, including all limited liability company interests set forth on Schedule 4.2(a) under the heading “Pledged LLC Interests” (as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company, but excluding Excluded Assets.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests set forth on Schedule 4.2(a) under the heading “Pledged Partnership Interests” (as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership, but excluding Excluded Assets.

“Pledged Stock” shall mean all shares of capital stock, including all shares of capital stock set forth on Schedule 4.2(a) under the heading “Pledged Stock” (as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, but excluding Excluded Assets.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account,

Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Parties” shall mean (a) each Agent (including each former Agent), (b) each Arranger, (c) each Issuing Bank, (d) each Lender, (e) each Person that is a counterparty to a Hedge Agreement the obligations under which constitute Specified Hedge Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, (g) each other Person to whom any of the Obligations are owed and (h) the permitted successors and assigns of any of the foregoing.

“Supplement” shall mean a Supplement to this Agreement in substantially the form of Exhibit A.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether any Grantor is licensee or licensor thereunder), including each such agreement, license and covenant required to be set forth on Schedule 4.3(d) under the heading “Trademark Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Trademark Security Agreement” shall mean a Trademark Security Agreement in substantially the form of Exhibit D.

“Trademarks” shall mean all United States and foreign trademarks, trade names, trade dress, company names, business names, fictitious business names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (a) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule 4.3(a)(i) under the heading “Trademarks” (as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (d) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether any Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how, whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (a) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (b) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (c) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trust Funds” shall mean any Cash and Cash Equivalents constituting (a) payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees of the Borrower or any Subsidiary, (b) all taxes required under applicable law to be collected or withheld by the Borrower or any Subsidiary (including Federal and state withholding taxes (including the employer’s share thereof)) or (c) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or for any employee benefit plan maintained by the Borrower or any Subsidiary for the benefit of any of the foregoing, in each case, solely to the extent that (i) the failure to remit such Cash and Cash Equivalents to the Person entitled thereto would result under applicable law in potential personal criminal or civil liability to any director, officer or employee of the Borrower or any Subsidiary, (ii) in the case of clause (a) above, such amounts represent (without duplication) accrued and unpaid employee compensation through the earlier of the Borrower’s receipt of notice from the Collateral Agent of its exercise of remedies with respect to such Deposit Account as required by Section 8.7(b) and the occurrence of any Event of Default under Section 8.1(f) or 8.1(g) of the Credit Agreement (the “Cutoff Date”), additional employee compensation for a period not to exceed 10 Business Days following the Cutoff Date and checks or direct deposit amounts issued prior to the Cutoff Date in respect of periods prior to the Cutoff Date that have not yet cleared and (iii) the Collateral Agent has received, not later than 15 Business Days after the Cutoff Date, an officer’s certificate from the chief financial officer of the Borrower certifying the aggregate amount constituting Trust Funds and the Deposit Account or Accounts in which such Trust Funds are held.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

B. Definitions; Interpretation.

1. Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning assigned thereto in the Credit Agreement. Each term defined in the UCC and not defined herein shall have the meaning specified therein (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof).

2. The rules of interpretation specified in Section 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

3. Upon delivery of any certificate pursuant to Section 5.(l)(ii) of the Credit Agreement, Schedules 4.2(a) and 4.3(a) shall be deemed to be supplemented by the information set forth therein pursuant to clause (A), (B), (C) or (D) of Section 5.1(l)(ii) of the Credit Agreement.

II.	GRANT OF SECURITY

A. Grant of Security. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Collateral”):

1. Accounts;

2. Chattel Paper;

3. Documents;

4. General Intangibles (including the Cox Intercompany Agreements);

5. Goods (including Inventory, Equipment and Fixtures);

6. Instruments;

7. Insurance;

8. Intellectual Property;

9. Investment Related Property (including Securities Accounts);

10. Money and Deposit Accounts;

11. Receivables and Receivable Records;

12. Commercial Tort Claims described on Schedule 2.1(l), as such Schedule may be supplemented from time to time pursuant to Section 5.1;

13. to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

14. to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

B. Excluded Assets. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or lien granted under Section 2.1 attach to, (a) any lease, license (including the Trader License Agreement), contract or other agreement (other than any Cox Intercompany Agreement or the Stockholders Agreement) to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that the grant of such security interest or lien is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor or (ii) a term, provision or condition of any such lease, license, contract or other agreement (except to the extent such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of such security interest or lien pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest and lien shall attach) immediately at such time as the condition causing such prohibition or violation shall no longer be applicable and, to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement that is not subject to the prohibitions or violations specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (a) shall not apply to any Proceeds of any such lease, license, contract or agreement; (b) issued and outstanding voting Equity Interests in any Controlled Foreign Corporation representing more than 65% of the voting power of all classes of Equity Interests in such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest and lien granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; (c) Equity Interests in any Person that is not a wholly-owned or a substantially-wholly owned Subsidiary (including the Equity Interests in TPIH) where, pursuant to the Organizational Documents or any related shareholders or similar agreement of such Person, the grant of such security interest or lien is prohibited without the consent of the equityholders of such Person (other than the Borrower or any Affiliate thereof); (d) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege

Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that, and for so long as, the grant of such security interest or lien would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable Federal law; (e) Letter of Credit Rights, other than Letter of Credit Rights that are Supporting Obligations; (f) Excluded Deposit Accounts, (g) any equipment owned by any Grantor that is subject to a Lien of the type referred to in Section 6.2(a)(viii) of the Credit Agreement, if the agreement pursuant to which such Lien has been granted prohibits a grant of such security interest or lien without the consent of any Person (other than the Borrower or any Subsidiary); (h) motor vehicles and other assets subject to certificates of title, in each case except to the extent perfection of a security interest or lien granted under Section 2.1 therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the UCC of such jurisdiction; and (i) any asset owned by any Grantor that the Borrower and the Collateral Agent shall have agreed in writing to exclude from being Collateral on account of the cost of creating a security interest in such asset hereunder (including any adverse tax consequences to the Borrower resulting therefrom) being excessive in view of the benefits to be obtained by the Secured Parties therefrom.

C. Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral, and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party; (b) each Grantor shall remain liable under each of the leases, licenses, contracts or other agreements included in the Collateral to perform all of the obligations undertaken by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such agreement by reason of or arising out of this Agreement or any other document relating hereto, nor shall the Collateral Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any such agreement; and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any lease, license, contract or other agreement included in the Collateral.

III.	CERTAIN PERFECTION REQUIREMENTS

A. Delivery Requirements.

1. Each Grantor shall deliver to the Collateral Agent any certificates evidencing any Pledged Equity Interests included in the Collateral of such Grantor, whether or not such Pledged Equity Interests constitute Certificated Securities, in each case duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by undated share transfer powers or other instruments of transfer duly indorsed by such an effective indorsement, in each case, to the Collateral Agent or in blank.

2. Each Grantor shall cause all Indebtedness that is owing to such Grantor to be evidenced by a promissory note to the extent required by the Collateral and Guarantee Requirement, and shall deliver to the Collateral Agent all Instruments (including such promissory notes) and Tangible Chattel Paper included in the Collateral of such Grantor, duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by undated instruments of transfer duly indorsed by such an effective indorsement, in each case, to the Collateral Agent or in blank; provided that, except with respect to the Intercompany Note and the Cox Intercompany Notes, such evidence and delivery requirement shall not apply to (i) any Instruments or Tangible Chattel Paper with a face amount of less than $1,000,000 or (ii) any Instruments that are deposited for collection promptly following receipt.

B. Control Requirements.

1. Each Grantor shall ensure that the Collateral Agent has Control of all Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral of such Grantor. With respect to any such Deposit Account, such Control shall be accomplished by the applicable Grantor causing the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such depositary institution shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds from time to time in such Deposit Account without further consent by such Grantor or any other Person. With respect to any such Securities Accounts or Securities Entitlements, such Control shall be accomplished by the applicable Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which such Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor. With respect to any such Commodity Account or Commodity Contract, such Control shall be accomplished by the applicable Grantor in the manner reasonably acceptable to the Collateral Agent.

2. Each Grantor shall use commercially reasonable efforts to cause the issuer of any Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account) included in the Collateral of such Grantor either (i) to register the Collateral Agent as the registered owner thereof on the books and records of such issuer or (ii) to execute an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

C. Intellectual Property Recording Requirements.

1. In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of issued United States Patents and applications therefor, such Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement covering all such Patents and applications in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent therein.

2. In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered United States Trademarks and applications therefor, such Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement covering all such Trademarks and applications in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent therein.

3. In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered United States Copyrights since January 1, 1978 and material exclusive Copyright Licenses in respect of registered United States Copyrights for which such Grantor is the licensee, such Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement covering all such Copyrights, applications therefor and Copyrights subject to such material exclusive Copyright Licenses in appropriate form for recordation with the United States Copyright Office with respect to the security interest of the Collateral Agent therein.

D. Other Actions.

1. If any issuer of any Pledged Equity Interest of any Grantor is organized under a jurisdiction outside of the United States, such Grantor shall take such additional actions, including causing the issuer to register the pledge on its books and records or to make such filings or recordings, in each case as may be necessary, under the laws of such issuer’s jurisdiction, to insure the validity, perfection and priority of the security interest of the Collateral Agent therein.

2. With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the Equity Interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent, to the extent such consent is required, of each other holder of partnership interests or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, to the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant hereunder by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and, without limiting the generality of the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest included in the Collateral to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

E. Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of this Section 3 on the Closing Date (provided that, in the case of any Deposit Account (other than Excluded Deposit Accounts) or Securities Account, the Grantors shall be required to comply with the requirements of Section 3.2(a) within 30 days after the Closing Date) and, with respect to any Collateral hereafter owned or acquired, each Grantor shall comply with such requirements within 30 days of such Grantor acquiring rights therein, in each case subject to the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

IV.	REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date and on each Credit Date that:

A. Ownership of Collateral; Absence of Other Liens. Such Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, as to all such Collateral, whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in such Collateral (except as otherwise permitted by the Credit Agreement), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case free and clear of any and all Liens, rights or claims of all other Persons, other than any Permitted Liens.

B. Pledged Equity Interests; Pledged Debt; Investment Related Property.

1. Such Grantor is the record and beneficial owner of the Pledged Equity Interests and promissory notes and other Instruments evidencing any Indebtedness set forth next to its name on Schedule 4.2(a) (as such schedule may be supplemented from time to time pursuant hereto), other than any such Equity Interests or Instruments sold, transferred or otherwise disposed of (or, in the case of any such Instrument, satisfied and discharged) as permitted by the Credit Agreement.

2. Except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

3. No consent of any Person, including any general or limited partner, any member of a limited liability company, any shareholder or any trust beneficiary, is necessary as of the date hereof in connection with the creation, perfection or first priority status (subject to Permitted Liens) of the security interest of the Collateral Agent granted hereunder in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights thereunder as provided in this Agreement or the exercise of remedies in respect thereof, in each case except such as have been obtained.

4. Each of the Pledged LLC Interests and Pledged Partnership Interests (in the case of limited partnership interests) issued by a Subsidiary included in the Collateral as of the date hereof is and will be represented by a certificate, is and will be a “security” within the meaning of Article 8 of the UCC and is and will be governed by Article 8 of the UCC.

C. Intellectual Property.

1. Except as disclosed in Schedule 4.3(a)(ii), such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property set forth next to its name on Schedule 4.3(a)(i) (as such schedules may be supplemented or amended from time to time pursuant to Section 5.1(b) or 6.2(c)), other than any such Intellectual Property sold, transferred or otherwise disposed of in accordance with the Credit Agreement, and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, free and clear of all Liens, claims and licenses, except for Permitted Liens.

2. All Material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor is any of the Material Intellectual Property consisting of Patents owned by any Grantor the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration of and application for Copyrights, Patents and Trademarks of such Grantor constituting Material Intellectual Property in full force and effect unless such Grantor has decided in the good faith exercise of its business judgment not to do so, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3. No holding, decision, ruling or judgment has been rendered in any action, suit, proceeding, hearing or investigation, by or before any Governmental Authority or any arbitrator challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor, and no such action, suit, proceeding, hearing or investigation is pending or, to the knowledge of any Grantor, threatened in writing, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4. Except as disclosed in Schedule 4.3(d) or, in the case of any license entered into after the Closing Date, as permitted by the Credit Agreement, all registrations and applications for registration for Copyrights, Patents and Trademarks of such Grantor are in the name of such Grantor, and none of the Trademarks, Patents or Copyrights that constitute Material Intellectual Property owned by such Grantor has been licensed on an exclusive basis by such Grantor to any Affiliate thereof or any other Person.

5. Except as permitted in the Credit Agreement, such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement, of any Material Intellectual Property that has not been terminated or released.

6. Such Grantor has been using notice of registration to the extent required by law in connection with its use of registered Trademarks constituting its Material Intellectual Property, proper marking practices in connection with its use of Patents constituting its Material Intellectual Property and notice of copyright to the extent required by law in connection with the publication of Copyrights constituting its Material Intellectual Property, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7. Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8. Such Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken all action necessary to insure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality, in each case, to the extent constituting Material Intellectual Property, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9. The conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person; no pending claim has been made to such Grantor in writing that the use of any Material Intellectual Property owned or used by such Grantor (or any of its licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person; and no demand has been made that such Grantor enter into a license or co-existence agreement has been made but not resolved; in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10. To the knowledge of the Grantors, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by the Grantors or any of their licensees, except to the extent any such infringement, misappropriation, dilution or other violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

D. Cox Intercompany Agreements. No Cox Intercompany Agreement prohibits assignment or requires consent of or notice to any Person in connection with the grant of a security interest in, or collateral assignment of, such Cox Intercompany Agreement to the Collateral Agent hereunder, except such as has been given or made.

V.	COVENANTS AND AGREEMENTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Grantor covenants and agrees with the Collateral Agent, for the benefit of the Secured Parties, that:

A. Collateral Identification.

In the event such Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $1,000,000 that it intends to pursue, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule 2.1(l) shall be deemed to be supplemented to include such description of such Commercial Tort Claim as set forth in such writing.

B. Goods and Receivables.

1. Such Grantor shall keep and maintain at its own cost and expense Receivables Records in accordance with its past practice with respect to its Receivables, including documentation with respect to such Receivables and records of all payments received and all credits granted on such Receivables and all other dealings therewith.

2. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) such Grantor shall not amend, modify, terminate or waive any provision of any of its Receivables in any manner that could reasonably be expected to have a material adverse effect on the value of such Receivable, and (ii) following and during the continuation of an Event of Default, such Grantor shall not (A) grant any extension or renewal of the time of payment of any of its Receivables, (B) compromise or settle any dispute, claim or legal proceeding with respect to any of its Receivables for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof or (D) allow any credit or discount thereon.

3. The Collateral Agent shall have the right at any time, after the occurrence and during the continuance of an Event of Default, (i) to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation included in the Collateral, (ii) to direct the Account Debtors under any such Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (iii) to notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any such Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent and (iv) to enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of such Receivables received by such Grantor shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Deposit Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of such Receivables and any Supporting Obligation or Collateral Support relating thereto shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of such Receivable or release, in whole or in part, any Account Debtor or obligor thereof or allow any credit or discount thereon.

C. Pledged Equity Interests, Investment Related Property.

1. Dividends, Interest and Distributions. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property included in the Collateral, then (i) all property received on account of such dividends, interest or distributions (other than Excluded Assets or instruments deposited for collection) shall be included in the definition of Collateral without any further action and (ii) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, Control of the Collateral Agent over such property (including delivery thereof to the Collateral Agent), and pending any such action such Grantor shall be deemed to hold all such property in trust for the benefit of the Collateral Agent and shall segregate all such property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all dividends, interest and distributions on any Pledged Equity Interests or other Investment Related Property to the extent such dividends, interest and other distributions are permitted by, and otherwise paid or distributed in accordance with, the Credit Agreement.

2. Voting.

(a) So long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property included in the Collateral for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided that no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action could reasonably be expected to have a Material Adverse Effect; and provided further that such Grantor shall give the Collateral Agent at least five Business Days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right with respect to any matter that could reasonably be expected to have a Material Adverse Effect; it being understood, however, that neither the voting by such Grantor of any Pledged Equity Interests for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of equityholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 5.3(b)(i), and no notice of any such voting or consent need be given to the Collateral Agent.

(b) Upon the occurrence and during the continuation of an Event of Default and upon two Business Days’ prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights and subject to compliance with all applicable law:

(i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(ii) in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends, interest and other distributions that it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor ac knowledges that the Collateral Agent may utilize the power of attorney set forth in Section 7.1.

D. Intellectual Property.

1. Such Grantor shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein to the Collateral Agent hereunder; provided that such Grantor shall not be prohibited from acting or omitting to do any act, if such Grantor shall have determined in the good faith exercise of its reasonable business judgment that the lapse, abandonment, cancelation, dedication to the public, forfeiture, unenforceability or impairment of such Material Intellectual Property or the adverse effect on the validity, grant or enforceability of the security interests granted therein could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2. Such Grantor shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall take all steps necessary to ensure that licensees of such Trademarks use such consistent standards of quality; provided that such Grantor shall not be prohibited from ceasing to use any such Trademarks or required to maintain such level of quality or to ensure that such licensees use such consistent standards of quality, if such Grantor shall have determined in the good faith exercise of its reasonable business judgment that the ceasing of such use and the maintenance of such level of quality could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3. Such Grantor shall promptly notify the Collateral Agent if it knows that any item of Material Intellectual Property has or is likely to become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights, in each case, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4. Such Grantor shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and constituting Material Intellectual Property, unless such Grantor determines in the good faith exercise of its reasonable business judgment not to do so.

5. Such Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any Material Intellectual Property acquired under such contracts, except customary provisions in contracts that restrict assignment thereof or as otherwise permitted pursuant to the Credit Agreement.

6. In the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property, including the initiation of a suit for injunctive relief and to recover damages, unless such Grantor determines in its good faith exercise of its reasonable business judgment not to do so.

7. Such Grantor shall take such steps as it determines to be reasonably necessary in the good faith exercise of its business judgment to protect the secrecy of all material Trade Secrets constituting Collateral.

8. Such Grantor shall use proper statutory notice in connection with its use of any of the Material Intellectual Property to the extent it is legally required to do so.

9. Such Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property or any portion thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s reasonable request after the occurrence and during the continuance of an Event of Default, shall take) such action as such Grantor or the Collateral Agent may reasonably deem necessary or advisable to enforce collection of such amounts. The Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest granted to the Collateral Agent hereunder.

VI.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS

A. Access; Right of Inspection. The Collateral Agent shall at all times have full and free access during normal business hours, upon reasonable prior notice and without interfering with such Grantor’s operations in any material respect, to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives, agents and designees may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives, agents and designees shall at all times during normal business hours, upon reasonable prior notice and without interfering with such Grantor’s operations in any material respect, also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein. Except during the continuance of a Default or Event of Default, any access, examination, inspection and the exercise of any other rights under this Section 6.1 shall be limited to once in any 12-month period.

B. Further Assurances.

1. Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(a) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereunder;

(b) take all actions reasonably requested by the Collateral Agent to ensure the recordation of appropriate evidence of the security interest granted hereunder in any Intellectual Property with any intellectual property registry in which such Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State and the foreign counterparts on any of the foregoing;

(c) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral; and

(d) furnish the Collateral Agent with such information regarding the Collateral, including the location thereof, as the Collateral Agent may reasonably request from time to time.

2. Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent hereunder. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

3. Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.3(a)(i) to include reference to any right, title or interest in any existing Material Intellectual Property or any Material Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Material Intellectual Property or any Material Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

C. Additional Grantors. From time to time after the date hereof, additional Persons may become parties hereto as Grantors (each, an “Additional Grantor”) by executing and delivering to the Collateral Agent a fully completed Supplement. Upon execution and delivery by the Collateral Agent and any Additional Grantor of a Supplement, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

VII.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

A. Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any of the following actions that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement:

1. upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

2. upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

3. upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

4. upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

5. to prepare and file any UCC financing statements against such Grantor as debtor;

6. to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property that is registered in such registry in the name of such Grantor as debtor;

7. to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately upon demand; and

8. upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

The Collateral Agent shall provide notice to the Grantors of any action taken by it pursuant to the power of attorney granted pursuant to this Agreement, but the failure to give such notice shall not invalidate any such action.

Notwithstanding anything herein to the contrary, each Grantor’s appointment of the Collateral Agent as its attorney-in-fact pursuant to this Section 7.1 shall be automatically revoked without any further action on the part of such Grantor upon the release of the Collateral or of such Grantor’s guarantee obligations in accordance with Section 9.8(d) of the Credit Agreement.

B. No Duty on the Part of Collateral Agent. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any Secured Party nor any of their respective Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

C. Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

VIII.	REMEDIES

A. Generally.

1. If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(a) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(d) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

2. The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC, and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any law now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral

Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 8 shall in any way limit the rights of the Collateral Agent hereunder.

3. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

4. The Collateral Agent shall have no obligation to marshal any of the Collateral.

B. Application of Proceeds. Except as expressly provided elsewhere in this Agreement or the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

C. Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

D. Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those Persons that will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall, and shall use commercially reasonable efforts to cause each issuer of any Investment Related Property to be sold hereunder, from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property that may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the SEC thereunder, as the same are from time to time in effect.

E. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 8 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

F. Intellectual Property.

1. Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(a) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent connection with the exercise of its rights under this Section 8.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 8.6, each Grantor agrees upon the reasonable request of the Collateral Agent to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;

(b) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property so long as such grant, assignment, conveyance or transfer does not violate, conflict with or cause, or allow, the termination of any license agreement relating to such Intellectual Property, and shall execute and deliver to the Collateral Agent such documents reasonably requested by the Collateral Agent as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(c) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(d) within five Business Days after written notice from the Collateral Agent, to the extent within such Grantor’s power and authority, each Grantor shall make available to the Collateral Agent, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(e) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and

(i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 8.7; and

(ii) no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

2. If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title or interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title or interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that after giving effect to such reassignment, the Collateral Agent’s security interest granted hereunder, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect.

G. Cash Proceeds; Deposit Accounts.

1. If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 5.2(c) with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of Cash or Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral

Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (i) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Obligations (whether matured or unmatured), and/or (ii) then or at any time thereafter may be applied by the Collateral Agent against the Obligations then due and owing.

2. If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account constituting Collateral, or instruct the bank at which any such Deposit Account is maintained to pay the funds held or credited to any such Deposit Account, to or for the benefit of the Collateral Agent. The Collateral Agent acknowledges that the Deposit Accounts under its Control may contain from time to time Trust Funds, which the Grantors are required to collect and remit from time to time but which, pending such remittance, may be contained or held in one or more Deposit Accounts. Following any issuance by the Collateral Agent of a notice of sole control or related notice as described in Section 8.7(c), the Collateral Agent shall (to the extent permitted by law) promptly notify the Borrower of such exercise of sole control (which notice may be by delivery of a copy of the notice of sole control or related notice); provided that any delay or failure of giving such notice shall not affect the validity thereof. Within 15 Business Days after the Cutoff Date, the Borrower may deliver an officer’s certificate complying with clause (iii) of the definition of the term “Trust Funds” certifying the aggregate amount constituting Trust Funds and the Deposit Account or Accounts in which such Trust Funds are held and that the failure to remit such Trust Funds to the Person entitled thereto would result under applicable law in potential criminal or civil liability to any director, officer or employee of the Borrower or any Subsidiary. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent, following receipt of such officer’s certificate, shall remit (or instruct the relevant depository institution to remit), promptly upon request of the Borrower, the amount of the Trust Funds specified in such officer’s certificate to the Borrower for payment, by the Borrower or the applicable Subsidiary, to the appropriate Person.

3. The Collateral Agent shall not issue any notice of sole control or related notice under any Control Agreement except during the continuance of an Event of Default, and it shall revoke or terminate any such notice upon its reasonable satisfaction (including pursuant to a certificate of the chief financial officer of the Borrower to that effect) that such Event of Default shall have been cured or waived and no other Event of Default shall have occurred and be continuing.

IX.	COLLATERAL AGENT

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, by the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 9, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral

Agent for the benefit of Secured Parties in accordance with the terms of this Agreement. The provisions of the Credit Agreement relating to the Collateral Agent, including the provisions relating to resignation of the Collateral Agent and the powers and duties and immunities of the Collateral Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

X.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until all Obligations (other than contingent obligations not then due and payable and Specified Hedge Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, shall be binding upon each Grantor, its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Obligations (other than contingent obligations not then due and payable and Specified Hedge Obligations), the termination or expiration of the Commitments and the cancelation or expiration of all outstanding Letters of Credit, the security interest granted hereunder shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. The security interest granted hereunder in any item of Collateral shall also be released as provided in Section 9.8 of the Credit Agreement. Upon any such termination or release, the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination.

XI.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Related Parties shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

XII.	MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent with respect to the subject matter hereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[Signature Page]

AUTOTRADER.COM, INC., as Grantor

By:

Name:

Title:

ATC IP LICENSE HOLDINGS, LLC, as Grantor

By:

Name:

Title:

vAUTO, INC., as Grantor

By:

Name:

Title:

KELLEY BLUE BOOK CO., INC., as Grantor

By:

Name:

Title:

APJ HOLDINGS, INC., as Grantor

By:

Name:

Title:

CDMDATA, INC., as Grantor

By:

Name:

Title:

[Signature Page]

CDM DEALER SERVICES, INC., as Grantor

By:

Name:

Title:

HN ACQUISITION, INC., as Grantor

By:

Name:

Title:

[ ],[42] as Grantor

By:

Name:

Title:

[42]	Additional Grantors to be included as necessary.

[Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:

Title: Authorized Signatory

[Signature Page]

SCHEDULE 2.1(l)

TO PLEDGE AND SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

Schedule 2.1(1)-1

SCHEDULE 4.2(a)

TO PLEDGE AND SECURITY AGREEMENT

PLEDGED EQUITY INTERESTS; PLEDGED DEBT

Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Trust Interests or other Equity Interests not listed above:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Schedule 4.2(a)-1

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

Schedule 4.2(a)-2

SCHEDULE 4.3(a)(i) TO

PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/ (Application Number)	Issue Date/(Filing Date)

Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

Schedule 4.3(a)(i)-1

SCHEDULE 4.3(d) TO

PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY LICENSES

Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

Schedule 4.3(d)-1

EXHIBIT A TO

PLEDGE AND SECURITY AGREEMENT

FORM OF SUPPLEMENT

This SUPPLEMENT dated [mm/dd/yy], is delivered by [NAME OF GRANTOR], a [NAME OF STATE OF ORGANIZATION] [•] (the “Additional Grantor”) pursuant to the Pledge and Security Agreement, dated as of December [ ], 2010 (as it may be from time to time amended, restated, modified or supplemented, the “Pledge and Security Agreement”), among AutoTrader.com, Inc. (the “Borrower”), certain Subsidiaries of the Borrower party thereto and Wells Fargo Bank, National Association, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Pledge and Security Agreement.

As security for the payment or performance, as the case may be, in full of the Obligations, the Additional Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Additional Grantor’s right, title and interest in, to and under all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired and wherever located.

The Additional Grantor represents and warrants that:

(a) Schedule 2.1(l) hereto sets forth, as of the date hereof, each Commercial Tort Claim of such Grantor in an amount reasonably estimated to exceed $1,000,000 that such Grantor intends to pursue, including a summary description of such claim;

(b) Schedule 4.2(a) sets forth, as of the date hereof, (i) all Pledged Debt, (ii) all Pledged LLC Interests, (iii) all Pledged Partnership Interests and (iv) all Pledged Stock of such Grantor;

(c) Schedule 4.3(a)(i) sets forth, as of the date hereof (i) each registration and application for Copyrights, (ii) each patent and patent application for Patents and (iii) each registration and application for Trademarks of such Grantor; and

(d) Schedule 4.3(d) sets forth, as of the date hereof, (i) all Copyright Licenses, (ii) all Patent Licenses and (iii) all Trademark Licenses of such Grantor.

The foregoing Schedules attached hereto shall be deemed to constitute a part of, and supplement, the corresponding Schedules to the Pledge and Security Agreement for all purposes of the Pledge and Security Agreement.

The Additional Grantor represents and warrants that this Supplement has been duly executed and delivered by the Additional Grantor and is the legally valid and binding obligation of the Additional Grantor, enforceable against the Additional Grantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Exhibit A-1

The provisions of the Pledge and Security Agreement are hereby incorporated herein by reference. Except as expressly supplemented hereby, the Pledge and Security Agreement shall remain in full force and effect.

THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, the Additional Grantor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit A-2

SUPPLEMENT TO SCHEDULE 2.1(l)

TO PLEDGE AND SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

Supplement to Schedule 2.1(1)-1

SUPPLEMENT TO SCHEDULE 4.2(a)

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE EQUITY INTERESTS; PLEDGED DEBT

Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Supplement to Schedule 4.2(a)-1

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

Supplement to Schedule 4.2(a)-2

SUPPLEMENT TO SCHEDULE 4.3(a)(i)

TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/ (Application Number)	Issue Date/(Filing Date)

Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

Supplement to Schedule 4.3(a)(i)-1

SUPPLEMENT TO SCHEDULE 4.3(d)

TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY LICENSES

Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

Supplement to Schedule 4.3(d)-1

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wells Fargo Bank, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December [ ], 2010 (the “Pledge and Security Agreement”), among AutoTrader.com, Inc. (the “Borrower”), certain Subsidiaries of the Borrower party thereto and the Collateral Agent, pursuant to which the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant of Security Interest

As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Copyright Collateral”):

(a) all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule A under the heading “Copyright Registrations and Applications” (as such schedule may be supplemented or amended from time to time pursuant hereto), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or

Exhibit B-1

payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and

(b) any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether any Grantor is licensee or licensor thereunder), including each such agreement, license and covenant required to be set forth on Schedule A under the heading “Exclusive Copyright Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto);

provided that the Copyright Collateral shall not include Excluded Assets.

SECTION 3. Pledge and Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit B-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Exhibit B-3

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

Exhibit B-4

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

Exhibit B-5

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ], 20[__] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wells Fargo Bank, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December [    ], 2010 (the “Pledge and Security Agreement”) between AutoTrader.com, Inc. (the “Borrower”), certain Subsidiaries of the Borrower party thereto and the Collateral Agent, pursuant to which the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant of Security Interest

As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Patent Collateral”):

all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including (i) each patent and patent application required to be set forth in Schedule A under the heading “Patents and Patent Applications” (as such schedule may be supplemented or amended from time to time pursuant hereto), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; provided that the Patent Collateral shall not include Excluded Assets.

Exhibit C-1

SECTION 3. Pledge and Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit C-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Exhibit C-3

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Exhibit C-4

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

Exhibit C-5

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                    ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wells Fargo Bank, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December [    ], 2010 (the “Pledge and Security Agreement”) among AutoTrader.com, Inc. (the “Borrower”), certain Subsidiaries of the Borrower party thereto and the Collateral Agent, pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest

SECTION 2.1 Grant of Security. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Trademark Collateral”):

all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, Internet domain name licenses, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule A under the heading “Trademark Registrations and Applications” (as such schedule may be supplemented or amended from time to time pursuant hereto), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds

Exhibit D-1

of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; provided that Trademark Collateral shall not include Excluded Assets.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Exhibit D-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Exhibit D-3

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

Exhibit D-4

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

Exhibit J to Credit and Guarantee Agreement

EXHIBIT K TO

CREDIT AND GUARANTEE AGREEMENT

SOLVENCY CERTIFICATE

Reference is made to that certain Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am the Vice President—Finance of the Borrower.

2. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify that as of the date hereof, before and after the consummation of the Transactions to occur on the date hereof, the Credit Parties, taken as a whole, are Solvent.

The foregoing certifications are made and delivered as of December 15, 2010.

This certificate is being signed on behalf of the Borrower by its Vice President – Finance in his corporate capacity and without any personal liability whatsoever.

Exhibit K to Credit and Guarantee Agreement

AUTOTRADER.COM, INC.

By:
Name:
Title: Vice President - Finance

Exhibit D-2

EXHIBIT L TO

CREDIT AND GUARANTEE AGREEMENT

NOTE

[FORM OF] REVOLVING NOTE

$[LENDER’S REVOLVING COMMITMENT]	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, AutoTrader.com, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [LENDER’S NAME] (the “Lender”) or its registered assigns, to such account as Wells Fargo Bank, National Association, as Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among the BORROWER, certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers), shall from time to time specify in a notice delivered to the Borrower, on the Revolving Maturity Date, in lawful money of the United States of America in immediately available funds, the lesser of (a) the principal sum of $[LENDER’S REVOLVING COMMITMENT] and (b) the aggregate unpaid principal amount of all Revolving Loans made to the Borrower by the Lender pursuant to the Credit Agreement, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, to said account, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof that shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.

Exhibit L to Credit and Guarantee Agreement

This Note is given subject to the provisions of the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Credit Documents (as defined in the Credit Agreement). THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exhibit L to Credit and Guarantee Agreement

AUTOTRADER.COM, INC.

By:
Name:
Title: [Authorized Officer]

Exhibit L to Credit and Guarantee Agreement

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Maturity Date	Repayment/ Prepayment Made	Principal	Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

Exhibit L to Credit and Guarantee Agreement

[FORM OF] TRANCHE [A/B] TERM LOAN NOTE

[This security is issued with original issue discount for purposes of Sections 1272, 1273 and 1275 of the United States Internal Revenue Code of 1986, as amended. You may obtain information regarding the issue date, the issue price, the amount of original issue discount and the yield to maturity by contacting AutoTrader.com, Inc. at 5775 Peachtree Dunwoody Road, Atlanta, Georgia 30342 or facsimile (404) 843-5755.]43

$[            ] New York, New York

[DATE]

FOR VALUE RECEIVED, the undersigned, AutoTrader.com, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [LENDER’S NAME] (the “Lender”) or its registered assigns, to such account as Wells Fargo Bank, National Association, as Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among the BORROWER, certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers), shall from time to time specify in a notice delivered to the Borrower, on the Tranche [A/B] Term Loan Maturity Date, in lawful money of the United States of America in immediately available funds, the lesser of (i) the principal sum of $[            ] and (ii) the aggregate unpaid principal amount of all Tranche [A/B] Term Loans made to the Borrower by the Lender pursuant to the Credit Agreement, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, to said account, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates as provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

[43]	For Tranche B Term Loan Notes only, include this legend regarding original issue discount.

Exhibit L to Credit and Guarantee Agreement

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the promissory notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Credit Documents (as defined in the Credit Agreement). THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exhibit L to Credit and Guarantee Agreement

AUTOTRADER.COM, INC.

By:
Name:
Title: [Authorized Officer]

Exhibit L to Credit and Guarantee Agreement

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

Exhibit L to Credit and Guarantee Agreement

EXHIBIT M TO

CREDIT AND GUARANTEE AGREEMENT

SUBORDINATION TERMS

Reference is made to the Credit and Guarantee Agreement dated as of December 15, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), among AUTOTRADER.COM, INC. (the “Borrower”), certain SUBSIDIARIES of the Borrower party thereto, the LENDERS party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, GOLDMAN SACHS BANK USA and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, J.P. MORGAN SECURITIES LLC and UBS SECURITIES LLC, as Arrangers. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. References herein to the Administrative Agent shall include both collateral agent and administrative agent capacities.

Any Indebtedness owing by the Borrower or any Guarantor Subsidiary to Cox Enterprises or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) (any such payee being referred to as a “Cox Intercompany Payee”), other than any Indebtedness permitted under Section 6.1(c) of the Credit Agreement (“Junior Indebtedness”), shall be subordinated in right of payment to the payment in full of the Obligations on the terms set forth below:

(a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to the Borrower or any Guarantor Subsidiary, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower or any Guarantor Subsidiary, in any such case involving insolvency or bankruptcy, then (i) the Secured Parties shall be paid in full in cash in respect of all amounts constituting Obligations (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made) before any Cox Intercompany Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from the Borrower or any Guarantor Subsidiary on account of any such Indebtedness and (ii) until the Secured Parties are paid in full in cash in respect of all amounts constituting Obligations (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made), any payment or distribution to which any Cox Intercompany Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of the Borrower or any Guarantor Subsidiary that are subordinated and junior in right of payment to the Obligations to at least the same extent as such Indebtedness is subordinated and junior in right of payment to the Obligations then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the Secured Parties.

(b) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase,

Exhibit M to Credit and Guarantee Agreement

redemption, exercise of any right of setoff or otherwise, with respect to any such Indebtedness shall (despite these subordination provisions) be received by any Cox Intercompany Payee in violation of clause (a) above prior to all Obligations having been paid in full in cash (other than contingent obligations (other than obligations in respect of Letters of Credit) as to which no claim has been made), such payment or distribution shall be held by such Cox Intercompany Payee in trust (segregated from other property of such Payee) for the benefit of the Administrative Agent, and shall be paid over or delivered to the Administrative Agent promptly upon receipt.

(c) Each Cox Intercompany Payee shall agree to file all claims against the Borrower or any Guarantor Subsidiary in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Junior Indebtedness, and the Administrative Agent shall be entitled to all of such Cox Intercompany Payee’s rights thereunder. If for any reason a Cox Intercompany Payee fails to file such claim at least 10 Business Days prior to the last date on which such claim should be filed, such Cox Intercompany Payee shall irrevocably appoint the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent shall be authorized to act as attorney-in-fact in such Cox Intercompany Payee’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Cox Intercompany Payee shall assign to the Administrative Agent all of such Cox Intercompany Payee’s rights to any payments or distributions to which such Cox Intercompany Payee otherwise would be entitled. If the amount so paid is greater than the Borrower’s or the Guarantor Subsidiary’s liability in respect of such Indebtedness, the Administrative Agent shall pay the excess amount to the party entitled thereto.

(d) Each Cox Intercompany Payee shall waive the right to compel that any property of the Borrower or any Guarantor Subsidiary or any property of any other Person be applied in any particular order to discharge such Obligations. Each Cox Intercompany Payee shall expressly waive the right to require the Administrative Agent or any other Secured Party to proceed against the Borrower or any Guarantor Subsidiary or any other Person, or to pursue any other remedy in its or their power that such Cox Intercompany Payee cannot pursue and that would lighten such Cox Intercompany Payee’s burden, notwithstanding that the failure of the Administrative Agent or any such other Secured Party to do so may thereby prejudice such Cox Intercompany Payee. Each Cox Intercompany Payee shall agree that it shall not be discharged, exonerated or have its obligations under the subordination provisions reduced by the Administrative Agent’s or any other Secured Party’s delay in proceeding against or enforcing any remedy against the Borrower or any Guarantor Subsidiary or any other Person; by the Administrative Agent or any other Secured Party releasing the Borrower or any Guarantor Subsidiary or any other Person from all or any part of the Obligations; or by the discharge of the Borrower or any Guarantor Subsidiary or any other Person by an operation of law or otherwise,

Exhibit M to Credit and Guarantee Agreement

with or without the intervention or omission of the Administrative Agent or any other Secured Party.

(e) Each Cox Intercompany Payee shall agree to waive all rights and defenses arising out of an election of remedies by the Administrative Agent or any other Secured Party, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Obligations, has impaired the value of such Cox Intercompany Payee’s rights of subrogation, reimbursement, or contribution against the Borrower or any Guarantor Subsidiary or any other Person. Each Cox Intercompany Payee shall expressly waive any rights or defenses it may have by reason of protection afforded to the Borrower or any Guarantor Subsidiary or any other Person with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligations.

(f) Each Cox Intercompany Payee shall agree that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligations made by the Administrative Agent or any other Secured Party may be rescinded in whole or in part by the Administrative Agent or such Secured party, and any Obligations may be continued, and the Obligations or the liability of the Borrower or any Guarantor Subsidiary or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, in each case without notice to or further assent by such Cox Intercompany Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(g) Each Cox Intercompany Payee shall waive any and all notice of the creation, renewal, extension or accrual of any Obligations, and any and all notice of or proof of reliance by Secured Parties upon the subordination provisions set forth herein. The Obligations shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of the Borrower or any Guarantor Subsidiary in respect of such Indebtedness shall be deemed conclusively to have been given, in reliance upon these subordination provisions.

(h) To the maximum extent permitted by law, each Cox Intercompany Payee shall waive any claim it might have against the Administrative Agent or any other Secured Party with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Administrative Agent or any such other Secured Party, or any of their Related Parties, with respect to any exercise of rights or remedies under the Credit Documents, except to the extent due to the gross negligence, bad faith or willful misconduct of the Administrative Agent or any such Secured Party, as the case may be, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Administrative Agent or any other Secured Party shall be liable for failure to demand, collect or realize upon any

Exhibit M to Credit and Guarantee Agreement

guarantee of any Obligations, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any the Borrower, any Guarantor Subsidiary, any Cox Intercompany Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.

(i) All rights and interests of the Administrative Agent and the other Secured Parties under these subordination provisions shall be stated to remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(iii) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligations; or

(iv) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Guarantor Subsidiary in respect of any Obligations or of any Cox Intercompany Payee in respect of these subordination provisions.

These subordination provisions shall be expressly stated to be for the benefit of, and to be enforceable directly by, the Administrative Agent and the other Secured Parties.

Exhibit M to Credit and Guarantee Agreement